UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12
REALTY INCOME CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

1 Realty Income	2023 Proxy Statement

REALTY INCOME The Monthly Dividend Company®

RELIABLY RESILIENT

2023 PROXY REPORT

March 31, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Realty Income Corporation (“Realty Income,” the “Company,” “we,” “our,” or “us”) to be held virtually at 9:00 a.m. Pacific Time, on May 23, 2023. You can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/realty2023 by using the control number which appears on your proxy card and the instructions provided as a part of your Proxy Materials. Stockholders may submit questions during the Annual Meeting via the meeting website. The business that will be conducted at the Annual Meeting is described in the Notice of the 2023 Annual Meeting of Stockholders and Proxy Statement.
The Company delivered another strong year of operating results in 2022. We generated net income per share growth of 63.2% to $1.42 and grew Adjusted Funds From Operations (“AFFO”) per share by 9.2% to $3.92. As The Monthly Dividend Company®, we remain committed to investing in people and places to provide our stockholders with dependable monthly dividends that increase over time. During 2022, we paid twelve monthly dividends and stockholders realized a 4.7% increase in the amount of the dividend paid per share. In addition, we completed approximately $9.0 billion in acquisitions, a Company record for annual investment volume (excluding public company acquisitions), punctuated by the acquisition of our first gaming asset, the Encore Boston Harbor Resort and Casino (“Encore Boston Harbor”), and our entry into Italy. We delivered this growth while maintaining an industry leading balance sheet, ending the year with net income available to common stockholders of $869.4 million, a fixed charge coverage ratio of 5.2x, and achieving Net Debt-to-Annualized Pro Forma Adjusted EBITDAre of 5.3x. in addition to expanding our access to capital abroad through the initiation of a European commercial paper program. As we maintained our investment grade corporate credit rating of A3/A- from the major rating agencies, we continued to recognize low borrowing rates under our revolving credit facility. Our portfolio’s operational metrics remain consistent, as we recaptured 105.9% of expiring rent on properties released during the year, above the portfolio’s long term average, and we achieved year-end occupancy of 99.0%, the highest in over 20 years. I would like to thank our team, whose dedication, hard work, and “One Team” approach made these achievements possible. I am also extremely thankful for our Board of Directors continued support, experience and guidance for today and our future. Our foundations remain solid, enabling us to remain focused on allocating capital prudently in order to achieve responsible growth.
We have again issued our annual Sustainability Report for 2022 (the “Sustainability Report”), which includes details on our environmental, social and governance (“ESG”) initiatives. The Sustainability Report can be found in the Corporate Responsibility section of our corporate website, and I encourage you to read it to understand the significant emphasis we place on ESG initiatives for the communities we serve, the environment and our future.1 We encourage you to review the information contained in the Proxy Statement. It is meant to provide an overview of our achievements during the year, including information on the Company’s compensation program and corporate governance practices. After your review, we hope that you will vote in accordance with the Board of Directors’ recommendations. Your vote is important to us, and we appreciate your continued support of our Company.
Sincerely,
Sumit Roy
President, Chief Executive Officer, and Member of the Board of Directors
1.The Sustainability Report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Realty Income specifically incorporates the same by reference.

2023 Proxy Statement	Realty Income i

NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Realty Income Corporation, a Maryland corporation (“Realty Income,” the “Company,” “we,” “our,” or “us”), will be held as follows:

MEETING INFORMATION

DATE Tuesday, May 23, 2023	TIME 9:00 a.m. Pacific Time	VIRTUAL MEETING ACCESS Vote your shares at www.virtualshareholdermeeting.com/realty2023 on May 23, 2023	RECORD DATE You may vote if you were a holder of record of shares of our common stock, par value $0.01 per share, at the close of business on March 23, 2023.

ITEMS OF BUSINESS

1	The election of 11 directors to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified.
2	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
3	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement.
4	A non-binding advisory vote to approve the frequency of future non-binding advisory votes by stockholders of the compensation of our named executive officers.
5	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting. During the Annual Meeting, management will report on the current activities of the Company and comment on its future plans. Stockholders will be able to vote electronically and submit questions electronically both before and during the meeting. All presentation materials shared at the Annual Meeting will be made available in the investors section of the Company’s website at www.realtyincome.com.

ii Realty Income	2023 Proxy Statement

Table of Contents	Notice of Annual Meeting
PROXY VOTING
Your vote is important. Whether or not you plan to participate in our virtual Annual Meeting, we urge you to submit your proxy as soon as possible to ensure your shares are represented and voted at the Annual Meeting. You may authorize a proxy to vote your shares by telephone, via the Internet, or – if you have received and/or requested paper copies of our Proxy Materials by mail – by signing, dating and returning the proxy card in the envelope provided. If you participate in our virtual Annual Meeting, you may, if you wish, vote your shares (or withdraw your proxy) at www.virtualshareholdermeeting.com/realty2023.
No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.
You are encouraged to read this Proxy Statement in its entirety before voting or authorizing a proxy to vote on your behalf.
By Order of the Board of Directors,
Michelle Bushore
Executive Vice President, Chief Legal Officer, General Counsel and Secretary
March 31, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 23, 2023.
This Proxy Statement and our 2022 Annual Report are available at www.proxyvote.com.
Whether or not you plan to attend the Annual Meeting, please carefully read the proxy statement and other proxy materials and authorize a proxy to vote your shares as soon as possible. You may authorize your proxy by telephone, over the Internet or by mail by completing your proxy card, even if you plan to attend the virtual Annual Meeting. If you received a Notice of Availability of Proxy Materials, you may also request a paper or an e-mail copy of our proxy materials and a paper proxy card at any time. If you virtually attend the Annual Meeting, you may vote at the meeting if you wish, even if you previously have submitted your proxy.

2023 Proxy Statement	Realty Income iii

TABLE OF CONTENTS

Proxy Summary	1

Proposals	12
Proposal 1 – Election of Directors	12
Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm	13
Proposal 3 – Advisory Vote to Approve the Compensation of Our Named Executive Officers	14
Proposal 4 - Advisory Vote to Approve the Frequency of Future Non-Binding Advisory Votes by Stockholders of the Compensation of our Named Executive Officers	16

Board of Directors and Corporate Governance	17
Director Nominees	17
Committees of the Board	26
Director Selection Process	29
Board Role in Risk Oversight	31
Corporate Governance	32

Director Compensation	35

Information about our Executive Officers	37

Executive Compensation	38
Compensation Discussion and Analysis	38

Compensation and Talent Committee Report	60

Compensation Tables	61
Summary Compensation Table	61
Grants of Plan-Based Awards Table	63
Outstanding Equity Awards Table	65
Stock Vested Table	66
Potential Payments upon Termination or Change in Control	66
Pay Versus Performance Table	71
CEO Pay Ratio	74

iv Realty Income	2023 Proxy Statement

PROXY SUMMARY

The Board of Directors (or, the “Board”) of Realty Income Corporation, a Maryland corporation (“Realty Income,” the “Company,” “we,” “our,” or “us”), is soliciting proxies for its 2023 Annual Meeting of Stockholders and any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Summary provides an overview of the proposals to be considered and voted on at the Annual Meeting and of the information contained in the Proxy Statement but does not contain all of the information that should be considered before voting. We encourage you to read the Proxy Statement in its entirety before voting.

MEETING INFORMATION

DATE Tuesday, May 23, 2023	TIME 9:00 a.m. Pacific Time	PLACE To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/realty2023.	RECORD DATE You may vote if you were a holder of record of shares of our common stock, par value $0.01 per share, at the close of business on March 23, 2023.

HOW TO VOTE
On or about March 31, 2023, the Notice of 2023 Annual Meeting of Stockholders, Proxy Statement, proxy card, and 2022 Annual Report (collectively, the “Proxy Materials”) will be either mailed or made available over the Internet to our stockholders of record as of the close of business on the record date. Some of our stockholders will be mailed a Notice of Availability of Proxy Materials, which contains instructions on how to request, and receive a paper or e-mail copy of our Proxy Materials. We encourage you to vote your shares prior to the Annual Meeting. You may vote by telephone, over the Internet or by mail by completing and mailing your proxy card, even if you plan to attend the virtual Annual Meeting. All methods of communication will provide stockholders with instructions on how to vote or authorize a proxy to vote using any of the following methods:

BY INTERNET www.proxyvote.com 24/7 through May 22, 2023	BY TOLL-FREE TELEPHONE 1-800-690-6903 24/7 through May 22, 2023	BY MAIL Request, complete and return a proxy card by pre-paid mail	VIRTUAL MEETING ACCESS Vote your shares at www.virtualshareholdermeeting.com/realty2023 on May 23, 2023

2023 Proxy Statement	Realty Income 1

Proxy Summary	Table of Contents
This Proxy Statement and our 2022 Annual Report are available in the investors section of the Company’s website at www.realtyincome.com. You may also view the Proxy Materials at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/realty2023 on the day of and during the virtual Annual Meeting by using the control number that is provided to you either on your proxy card, in your e-mailed Proxy Materials, or on your Notice of Availability of Proxy Materials. We encourage you to access and review all of the information contained in the Proxy Materials before voting.
Beneficial Stockholders: If your shares of common stock are held through a bank, broker or other holder of record, please follow the instructions you receive from your bank, broker or other nominee on how to vote your shares at our Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares online at our Annual Meeting unless you obtain a legal proxy from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting. Obtaining a legal proxy may take several days.

VIRTUAL STOCKHOLDER MEETING
In order to allow broad-based access to our employees, stockholders, and community to the Annual Meeting, the Board has again decided to continue to hold the Annual Meeting virtually. Our directors will participate in the virtual Annual Meeting.
Date and Time: The Annual Meeting will be held virtually through a live audio webcast on Tuesday, May 23, 2023, at 9:00 a.m. Pacific Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.
Access to the Audio Webcast of the Annual Meeting: The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.
Log in Instructions: To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/realty2023. Stockholders will need their unique control number which appears on the Notice and the instructions that accompanied the Proxy Materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Tuesday, May 16, 2023, so that you can be provided with a control number and gain access to the meeting.
Submitting Questions at the Virtual Annual Meeting: Stockholders may submit questions in writing during the Annual Meeting at www.virtualshareholdermeeting.com/realty2023. Stockholders will need their unique control number which appears on their Notice, the proxy card and the instructions that accompanied the Proxy Materials.
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct that are pertinent to the Company and the meeting matters, as time permits. Answers to any such questions that are not addressed during the Annual Meeting (if any) will be published following the meeting in the investors section of the Company’s website at www.realtyincome.com.
Technical Assistance: Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have in accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting login page.
Voting Shares: Stockholders may vote their shares at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/realty2023 on the day of and during the virtual Annual Meeting. If your shares of common stock are held by a bank, broker or other holder of record, you may not vote these shares online at our Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Availability of Live Webcast: The live audio webcast will be available to not only our stockholders, but also our employee team members and other constituents.

2 Realty Income	2023 Proxy Statement

Table of Contents	Proxy Summary
PROPOSAL GUIDE

PROPOSAL		PAGE	VOTE RECOMMENDATION
1	ELECTION OF DIRECTORS Our Board of Directors believes that the 11 director nominees named herein contribute the breadth and diversity of knowledge and experience needed for the advancement of our business strategies and objectives.	12	FOR
2	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm for the fiscal year ending December 31, 2023 and requests stockholders to ratify the appointment.	13	FOR
3	ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS Our Board of Directors believes our compensation program is appropriately structured to reward our named executive officers for the continued performance of the Company, encourage a disciplined approach to management, and maintain focus on the creation of long-term value for our stockholders.	14	FOR
4	ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES BY STOCKHOLDERS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS Our Board of Directors continues to believe that an advisory vote to approve named executive officer compensation every one year is appropriate and will continue to provide more meaningful and coherent communication between the Company and our stockholders on the compensation of our named executive officers.	16	FOR Every one year
PERFORMANCE HIGHLIGHTS
2022 was an outstanding year for Realty Income across all areas of our business, headlined by net income per share growth of 63.2% to $1.42 and AFFO per share growth of 9.2% to $3.92, total investment volume of approximately $9.0 billion, and meaningful total shareholder return outperformance versus the S&P 500 and MSCI U.S. REIT indices. All per share amounts in this Proxy Statement are on a diluted per common share basis unless stated otherwise.
Our 2022 investment volume was an annual record for property-level investments and included our debut acquisition in the gaming industry as we purchased Encore Boston Harbor for $1.7 billion in a sale-leaseback transaction with one of the industry’s leading operators. This transaction illustrates our commitment to pursuing new verticals for future growth and is indicative of the value our platform offers to partners who are aligned for the long-term.
In addition to the Encore Boston Harbor transaction, we successfully expanded our international presence with our first investment in Italy, invested in the consumer-centric medical industry, and incubated a development partnership with a leading vertical farming operator.
Our portfolio operating metrics remained healthy, as we finished the year with an occupancy rate of 99.0%, delivered same-store revenue growth of 1.8% and a recapture rate on properties renewed or released during the year of 105.9%.
A meaningful contributor to our earnings growth in 2022 is the closing of the merger with VEREIT, Inc. (“VEREIT”) in November of 2021 (the “VEREIT Transaction”) including the subsequent process to successfully integrate systems, employees, and best practices between two leading platforms.

2023 Proxy Statement	Realty Income 3

Proxy Summary	Table of Contents
2022 also marked a record year for capital raising amidst a challenging macroeconomic and interest rate backdrop. During the year, we raised approximately $4.6 billion of equity capital and $2.2 billion of fixed rate unsecured debt to support the financing of our investments during the year.
Over a three-year period from 2020 to 2022 we saw net income per share on a fully diluted basis increase from $1.14 per share to $1.42 per share primarily as a result of the increase in the size of our portfolio due to the merger with VEREIT partially offset by losses on the extinguishment of debt, merger and integration-related costs related to the VEREIT Transaction, provisions for impairment, and net reserves recorded as a reduction of rental revenue.
We achieved positive Adjusted Funds From Operations (“AFFO”) per share growth of 15.5% from 2020 to 2022 of $3.92 per share from $3.39 per share, which has enabled us to continue to pay dependable monthly dividends that increase over time.
1.AFFO is a non-GAAP measure. AFFO is adjusted for unique revenue and expense items, such as gains (losses) on extinguishment of debt, which management believes are not pertinent to the measurement of our ongoing operating performance. For a reconciliation of AFFO per share to net income available to common stockholders per share, see Appendix A on page 92 of this Proxy Statement.

Acquisitions	Property Level Occupancy

~$9.0B	99.0% (highest in over 20 years)

Our focus on investing in people and places to provide our stockholders with dependable monthly dividends that increase over time helps drive strong total shareholder return (“TSR”) performance relative to benchmark peers and indices. The chart below sets forth the Company’s five-year TSR performance which demonstrates our strong absolute and relative returns. The stability and perceived “defensiveness” of the Company’s business model amidst a turbulent macroeconomic, geopolitical, and uncertain monetary policy backdrop supported our relative outperformance versus the broader MSCI US REIT Index and our 2022 Peer Group (defined below), in turn contributing to outperformance over the 5-year period.

4 Realty Income	2023 Proxy Statement

Table of Contents	Proxy Summary
1.TSR is calculated assuming the contemporaneous reinvestment of dividends on the ex-dividend date. Companies comprising our 2022 Peer Group, are listed below in “2022 Peer Group for 2022 Compensation Decisions.” Data is sourced from Bloomberg as of December 31, 2022.

EXECUTIVE COMPENSATION HIGHLIGHTS
We believe our performance demonstrates the effectiveness(1), over time, of the execution of our strategic business plan and the alignment of our compensation program with our philosophy to reward executives for enhancing long-term stockholder value. Our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial, operational, and relative TSR metrics. In 2022, we continued to receive favorable say-on-pay approval results with 92.6% of the votes cast on the proposal. The following are the two primary components of the 2022 incentive compensation program:

Short-Term Incentive Program (STIP)	Long-Term Incentive Program (LTIP)

Variable cash award based on the achievement of short-term operating and financial goals as well as individual performance goals
Equity compensation based on the achievement of long-term relative TSR performance as well as financial goals over a three-year period, and time-based restricted shares that vest over a four-year period

The majority of the compensation awarded under our programs is at-risk. Approximately 74% of our CEO’s total target direct compensation for the 2022 performance year consisted of compensation that was at-risk based on the achievement of certain performance metrics. Salary and time-based equity awards made up the remaining 26% of our CEO’s compensation.

2023 Proxy Statement	Realty Income 5

Proxy Summary	Table of Contents
CEO Compensation Mix

OUR BUSINESS PHILOSOPHY
As the Monthly Dividend Company®, we strive to invest in people and places to deliver dependable monthly dividends that increase over time. Our diversified portfolio of actively managed commercial properties under long-term net lease agreements seeks to produce consistent and predictable income and to deliver favorable long-term risk-adjusted returns for our stockholders. In addition to creating value for our stockholders, we believe this approach also creates value for other stakeholders, including our employees, clients, lenders, and the communities in which we operate. Across our stakeholders, we aim to build enduring relationships. We strive to do this as “One Team” working closely across our Company for our clients. We believe our clients’ success is our success.
Over time, we intend to continue growing our earnings and dividends by expanding existing operations and entering new businesses and industries without materially altering our risk profile. Our international expansion is an example of our deliberate approach, and other growth initiatives remain under active consideration. Our goal remains to acquire high-quality real estate leased to clients that already are or could become industry leaders, both in the U.S. and abroad. Our size, scale, cost of capital and reputation provide meaningful competitive advantages to our other net lease peers. We continue to invest in our technological infrastructure, including predictive analytics, to further our competitive advantage.
We further seek to create and maximize value through active portfolio and asset management, including re-leasing, development, and/or sale of existing properties. Our long-term relationships and outreach with clients and industry experts as well as our access to proprietary data via our real estate portfolio of 12,237 properties help us remain well-informed on current and emerging trends.
We focus on delivering consistent growth across economic cycles and are therefore highly selective in the transactions we pursue, typically buying less than 10% of acquisition opportunities sourced. We have long-standing relationships with clients, owners, developers, brokers, and advisers and regularly cultivate new relationships. We analyze all potential transactions in depth so that we can identify properties, clients and geographies that best fit our portfolio. In keeping with our long-term investment mindset, we continue to monitor the health of our clients and locations post-acquisition throughout our ownership of assets. We do this through a combination of communication with clients, local market experts, and industry experts, by reviewing client and asset-level financials, and lastly by using a variety of analytical approaches and tools.
STRATEGIC PLANNING
Our goal is to continue managing the Company in a manner that supports sustainable, long-term value creation for our stockholders. The Board of Directors frequently reviews and discusses the Company’s strategy as part of regularly scheduled Board meetings. These discussions allow the Board of Directors to assess further potential opportunities and threats to the business and position the Company to continue to perform in the future. The Company’s named executive officers and members of senior management participate in the discussions on topics such as e-commerce and other disruptive technologies, predictive analytics and machine learning and the extent to which these tools can inform the Company’s investment strategy, changing

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Table of Contents	Proxy Summary
demographics, the global macroeconomic and political landscape, the impacts from the COVID-19 pandemic, climate change and other ESG initiatives, and their implications to our Company. From time to time, experts on various topics are invited to the discussions to challenge thinking and invite healthy discourse at the meetings. The Company also supports management’s and directors’ participation at various conferences and speaking engagements in order to introduce new topics and materials for discussion and further broaden long-term views on the business. We will continue to incorporate similar strategic reviews in our Board of Directors meetings and strive to stay in front of emerging trends by adjusting our strategy as needed.
CORPORATE GOVERNANCE HIGHLIGHTS
We remain committed to managing the Company for the benefit of our stockholders and maintaining good corporate governance practices. We continue to maintain the following corporate governance practices to enhance the Company’s reputation for integrity and serving our stockholders responsibly:

All directors, with the exception of our CEO, are independent, and all Board committee members are independent.	Our directors conduct annual self-evaluations and participate in orientation and continuing education programs.

All directors are subject to annual election with a majority voting standard in uncontested elections.	Our directors, officers, and other employees are subject to a Code of Business Ethics.

An Enterprise Risk Management evaluation is conducted annually to identify and assess Company risk.	Our directors, officers, and employees are subject to anti-hedging and anti-pledging policies.

Anonymous reporting is available through our whistleblower hotline, which is tested annually and reported quarterly to our Audit Committee or Nominating/Corporate Governance Committee, as appropriate.	The time-based equity awards for our named executive officers have “double-trigger” acceleration provisions.

Cash and equity incentive compensation is subject to a formal clawback policy.	Our Bylaws permit stockholders to request the calling of a special meeting.

No stockholder rights plan is in effect.	Our Bylaws permit stockholders to propose amendments to our Bylaws.

Our directors and named executive officers have minimum stock ownership requirements.	Our Bylaws include market-standard proxy access nominating provisions.

Our Board of Directors conducts regular executive sessions of independent directors.	We annually submit our executive compensation to a “say-on-pay” advisory vote by our stockholders.

2023 Proxy Statement	Realty Income 7

Proxy Summary	Table of Contents

Our Board of Directors focuses on board refreshment and recruitment and elected three female directors in 2021, two of whom have self-identified as being from underrepresented communities.
Pursuant to our Corporate Governance Guidelines, our directors may not sit on more than five public company boards (including the Company’s Board), or to the extent a director is a chairman or lead independent director of a public company board, then not more than four public company boards (including the Company’s Board).

Our Compensation and Talent Committee oversees our human capital and talent management programs.	We have a Chairman of the Board who is separate from and independent of our Chief Executive Officer.

Our Board’s Nominating/Corporate Governance Committee maintains direct oversight of the Company’s ESG initiatives and the Audit Committee maintains direct oversight of quantitative public disclosures related to ESG.
Appointment of two executive officers who self-identify as female in 2021 and a third executive officer who self-identifies as female in 2022.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)
We are continuing to integrate ESG initiatives into our organization and decision-making and we aspire to be a sustainability leader in the net lease REIT sector.
Our Sustainability Department reports to the Executive Vice President, Chief Legal Officer, General Counsel & Secretary and has oversight from the Nominating/Corporate Governance Committee of the Board of Directors on ESG matters and the Audit Committee of the Board of Directors has oversight with respect to quantitative public disclosures related to ESG.
Our commitment is infused within all levels of our organization and in our partnerships with stakeholders. Our Chief Executive Officer and Board of Directors have given their support to our Sustainability Department and our employees so that we can maximize our potential through operational initiatives and employee-driven initiatives such as our voluntary Team Building Committees and Green Team. The Team Building Committees are comprised of volunteer-employees across the Company’s offices, departments and seniority levels that organizes employee-driven, team-building events and activities to promote involvement, communication, and organizational continuity to foster strong interconnected relationships. We complement the Team Building Committee in support of our ESG efforts with the Green Team, a volunteer-based, employee-driven team that focuses on sustainability related matters at our offices and in our communities. These teams foster employee engagement and morale and provide our team members an outlet to work towards our sustainability efforts.
2022 Sustainability Highlights
Environmental Responsibility – We remain committed to sustainable business practices in our day-to-day activities by encouraging a culture of environmental responsibility at our Company offices and within our communities. We continue to foster relationships with our clients and suppliers to promote environmental stewardship at our properties. As we have grown our efforts, we have leveraged our size and business relationships to expand our client engagement so that we can achieve our sustainability objectives. We are:
•Operating from green-certified buildings: our San Diego headquarters is Energy Star Certified and our Phoenix Office is LEED Platinum certified.
•Continuing to upgrade our San Diego headquarters by completing a building-wide LED retrofit, subsidizing employee use of our electric vehicle charging stations, and working to install a carport photovoltaic panel system. These improvements are in addition to our automatic lighting control system with light-harvesting technology, a building management system that

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monitors and controls energy use, an adaptive and intelligent irrigation system, and energy efficient PVC roofing and heating and cooling systems.
•Reporting according to our Green Financing Framework and publishing our Green Bond Report, disclosing our allocation of proceeds from our inaugural green bond offering in 2021 to green certified building acquisitions and other eligible green projects. Neither our Green Financing Framework nor our Green Bond Report is incorporated into this proxy statement by reference.
•Identifying transition risks across our European portfolio by assessing, identifying, and underwriting necessary property retrofits and upgrades during acquisition due diligence in order to ensure our investments will meet the England and Wales minimum energy efficiency standards (“MEES”) and the 2002 Scottish energy regulations. This due diligence will also help preparedness for future similar regulations that may be adopted in countries or regions where we have properties.
•Enhancing our ESG and Green Lease schedule for our European operations to establish landlord/client cooperation, data sharing requirements, energy use, site alteration guidelines, and energy performance certificate requirements, among other items. We are also continuing the expansion and incorporation of “Green Lease Clauses” across our leases for access to utility and performance data through lease rollovers, sale-leaseback transactions, and initiatives which allow us to benchmark our properties and work with clients to identify and implement energy efficiency projects.
•Established a management led ESG Task Force to facilitate compliance with certain regulatory disclosure requirements to which we are subject (such as the anticipated changes to the SEC’s climate-related disclosure rules) or to comply with established ESG frameworks and standards, such as the Global Real Estate Sustainability Benchmarks and the Task Force for Climate-Related Financial Disclosures (“TCFD”). In 2023, we are establishing a Global ESG Committee led by our Chief Legal Officer and comprised of senior leaders across the Company’s various departments that is tasked with guiding the Company’s strategic sustainability objectives, providing oversight of the changing ESG landscape, identifying opportunities and risks, and managing the Company’s ESG performance.
•Continuing our client engagement initiative to learn about client sustainability goals, initiatives, and collaboration opportunities focused on utility data sharing, renewable energy options, electric vehicle charging infrastructure, as well as LED lighting and HVAC retrofits and other energy efficiency projects.
•Working with strategic real estate partners to survey existing site-level environmental characteristics to help develop a more comprehensive inventory of our portfolio’s low-footprint carbon initiatives.
•Providing our asset management and real estate operations teams with additional resources to identify and evaluate client partnership opportunities.
•Surveying asset-level property characteristics via client survey requests to increase environmental data coverage.
•Continuing to strengthen our governance structure and legal instruments to expedite opportunities across our portfolio.
•Considering climate-related risks within our strategic enterprise-level risk assessment process while following TCFD recommendations to better understand how climate change may impact future business decisions.
Social Responsibility and Human Capital – We remain focused on our employees and the people within our communities. We:
•Develop our people at their point of hire and continue this development throughout an employee’s tenure with our Company through training and ongoing skill-development opportunities.
•Hire talent from our local communities and provide early career professional insight into the value of a real estate career with us and train managers to seek talent through a lens of diversity.
•Invest in our “Education to Employment” program to build relationships with local schools to provide internship opportunities for interested high school students. We are exploring how we effectively expand these opportunities as we scale our geographic presence.
•Provide assistance and support to employees who are working towards obtaining job-related licenses and relevant certifications as well as continuing education. Opportunities to participate in professional and technical education is also available to employees who are looking to further develop and grow within the Company.

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Proxy Summary	Table of Contents
•Expanded our Diversity, Equality, and Inclusion (“DE&I”) initiatives and offered DE&I training for all staff members, and hosted voluntary unconscious bias training for leaders. We provided employee learning programs aimed at continuing to build knowledge and facilitate open and safe conversations regarding critical DE&I topics, such as allyship, generational differences, race diversity, disability, gender inclusivity, gender identity, and gender equity both in our hybrid and remote office environments. On an annual basis, each team leader continues to be responsible for creating department/team DE&I goals that are specific and measurable.
•Provide compensation that we believe is competitive with that of our peers and competitors as well as generous benefits packages. Enhanced benefits by offering a retirement policy to reward long-term commitment to all employees.
•Conducted our annual pay equity analysis to ensure employees who perform similar job functions working under similar work conditions are paid similar wages regardless of gender, ethnicity, and race and identified no issues.
•Conducted our 2022 employee engagement survey whereby the key areas of focus were communication, meaning and belonging, and stress and workload management. We were proud to have approximately 96% employee participation in the 2022 survey and overall high employee engagement.
•Continued an active role in supporting our local communities through involvement with nonprofit organizations and corporate donations. In 2022, we continued our partnerships with the San Diego Habitat for Humanity, Cristo Rey San Diego, and Casa de Amparo along with other local nonprofit organizations within our communities. During 2022, the Company and its employees continued to support their local communities financially, and the Company donated over $248,000 to philanthropic organizations.
Our Global Injury and Illness Prevention Program helps us meet our goal of maintaining a safe and healthy working environment for our employees by focusing on ensuring the health and safety of our workforce through our injury and illness prevention program.
Our “O”verall Wellbeing Program provides opportunities for our people to participate in various in-person and virtual activities and educational programs to enhance their personal and professional lives. Our wellbeing model is to engage employees covering five pillars of wellness: Purpose, Social, Financial, Community, and Physical. We support a healthy work-life balance by offering flexible work schedules, access to discounted fitness programs, on-site dry-cleaning pickup, car wash services, paid family leave, generous parental leave, lactation rooms, and an infant at work program for new parents. Employees also have access to a robust employee assistance program.
The COVID-19 pandemic prompted additional support needed to our One Team. While we are cautiously emerging from the pandemic, we took the following actions to assist our employees: implemented a hybrid remote and in-person work arrangements which was determined by each department leader based on an individual’s role; implemented and improved internal communications; provided resources to employees who were directly impacted by the COVID-19 pandemic (e.g., financial support, scheduling flexibility, and time off to employees to receive and recover from the COVID-19 vaccine and booster); and updated our business continuity plan, among other things.
Governance – We are committed to maintaining good corporate governance. As it relates to ESG, our Board is briefed on ESG performance and disclosures and plays an active role in assessing risks and identifying opportunities for building a more resilient portfolio. In addition, an Enterprise Risk Management evaluation is conducted annually to identify and assess our risks, including climate-related risks. Our Board’s Compensation and Talent Committee’s annual compensation reviews for our executive officers also includes discussions of ESG matters. For additional information on our governance practices, please see the “Board of Directors and Corporate Governance” section of this proxy statement.
Sustainability Report – Our 2022 Sustainability Report is available in the sustainability section of our website at www.realtyincome.com. We encourage our stockholders to review our Sustainability Report to better understand the significant emphasis we place on all of our ESG initiatives. The Sustainability Report is not incorporated into this proxy statement by reference.
EEO-1 Report – Our EEO-1 Report, which is a report filed with the U.S. Equal Employment Opportunity Commission and presents workforce data from employers with more than 100 U.S. employees, is available in the social responsibility section of our website at www.realtyincome.com. The EEO-1 Report is not incorporated into this proxy statement by reference.

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Table of Contents	Proxy Summary
SUPPORTING OUR COMMUNITY
We are continuing to build enduring relationships and brighter financial futures through continuously renewing our connection with the community by serving others and supporting nonprofits whose aim is to sustainably improve and uplift our communities. We encourage our employees to give back where we live and work by volunteering time and making financial donations.
During 2022, we took the following actions to support, build, and improve our community:
•Effective January 1, 2023, employees are able to receive up to eight (8) hours of paid time off to volunteer at a nonprofit.
•Continued to offer the financial matching donations made by employees to nonprofits up to $500 per person;
•Continue to offer the financial contribution of employees’ donations to nonprofits who volunteer their time up to $400 per person, excluding new paid time off policy hours;
•Made corporate financial donations to 5050 Women on Boards, San Diego Chamber of Commerce, Nareit Foundation, San Diego Habitat for Humanity, Cristo Rey San Diego, Casa de Amparo, UNICEF, International Organization of Migration, Humane Society International, National Forest Foundation, and Coastal Roots Farms; and
•Employees across our San Diego, Phoenix, and Atlanta offices volunteered to support: San Diego Habitat for Humanity, Coastal Roots Farms, Toys for Tots (a Marine Corps Reserve program), I Love a Clean San Diego, Feed My Starving Children, Clean the World, Welcome Co-Op, and Solidarity Sandy Springs, amongst other groups.
STOCKHOLDER ENGAGEMENT
We believe engaging with our stockholders on an ongoing basis is important to understanding what is important to key stockholders and ensuring best practices are maintained across our business. In addition to maintaining active communication with stockholders throughout the year, we engage with stockholder governance teams annually in anticipation of each annual meeting of our stockholders.

Outreach and Engagement	à	Evaluate and Respond

•In connection with the 2022 Annual Meeting of Stockholders, we reached out to stockholders collectively representing approximately 68% of our shares outstanding and engaged with stockholders collectively representing approximately 56% of our shares outstanding. We continued outreach efforts in connection with the 2023 Annual Meeting of Stockholders.
•Our Board of Directors’ Independent Chairman participates in our stockholder engagement process, providing stockholders direct access to our Board of Directors.
•Discussion covers various topics, including environmental, social and governance considerations, executive compensation, board refreshment, composition and structure of our Board, and company culture.

•We provide the Board of Directors and its committees, as applicable, periodic updates of outreach activities.
•We consider input provided by our stockholders to current and proposed governance practices and public disclosures.
•The Nominating/Corporate Governance Committee oversees the Company’s ESG initiatives and strategies.
•We continue to enhance our ESG initiatives and disclosures, including issuing our annual Sustainability Report.
•Refresh and monitor the composition of the Board to achieve optimal Board structure and composition.

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PROPOSAL ONE Election of Directors

Our Board of Directors currently consists of 11 directors who we believe contribute the breadth of knowledge and experience necessary for the advancement of our business strategies and objectives.

Based on the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated the following current 11 directors for election at the Annual Meeting, each to serve until our annual meeting of stockholders in 2024 and until their respective successors have been duly elected and qualified:

Director Name	Independent	Audit Committee	Compensation and Talent Committee	Nominating/Corporate Governance Committee

Michael D. McKee(1)
Priscilla Almodovar
Jacqueline Brady
A. Larry Chapman
Reginald H. Gilyard
Mary Hogan Preusse
Priya Cherian Huskins
Gerardo I. Lopez
Gregory T. McLaughlin
Ronald L. Merriman
Sumit Roy
– Committee Member	– Committee Chair
1.Non-Executive Independent Chairman of the Board of Directors.
For more information regarding our nominees, please see the “Board of Directors and Corporate Governance” section of this Proxy Statement beginning on page 17.

Our Board of Directors recommends that stockholders vote “FOR” each of the nominees listed above.

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PROPOSAL TWO Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors (the “Audit Committee”) has appointed KPMG as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2023.

Representatives of KPMG are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if desired. The representatives are also expected to be available to respond to appropriate questions.
Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint our independent registered public accounting firm, our Board of Directors and the Audit Committee believe such ratification to be advisable and in the best interests of the Company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of KPMG as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2023. If the stockholders do not ratify the appointment of KPMG, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment. If the appointment of KPMG is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG at any time.

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of KPMG

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PROPOSAL THREE Advisory Vote to Approve the Compensation of Our Named Executive Officers

Our Board of Directors has adopted a policy of providing for annual “say-on-pay” advisory votes.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as a matter of good corporate governance, we are asking our stockholders to vote on a non-binding, advisory basis to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the executive compensation tables and narrative that follow.
To align the interests of management with those of our stockholders, our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial, operational, and relative TSR metrics. Our compensation mix rewards the continued performance of the Company, encourages a disciplined approach to management, and maintains focus on the creation of long-term value for our stockholders. We believe this structure is competitive and allows us to attract, motivate, and retain highly qualified executive officers.
In connection with reviewing our compensation program and the 2022 compensation paid to our named executive officers, it is important to consider the Company’s performance during 2022 as well as our excellent long-term TSR performance. These performance results are discussed in detail in the “Executive Compensation” section beginning on page 38.
Our regular compensation program consists of our Short-Term Incentive Program (“STIP”) and Long-Term Incentive Program (“LTIP”), which are based on the Company’s performance in 2022, in addition to a fixed compensation component. The majority of the compensation awarded under the STIP and LTIP is at-risk, is not guaranteed and is based on the following performance metrics:

Short-Term Incentive Plan Performance Goals		Long-Term Incentive Plan Performance Goals
Metric	Weight	Metric	Weight
AFFO per Share	40%	TSR Ranking within MSCI US REIT Index	55%
Fixed Charge Coverage Ratio	20%	Dividend per Share Growth Rate	20%
Portfolio Occupancy	10%	Net Debt-to-Pro Forma Adjusted EBITDAre Ratio	25%
Individual Objectives	30%
The performance hurdles and weightings for each program are determined by the Compensation and Talent Committee in consultation with its independent compensation consultant. This structure effectively links the compensation awarded to our executives to the achievement of the Company’s financial and strategic goals. The independent members of our Board of Directors believe that the performance-based structure of our compensation program, as summarized above and detailed in the

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Table of Contents	Proposal Three
“Executive Compensation” section beginning on page 38, allows the Company to attract and retain talented executives while aligning their interests with the best interests of the Company to support long-term value creation for the benefit of stockholders.
Because this vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to management and our Board of Directors and, accordingly, our Board of Directors and the Compensation and Talent Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Our Board of Directors recommends that stockholders vote “FOR” approval on a non-binding advisory basis of the compensation of our named executive officers as described in the compensation discussion and analysis and the executive compensation tables and narrative that follow

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PROPOSAL FOUR Advisory Vote on the Frequency of Future Advisory Votes by Stockholders of the Compensation of our Named Executive Officers

Our Board of Directors recommends that future advisory votes to approve executive compensation occur every one year until the next advisory vote on the frequency of advisory votes to approve named executive officer compensation.

In accordance with the Dodd-Frank Act of 2010, we are seeking a non-binding, advisory vote as to the frequency that stockholders would have to provide an advisory vote to approve the compensation of our named executive officers. Stockholders have the option of selecting a frequency of one, two, or three years, or abstaining.
While we will continue to monitor developments in this area, our Board of Directors continues to believe that an advisory vote to approve named executive officer compensation every one year is appropriate. This will enable our stockholders to vote, on an advisory basis, to approve the most recent executive compensation information that is presented in our proxy statement, relative to the company performance that year. We believe this will continue to facilitate meaningful and coherent communication between us and our stockholders on the compensation of our named executive officers.
Therefore, our Board of Directors recommends that future advisory votes to approve named executive officer compensation occur every one year until the next advisory vote on the frequency of advisory votes to approve executive compensation at the 2028 annual meeting of stockholders. Stockholders are not being asked to approve or disapprove our Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years, or three years, or to abstain from voting.
This vote is advisory, and therefore not binding on us, the Compensation and Talent Committee or our Board of Directors. However, we value the opinions of our stockholders and will take into account the outcome of the vote when considering the frequency of submitting to stockholders a resolution to afford stockholders the opportunity to vote on named executive officer compensation.

Our Board of Directors recommends that stockholders vote “FOR EVERY ONE YEAR” to hold non-binding advisory votes on the compensation of our named executive officers

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company has nominated 11 directors for election at the Annual Meeting, seven of whom self-identify as being from an under-represented community and/or female.

DIRECTOR NOMINEES
The Board of Directors, upon the recommendation of the Nominating/Corporate Governance Committee, has nominated the below 11 current directors for election at the Annual Meeting, each to serve for a one-year term expiring at our annual meeting of stockholders in 2024, and until their respective successors are duly elected and qualified. The information presented below highlights what led our Board of Directors to the conclusion that each nominee should serve as a director. We believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. Each of our director nominees has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Realty Income and our Board of Directors. We also value the additional perspective that comes from serving on other companies’ boards of directors and board committees.
We continue to review the composition of the Board of Directors in an effort to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in various areas. Further, directors are not automatically re-nominated annually. Rather, on an annual basis, in making a recommendation to the Board in connection with a director’s nomination for election to the Board, the Nominating/Corporate Governance Committee reviews each candidate’s (i) business and professional background, including any changes, (ii) contributions to the Board, (iii) skill sets and expertise, (iv) understanding of applicable laws and regulations and other elements thought to be relevant to the success of the Company, (v) time constraints including other board service, (vi) tenure with the Board, and (vii) diversity of background. The Nominating/Corporate Governance Committee formulates its recommendation on each individual candidate in the context of the Board as a whole, taking into consideration feedback from the Board’s most recent evaluation.
The following chart highlights the specific experience, qualifications, attributes, and skills of our Board based on their education and prior experience. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management. More detail is provided in each director nominee’s biography below.

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Board of Directors and Corporate Governance	Table of Contents

Skill	Number of Directors (out of 11)
Governance Guidelines Criteria

Independent					10

Senior Leadership Experience				9

Global Exposure			8

Board Experience		7

Accounting & Financial Expertise			8

Investment Management		7

Capital Markets			8

Strategic Planning					10

Risk Management			8

Human Capital Management			8

Environmental, Social & Governance				9

Technology		7

Industry Experience

Real Estate					10

Retail/Consumer Goods	6

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Table of Contents	Board of Directors and Corporate Governance

	Michael D. McKee	Priscilla Almodovar	Jacqueline Brady	A. Larry Chapman	Reginald H. Gilyard	Mary Hagan Preusse	Priya Cherian Huskins	Gerardo I. Lopez	Gregory T. McLaughlin	Ronald L. Merriman	Sumit Roy

Demographic Background
Tenure (years)(1)	29	2	2	11	5	2	16	5	16	18	5
Average Tenure (years): 10
Gender Diversity(2)
Age	77	55	55	76	59	54	51	63	63	78	53
Average Age: 62
Underrepresented Community(3)
Veteran(4)
1.Tenure and age are as of March 23, 2023.
2.Based on each director’s self-identification and includes members who identify as female or non-binary.
3.Based on each director’s self-identification. We define underrepresented communities as “an individual who self-identifies as Black, African American, Hispanic, Latino, Asian (inclusive of individuals who self-identify as South Asian or Indian), Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender.”
4.Based on each director’s self-identification.
Board Independence
Our Board of Directors has determined that each of our current directors and nominees, except for Mr. Roy, has no material relationship with us (either directly or indirectly through an immediate family member or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards and NYSE director independence standards. Our Board of Directors established and employed categorical standards, which mirror NYSE independence requirements, in determining whether a relationship is material and thus would disqualify a director from being independent.
Non-Executive Independent Chairman of the Board
The Nominating/Corporate Governance Committee evaluates the Board of Directors’ leadership structure. Since 1997, the positions of Non-Executive Chairman of the Board of Directors and CEO have been separate in recognition of the differences between the two roles. Mr. McKee serves as our Non-Executive Chairman of the Board of Directors and presides as lead independent director, while Mr. Roy serves as our CEO. The Board of Directors believes this is the most appropriate structure because it enables the independent directors to participate meaningfully in the leadership of our Board of Directors while utilizing most efficiently the leadership skills of both Messrs. McKee and Roy. In addition, separating the roles of Non-Executive Chairman and CEO allows our Non-Executive Chairman to serve as a liaison between the Board of Directors and executive management, while providing our CEO with the flexibility and focus needed to oversee our operations.

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Board of Directors and Corporate Governance	Table of Contents

Priscilla Almodovar
EXPERIENCE
Priscilla Almodovar is the Chief Executive Officer and member of the Board of Directors of the Federal National Mortgage Association (“Fannie Mae”) since December 2022. Prior to joining Fannie Mae, Ms. Almodovar held the position of President and Chief Executive Officer of Enterprise Community Partners from September 2019 to December 2022, Ms. Almodovar held the position of Managing Director at JP Morgan Chase from January 2010 to September 2019, where she led its national real estate businesses which focused on commercial real estate and community development. From 2006 to 2009, she served as the President and Chief Executive Officer of the New York State Housing Finance Agency/State of New York Mortgage Agency. From 1990 to 2004, Ms. Almodovar practiced law at the global law firm, White & Case LLP, where she became a partner in 1998, and specialized in international project finance. Ms. Almodovar previously served as a member of the U.S. Secretary of Energy Advisory Board and as a director of VEREIT from February 2021 through the closing of its merger with the Company in November 2021. Ms. Almodovar holds a Juris Doctorate degree from Columbia University School of Law and a Bachelor of Arts degree in economics from Hofstra University.
QUALIFICATIONS
Ms. Almodovar offers a valuable and knowledgeable perspective with her financial expertise and tenure in the real estate and legal industries. She has excelled in her career in executive roles across private, public, and nonprofit companies, bringing diverse experience and insights on corporate social responsibility.

Age: 55
Director Since: 2021
Committees: Audit
Independent: Yes

Jacqueline Brady
EXPERIENCE
Jacqueline Brady is a Managing Director and Head of Global Debt Solutions at PGIM Real Estate. Ms. Brady also serves on the firm’s U.S. Debt Executive Council. PGIM Real Estate manages over $200 billion in real estate debt and equity strategies globally. Prior to joining PGIM in July 2017, Ms. Brady held numerous executive roles in real estate investment management, investment banking and structured finance at firms including JP Morgan, Nomura Securities, and Capmark Investments. In June 2011, Ms. Brady co-founded Canopy Investment Advisors, an SEC-registered investment advisor, where she served until June 2017. Since 2007, Ms. Brady has served on the Board of Managers of Haverford College and, since 2009, has served on its Investment Committee which has responsibility for the management of the college’s endowment. Previously, Ms. Brady served on the Board of Managers’ Audit, Property and Finance Committees. Ms. Brady is a member of the Urban Land Institute’s Global Exchange Council and Chairs the Publications Committee for the Pension Real Estate Association (PREA). Ms. Brady holds a master’s degree in international economics and international relations from the Johns Hopkins University and bachelor’s degree in political science from Haverford College.
QUALIFICATIONS
Ms. Brady brings beneficial knowledge with her diverse background in global real estate. Her collaborative style, international experience, investment management expertise, and capital markets background complements the talents of our Board of Directors as we continue to expand our industry-leading real estate platform both domestically and internationally.

Age: 55
Director Since: 2021
Committees: Nominating/Corporate Governance
Independent: Yes

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A. Larry Chapman
EXPERIENCE
A. Larry Chapman is a retired 37-year veteran of Wells Fargo, having served as Executive Vice President and the Head of Commercial Real Estate from 2006 until his retirement in June 2011, and as a member of the Wells Fargo Management Committee. Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office. In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co. The subsidiary’s primary responsibility was managing Wells Fargo Mortgage and Equity Trust, which was formed in 1970 and sold in 1989. He remained President of Wells Fargo Realty Advisors until 1990, and was promoted to Group Head of the Wells Fargo Real Estate Group in 1993. Mr. Chapman managed the Wells Fargo Real Estate Group until his 2006 promotion to Executive Vice President and Head of Commercial Real Estate for Wells Fargo on a nationwide basis. Mr. Chapman is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, past governor and trustee of the Urban Land Institute, former member of the National Association of Real Estate Investment Trusts (Nareit), and member and past trustee of the International Council of Shopping Centers (ICSC). He served on the board of directors of CBL & Associates Properties, Inc. (NYSE: CBL) from August 2013 to November 2021. Mr. Chapman is a graduate of Texas Tech University with an undergraduate degree in finance.
QUALIFICATIONS
Mr. Chapman’s financial acumen and extensive commercial real estate experience across many industries and tenant types provide valuable insight and expertise to the Board of Directors and our senior management team as we continue to expand our real estate portfolio. In addition, his background as a leader of a Fortune 500 company, and as a member of its management team, further enhances the quality of leadership and oversight provided by our Board of Directors.

Age: 76
Director Since: 2012
Committees: Audit
Independent: Yes

Reginald H. Gilyard
EXPERIENCE
Reginald H. Gilyard is a Senior Advisor at the Boston Consulting Group, Inc. (BCG) where he is a recognized leader in strategy development and execution and has served in this role since 2017. Prior to this role, Mr. Gilyard served as Dean of the Argyros School of Business and Economics at Chapman University from 2012 to 2017. Under Mr. Gilyard’s leadership, the school significantly increased its national rankings at the undergraduate and graduate levels. Prior to joining Chapman University, from 1996 to 2012, Mr. Gilyard served as Partner and Managing Director at BCG where he led national and multi-national engagements with large corporations in strategy, mergers and acquisitions, and business transformation. Prior to BCG, Mr. Gilyard served nine years in the U.S. Air Force as a Program Manager and was then promoted to Major in the U.S. Air Force Reserves where he served for an additional three years. Since 2021, Mr. Gilyard has served on the board of directors and as the Chairman of the board of directors of Orion Office REIT Inc. (NYSE:ONL) since November 2021. He has also served on the board of directors of First American Financial Corporation (NYSE:FAF) since May 2017 and of CBRE Group Inc. (NYSE: CBRE) since November 2018. He serves on the board for Pacific Charter School Development, a 501(c)(3) real estate development company serving low-income families in urban centers across the United States. Mr. Gilyard holds an M.B.A. from Harvard Business School, a Master of Science degree from the United States Air Force Institute of Technology, and a Bachelor of Science degree from the United States Air Force Academy.
QUALIFICATIONS
Mr. Gilyard offers valuable knowledge regarding strategy development and execution, having worked with management teams and boards to develop and implement successful strategies for over 25 years. His extensive consulting experience includes leading national and multi-national strategic engagements, pre-and post-merger and acquisitions activity, and business transformation. Mr. Gilyard’s skill set and experience in a broad array of industries allow him to provide diverse and valuable perspectives to our Board of Directors.

Age: 59
Director Since: 2018
Committees: Nominating/Corporate Governance (Chair)
Independent: Yes

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Mary Hogan Preusse
EXPERIENCE
Mary Hogan Preusse has served on the board of directors of Kimco Realty Corporation (NYSE:KIM) since February 2017, Digital Realty Trust, Inc. (NYSE: DLR) since May 2017, and Host Hotels & Resorts, Inc. (Nasdaq: HST) since June 2017. Since October 2021, she has also been a Senior Advisor to Fifth Wall, the venture capital firm. She is a member of Nareit’s Advisory Board of Governors and is a recipient of that organization’s Industry Achievement Award. She currently serves as a Co-Chair of Nareit’s Dividends Through Diversity, Equity & Inclusion Steering Committee. Until her retirement in 2017, Ms. Hogan Preusse held the position of Managing Director and Co-Head of Americas Real Estate at APG Asset Management, US., where she was responsible for managing the firm’s public real estate investments in the Americas. Prior to joining APG in 2000, she spent eight years as a sell side analyst covering the REIT sector and she began her career at Merrill Lynch as an investment banking analyst. Ms. Hogan Preusse previously served as a director of VEREIT, Inc. from February 2017 through the closing of its merger with the Company in November 2021. Ms. Hogan Preusse holds an undergraduate degree in mathematics from Bowdoin College and is a member of Bowdoin’s Board of Trustees.
QUALIFICATIONS
Ms. Hogan Preusse offers extensive real estate experience, capital markets knowledge and industry leadership. Her activism in the community by promoting diversity on corporate boards and speaking on panels on topics such as environmental, social, and governance factors are valued insights that she brings to the Board of Directors.

Age: 54
Director Since: 2021
Committees: Compensation and Talent
Independent: Yes

Priya Cherian Huskins
EXPERIENCE
Priya Cherian Huskins has served as Senior Vice President and partner of Woodruff Sawyer & Co. (“Woodruff Sawyer”), a commercial insurance brokerage and consulting firm since 2004. Prior to joining Woodruff Sawyer Ms. Huskins served as a corporate and securities attorney at the law firm of Wilson Sonsini Goodrich & Rosati from 1997 to 2003. She has served on the advisory board of the Stanford Rock Center for Corporate Governance since 2012 and the board of directors of Woodruff Sawyer since 2016. She has also served on the boards of directors of NMI Holdings, Inc. (Nasdaq: NMIH) and Anzu Special Acquisition Corp I (Nasdaq: ANZUU) since 2021 and the Long Term Stock Exchange since 2022. She previously served on the board of directors of the Silicon Valley Directors’ Exchange (SVDX) from 2013 to 2018. Ms. Huskins holds a Juris Doctorate degree from the University of Chicago Law School and an undergraduate degree from Harvard College.
QUALIFICATIONS
With her background in law, insurance, and risk management, Ms. Huskins brings a focus on these areas to our Board of Directors. As a recognized expert in directors and officers’ liability risk and its mitigation, Ms. Huskins provides valuable insight into our risk management strategy. In addition, she brings experience regarding corporate governance matters, including compensation best practices, and ways that corporate governance can enhance stockholder value. Ms. Huskins’ experience makes her a valuable member of a well-rounded Board of Directors.

Age: 51
Director Since: 2007
Committees: Compensation and Talent (Chair) and Nominating/Corporate Governance
Independent: Yes

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Gerardo I. Lopez
EXPERIENCE
Gerardo I. Lopez previously served as Executive-in-Residence for Softbank Investment Advisers from October 2021 to October 2022 and as Operating Partner and Head of its Operating Group from December 2018 to October 2021. Prior to this role, Mr. Lopez was an Operating Partner at High Bluff Capital Partners, a private equity firm focused on investing in consumer-facing companies, from June 2018 to December 2018, and served as Executive Chairman of Quiznos, Inc. which is privately owned by High Bluff Capital Partners from June 2018 to December 2018. Previously, from August 2015 to December 2017, Mr. Lopez served as President and Chief Executive Officer of Extended Stay America, Inc. and its paired-share REIT, ESH Hospitality, Inc. (paired together as NYSE: STAY), the largest owner/operator of company-branded hotels in North America. From March 2009 to August 2015, Mr. Lopez also served as President and Chief Executive Officer of AMC Entertainment Holdings, Inc. (NYSE: AMC), the top global theater operator, where he led the reinvention of the customer theater experience. Prior to AMC, Mr. Lopez held various positions, including Executive Vice President of Starbucks Coffee Company (NASDAQ: SBUX) and President of its Global Consumer Products from September 2004 to March 2009, Seattle’s Best Coffee and Foodservice division, and President of the Handleman Entertainment Resources division of Handleman Company from November 2001 to September 2004. Mr. Lopez has also held a variety of executive management positions with International Home Foods from 1997 to 2000, PepsiCo, Inc. (NYSE: PEP) from 1986 to 1996, and the Procter & Gamble Company (NYSE: PG) from 1983 to 1986. Mr. Lopez currently serves on the board of directors of CBRE Group, Inc. (NYSE: CBRE) since October 2015 and Newell Brands (NYSE: NWL) since April 2018. Mr. Lopez holds an M.B.A. from Harvard Business School and a Bachelor of Arts degree from George Washington University.
QUALIFICATIONS
Mr. Lopez brings extensive operational and leadership knowledge through serving as a senior executive at entertainment, hospitality, and consumer products companies. He has over 37 years of experience in marketing, sales and operations, and management of public and private companies, particularly across consumer-focused industries. Mr. Lopez adds real estate expertise and diverse board experience as an independent board member of private and public companies. The depth and breadth of his operational knowledge and leadership experience across various industries makes him a valuable contributor to our Board of Directors.

Age: 63
Director Since: 2018
Committees: Compensation and Talent
Independent: Yes

Michael D. McKee
EXPERIENCE
Michael D. McKee has been a Principal of The Contrarian Group since March 2018. Mr. McKee previously served as Executive Chairman of HCP, Inc. (now Healthpeak Properties; NYSE: PEAK) from May 2016 to March 2018, Chief Executive Officer of Bentall Kennedy (U.S.), a registered real estate investment advisor from February 2010 to April 2016, and was the Vice Chairman from 1999 to 2008 and the Chief Executive Officer from 2007 to 2008 of The Irvine Company, a privately-held real estate investment company, as well as its Chief Operating Officer from 2001 to 2007, Chief Financial Officer from 1997to 2001, and Executive Vice President from 1994 1999. Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins from 1986 to 1994. Through each of these positions, Mr. McKee has obtained extensive real estate experience and provides valuable insight and expertise to the Board and our senior management team. He served on the board of directors of HCP, Inc. from 1989 to April 2018, Bentall Kennedy (U.S.) from 2008 to 2012, The Irvine Company from 1998 to 2008, the Hoag Hospital Foundation from 1999 to 2008, and Seattle Pacific University from 2017 to 2022. He has served on the board of directors of First American Financial Corporation (NYSE: FAF) since 2011, and the Tiger Woods Foundation since 2006. Mr. McKee holds a Juris Doctorate degree from the UCLA School of Law, a Master of Arts degree from the University of Southern California and a Bachelor of Arts degree in psychology from Azusa Pacific University.
QUALIFICATIONS
Mr. McKee’s business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. Additionally, he has been exposed to various compliance issues as they relate to REITs. With his knowledge of the complex issues facing real estate companies today and his understanding of what makes businesses work effectively and efficiently, Mr. McKee provides valuable insight to our Board of Directors.

Age: 77
Director Since: 1994
Non-Executive Chairman Since: 2012
Committees: Compensation and Talent and Nominating/Corporate Governance
Independent: Yes

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Gregory T. McLaughlin
EXPERIENCE
Since 2018, Gregory T. McLaughlin serves several important roles as the Chief Executive Officer of the PGA TOUR First Tee Foundation, a subsidiary of the PGA TOUR, Inc., World Golf Hall of Fame, and American Golf Industry Coalition. Under Mr. McLaughlin’s leadership, these organizations have grown in global prominence to become among the world’s top golf organizations. Most importantly, Mr. McLaughlin has served as a vital ambassador and spokesperson for the game of golf throughout the U.S. and abroad. Previously, Mr. McLaughlin served as the President of the PGA TOUR Champions and an Executive Vice President of the PGA TOUR from 2014 to 2018. Prior to joining the PGA TOUR, Mr. McLaughlin served as the President and Chief Executive Officer of TGR Live and Tiger Woods Foundation in Irvine, California from 1999 to 2014, the Vice President of Business Development of the Western Golf Association / Evans Scholars Foundation in Glenview Illinois from 1993 to 1999, and the Vice President of Business Development of the Los Angeles Junior Chamber of Commerce in Los Angeles, California from 1988 to 1993. Mr. McLaughlin currently serves on the Executive Committee of the PGA TOUR and the board of directors of Dyehard Fan Supply, a turnkey sports retail solutions provider for America’s top sporting events, venues and brands. Mr. McLaughlin formerly served on the board of directors of Nielsen Sports from 2012 to 2014. Mr. McLaughlin holds a Juris Doctorate degree from Chicago-Kent School of Law and a Bachelor of Science degree in economics from The Ohio State University.
QUALIFICATIONS
As a result of his extensive business experience, Mr. McLaughlin offers a unique perspective to the Board of Directors on a variety of business, finance and legal matters. His robust experience includes building teams, tax-exempt financing, capital raising, strategic development and project and land development. Additionally, Mr. McLaughlin is recognized as a financial expert, especially as it relates to audit and tax matters. His proven effectiveness working with complex issues and leadership skills in managing a variety of different type organizations makes him a valued member of the Board of Directors.

Age: 63
Director Since: 2007
Committees: Audit and Compensation and Talent
Independent: Yes

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Ronald L. Merriman
EXPERIENCE
Ronald L. Merriman is a retired Vice Chairman and partner of KPMG, a global accounting and consulting firm, having served with KPMG from 1967to 1997. Mr. Merriman was the managing director of Merriman Partners, a management advisory firm from 2003 to 2011. Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm from 2000 to 2003, Executive Vice President of Carlson Wagonlit Travel from 1999 to 2000, and President of Ambassador Performance Group, Inc. from 1997to 1999. Mr. Merriman served on the board of directors of nVent Electric plc (NYSE: NVT) from May 2018 to May 2022 and had served as the chairman of its audit and finance committee. Mr. Merriman also served on the board of directors of Pentair, Plc, formerly Pentair, Ltd. (NYSE: PNR) from 2005 to 2018, and was the chairman of its audit committee. Mr. Merriman formerly served as the chairman of the audit committee and was a member of the compensation committee of Haemonetics Corporation (NYSE: HAE) from 2005 2017. Mr. Merriman served on the board of directors of Aircastle Limited (NYSE: AYR) from 2006 to 2020, served as the chairman of its audit committee from 2006 to 2020, and was a member of its nomination and governance committee from 2012 to 2020. Mr. Merriman has been named as a director of the NACD Directorship 100 for 2022. Mr. Merriman holds a Bachelor of Science degree in accounting from Northern Illinois University.
QUALIFICATIONS
Mr. Merriman is an experienced financial leader with the skills necessary to lead our Audit Committee. Throughout his career, he has been exposed to various global issues involving accounting and auditing standards, business law and corporate ethics. His professional background and experience on other audit committees make him a valuable asset, both on our Board of Directors and as the Chair of our Audit Committee. Mr. Merriman’s positions have provided him with a wealth of knowledge in addressing financial and accounting matters. The depth and breadth of his exposure to complex global financial issues makes him a skilled member of the Board of Directors.

Age: 78
Director Since: 2005
Committees: Audit (Chair) and Nominating/Corporate Governance
Independent: Yes

Sumit Roy
EXPERIENCE
Mr. Roy has been our Chief Executive Officer since October 2018, and our President since November 2015. Mr. Roy served as Executive Vice President, Chief Operating Officer from October 2014 to October 2018, and as Chief Investment Officer from October 2013 to November 2015. Prior to that, Mr. Roy served as Executive Vice President, Acquisitions from March 2013 to October 2013, after being promoted from his prior role as Senior Vice President, Acquisitions from September 2011 to February 2013. Prior to joining us in September 2011, Mr. Roy was an Executive Director, Global Real Estate, Lodging & Leisure for UBS Investment Bank. Mr. Roy has also held positions at Merrill Lynch, and at Cap Gemini Ernst & Young LLP. Mr. Roy has served on the Board of Directors of Ventas, Inc. (NYSE: VTR) since October 2022. Mr. Roy has been a member of Nareit’s Advisory Board of Governors since November 2020. Mr. Roy holds an M.B.A. in finance and economics from the University of Chicago, Booth School of Business, a master’s degree in computer science from the University of Georgia, and a bachelor’s degree in computer science from Georgia College & State University.
QUALIFICATIONS
Mr. Roy brings a deep understanding of financial strategy, real estate, and REITs through his experience in the financial and real estate industries. Additionally, he provides insight regarding strategic planning and execution through his consulting and advisory experience. His extensive knowledge of the Company’s investments and operations across all areas of the business makes him a valuable contributor to our Board of Directors.

Age: 53
Director Since: 2018
Committees: None
Independent: No

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COMMITTEES OF THE BOARD
Our Board has three standing committees that perform certain delegated functions of the Board: the Audit Committee, the Compensation and Talent Committee, and the Nominating/Corporate Governance Committee. Each committee is composed entirely of independent directors within the meaning of the director independence standards of our Corporate Governance Guidelines, which reflect the NYSE director independence standards and the audit committee requirements of the U.S. Securities and Exchange Commission (“SEC”).
The following table provides a summary of the selected areas in which a standing committee of the Board of Directors was delegated oversight responsibility:

	Audit Committee	Compensation and Talent Committee	Nominating/Corporate Governance Committee	Full Board of Directors

Corporate Strategy
Enterprise Risk Management
Integrity of Financial Statements
Legal and Regulatory Compliance
Intemal Audit Function & Independent Auditor
Tax
Cybersecurity and Privacy
Health and Welfare Benefits
Equitable and Fair Compensation Trends and Practices
Human Capital and Talent Management
Diversity, Equality & Inclusion (DE&I)
Stockholder Engagement
Governance Matters
Environment and Sustainability
Board and Executive Succession
Each committee operates under a written charter, all of which were reviewed and/or updated by their respective committees annually. Our Board may, from time to time, establish certain other committees to facilitate oversight of the management of the Company. The charters of each of our standing committees are available in the corporate governance documents section of our website at www.realtyincome.com.

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Audit Committee

MEMBERS Ronald L. Merriman (Chair) Priscilla Almodovar A. Larry Chapman Gregory T. McLaughlin
RESPONSIBILITIES
•Oversee compliance with legal and regulatory requirements
•Oversee the integrity of our financial statements
•Assist our Board of Directors in its oversight of cybersecurity, information technology, and other data privacy risks, and enterprise-level risks that may affect our financial statements, operations, business continuity and reputation
•Assist our Board of Directors in its oversight of our guidelines and policies with respect to enterprise risk management
•Review of related party transactions pursuant to the Company’s Related Party Transaction Policy and Procedures
•Oversee the performance of our internal audit function
•Appoint, retain, and oversee our independent registered public accounting firm, approve any special assignments given to the independent registered public accounting firm, and review
◦The scope and results of the audit engagement with the independent registered public accounting firm, including the independent registered public accounting firm’s letters to the Audit Committee
◦The independence and qualifications of the independent registered public accounting firm
◦The compensation of the independent registered public accounting firm
◦Critical audit matters of the Company; and
◦Any significant proposed accounting changes

INDEPENDENT All

MEETINGS IN 2022 8

Our Board of Directors has determined that Messrs. Merriman, Chapman and McLaughlin, and Ms. Almodovar each qualifies as an audit committee financial expert, as defined in Item 407(d) of Regulation S-K, and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE and meet the SEC independence requirements for audit committee membership. The Audit Committee may delegate any or all of its responsibilities to a subcommittee of the Audit Committee to the extent permitted by applicable law.

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Compensation and Talent Committee

MEMBERS Priya Cherian Huskins (Chair) Mary Hogan Preusse Gerardo I. Lopez Michael D. McKee Gregory T. McLaughlin
RESPONSIBILITIES
•Periodically review our programs and strategies related to human capital and talent management, including, compensation and benefits, recruiting and retention, management succession, diversity, culture and engagement
•Establish and administer our executive compensation programs
•Conduct an annual review of our compensation philosophy and incentive programs, including to ensure they reflect our risk management philosophies, policies and processes
•Conduct an annual review of and approve the goals and objectives relating to the compensation of the CEO, including a performance evaluation based on such goals and objectives to help determine and approve his compensation
•Review and approve all executive officers’ severance arrangements, as applicable
•Manage and annually review executive officer short-term and long-term incentive compensation
•Set performance metrics under all short-term and long-term incentive compensation plans as appropriate
•Review the compensation of members of our Board of Directors; and
•Periodically review our stockholder engagement results and feedback received with respect to executive compensation matters

INDEPENDENT All

MEETINGS IN 2022 6

Our Board of Directors has determined that all of the members of the Compensation and Talent Committee are “independent” within the meaning of our director independence standards, and the NYSE director independence standards (including those applicable to Compensation and Talent Committee members), and are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation and Talent Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation and Talent Committee to the extent permitted by applicable law.

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Nominating/Corporate Governance Committee

MEMBERS Reginald H. Gilyard (Chair) Jacqueline Brady Priya Cherian Huskins Michael D. McKee Ronald L. Merriman
RESPONSIBILITIES
•Provide counsel to our Board of Directors on a broad range of issues concerning the composition and operation of the Board of Directors
•Develop and review the qualifications and competencies required for membership on our Board of Directors
•Review and interview qualified candidates to serve on our Board of Directors
•Oversee the structure, membership, and rotation of the committees of our Board of Directors
•Oversee environmental, social, and governance issues
•Assess the effectiveness of the Board of Directors and executive management
•Oversee succession planning for our executive management
•Review and consider developments in corporate governance to ensure that best practices are being followed; and
•Board refreshment

INDEPENDENT All

MEETINGS IN 2022 3

As part of these responsibilities, the Nominating/Corporate Governance Committee annually solicits input from each member of the Board of Directors to review the effectiveness of its operation and all committees thereof. The review consists of an assessment of its governance and operating practices, which includes our Corporate Governance Guidelines that, as more fully described below, govern the operation of the Board of Directors. The Nominating/Corporate Governance Committee may delegate any or all of its responsibilities to a subcommittee of the Nominating/Corporate Governance Committee to the extent permitted by applicable law.

DIRECTOR SELECTION PROCESS
Director Qualifications
Director qualifications are determined by what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the Board of Directors. The Nominating/Corporate Governance Committee seeks to include on our Board of Directors a complementary mix of professionals with the following qualities, skills, and attributes:
•Business and professional background;
•Diversity in background, expertise, perspectives, and thought;
•History of leadership or contributions to other organizations;
•Functional skill set and expertise;
•General understanding of marketing, finance, accounting, corporate governance, federal securities, and other relevant laws and regulations, international experience, and other elements relevant to the success of a publicly-traded company in today’s business environment;
•Experience as a member of the board of directors of another publicly-held company;
•Commitment to devoting the time and effort necessary to be a responsible and productive member of the Board of Directors; and
•Ability to perpetuate the success of the business and represent stakeholder interests through the exercise of sound business judgment.

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Identifying and Evaluating Nominees for Directors
Our Corporate Governance Guidelines set forth the process by which our Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors. The Nominating/Corporate Governance Committee first evaluates the current members of our Board of Directors to identify director nominees. Current members who are willing to continue service and who have qualifications and skills that are generally consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service are generally re-nominated.
As to new candidates, the Nominating/Corporate Governance Committee will generally poll members of our Board of Directors and members of executive management for their recommendations. The Nominating/Corporate Governance Committee has discretion to retain a search firm to assist with identifying new candidates for membership on our Board of Directors if deemed appropriate. An initial slate of candidates will be presented to the Chair of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by one or more members of the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board of Directors. Recommendations received from stockholders are subject to the same criteria as candidates nominated by the Nominating/Corporate Governance Committee and will be considered accordingly.
Board Refreshment
Our Board of Directors remains committed to active board refreshment to ensure optimal board structure, composition and the exercise of sound business judgment in discharging the Board’s responsibilities in accordance with evolving standards and practices. We seek to add directors who contribute to diversity of background, expertise, perspective, age, gender and ethnicity. We maintain a diverse Board of Directors, of which, at the end of 2022, approximately 36% identified as female and approximately 55% were from underrepresented communities. The Nominating/Corporate Governance Committee aspires to obtain a desired mix of skills, experience, and diversity relevant to the Company’s strategic direction and operations while leveraging the deep institutional knowledge and valuable insight associated with the Board’s more tenured directors. Our focus is to have a board that continues to deliver a high standard of performance and governance expected by investors.
Certain Key Board Characteristics (as of March 31, 2023)
We seek to ensure our Board of Directors has diversity of background, expertise, perspective, age, gender identity, ethnicity, and tenure on the Board.

Female	Underrepresented Community(1)	Independent

1.We define underrepresented communities as an individual who self-identifies as Black, African American, Hispanic, Latino, Asian (inclusive of individuals who self-identify as South Asian or Indian), Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender.

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Stockholder Recommendations
The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by our stockholders. The stockholder must submit proof of Realty Income stock ownership along with a detailed résumé of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors. The stockholder must also demonstrate how the candidate satisfies our Board of Directors’ criteria and provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement, as well as by our Bylaws. The consent of the candidate must be included along with a description of any arrangements or undertakings between the stockholder and the candidate regarding the recommendation. All communications are to be directed to the Chair of the Nominating/Corporate Governance Committee and sent to the address noted under “Communications with the Board” in this Proxy Statement on page 34.
A stockholder desiring to recommend a candidate for consideration by the Nominating/Corporate Governance Committee for election at our 2024 annual meeting of stockholders must deliver the recommendation along with the information noted above between November 3, 2023 and December 3, 2023 (not more than 150 days nor less than 120 days prior to the first anniversary of the date the Company’s Proxy Statement is released to stockholders for the previous year’s annual meeting of stockholders) in order to be considered timely for consideration at next year’s annual meeting of stockholders. See “Stockholder Proposals for our 2024 Annual Meeting” in this Proxy Statement on page 88. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.
Proxy Access
Our stockholders also possess the right to nominate candidates for election to the Board through the “proxy access” provisions of our Bylaws, pursuant to which an eligible stockholder, or a qualifying group of up to 20 stockholders, owning at least 3% of our outstanding shares of common stock continuously for at least three years, may nominate up to the greater of two directors or the largest whole number that does not exceed 20% of the number of directors up for election as of the last day in which a proxy access nomination may be submitted under our Bylaws, for inclusion in our proxy materials, subject to complying with the requirements contained in Article III, Section 15 of our Bylaws.
BOARD ROLE IN RISK OVERSIGHT
Our Board of Directors has overall responsibility for risk oversight with a focus on the more significant risks facing our Company and reviews and oversees our enterprise risk management (“ERM”) program, which is a company-wide program designed to effectively and efficiently identify and assess management’s visibility into critical company risks and to facilitate the incorporation of risk considerations into decision making. The ERM program does this by clearly defining risks facing the Company and bringing together executive management to discuss these risks. This promotes visibility and constructive dialogue around risk at the executive management and Board levels, and facilitates appropriate risk response strategies. Throughout the year, as part of the ERM program, management and the Board of Directors jointly discuss major risks that face our business.
While the Board oversees the overall risk management process for the Company, each of the Board’s committees also assists the Board in this oversight with respect to the following risks:
•The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting procedures, focusing on internal controls, as well as key credit risks, liquidity risks, cybersecurity risks, information technology risks, data privacy risks, market risks and compliance, and the guidelines, policies and procedures for monitoring and mitigating those risks and discusses major enterprise-level risk exposures;
•The Compensation and Talent Committee monitors the risks associated with management resources and structure, including evaluating the effect the compensation structure may have on risk decisions; and
•The Nominating/Corporate Governance Committee oversees the risk related to our governance structure and processes and risks arising from related party transactions.
By assigning such responsibilities, the Board of Directors believes it can more effectively identify and address risk. Throughout the year, the Board of Directors, and each of the Board’s committees review and discuss specific risk topics in significant detail in their respective meetings with the Company’s senior management team.
Cybersecurity Risk Management
During 2022, the Vice President of Information Technology reported directly to the Company’s Chief Financial Officer and, beginning in 2023, in connection with Mr. Whyte joining the Company, the Vice President of Information Technology reported to

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the Chief Operating Officer. This position oversees our information security program with oversight by the Audit Committee. Our cybersecurity risk profile and cybersecurity program status are reported to the Audit Committee on a quarterly basis. The cybersecurity program is aligned to industry recognized cybersecurity frameworks. In addition, we maintain an Information Security Incident Response Policy, which includes annual tabletop reviews of our cybersecurity risks and response plans, and which are reported to the Audit Committee. We also conduct cybersecurity training for all employees on an annual basis and conduct annual assessments by a leading cybersecurity company, to ensure that our vulnerability management and security controls are working effectively and to allow us to continue to identify and mitigate security risks.
Compensation Risk Assessment
The Compensation and Talent Committee reviews our company-wide incentive programs to assess whether the incentive programs for all employees, including our named executive officers, encourage desirable behavior as it relates to our long-term growth, and reflect our risk management philosophies, policies and processes.
The total compensation for all NEOs and executive vice presidents is established after the Compensation and Talent Committee determines the appropriate performance metrics to best align the interests of management with the best interests of the Company. The Short-Term Incentive Program metrics are based on financial, operational, and individual performance goals. The Long-Term Incentive Program metrics are primarily based on our TSR performance relative to our peers, and secondarily based on financial and operational goals. In addition, as previously discussed, we have adopted a clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial results, or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment.
Other officer and non-officer employee compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that could threaten long-term value creation. Management monitors the cash and equity incentive awards made to our employees and reviews those awards in light of the potential risks relative to the control environment, each respective employee’s responsibilities, and our general policies and procedures. The Compensation and Talent Committee has sought to align the interests of our employees with those of our stockholders through grants of restricted stock and restricted stock unit awards, thereby giving employees additional incentives to protect and align with long-term value creation. Based on its evaluation, the Compensation and Talent Committee does not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on our Company.
CORPORATE GOVERNANCE
We believe a company’s reputation for integrity and serving its stockholders responsibly is of critical importance. We are committed to managing the Company for the benefit of our stockholders and are focused on maintaining good corporate governance.
Corporate Governance Guidelines
Our Company maintains Corporate Governance Guidelines that promote the effective functioning of the Board of Directors and its committees and set forth expectations as to how the Board of Directors and its committees should operate. The guidelines include information about the composition of the Board of Directors, orientation and continuing education, director compensation, Board meetings, Board committees, management succession, evaluation and compensation of key executive officers (which includes all named executive officers), expectations of directors, and information regarding the annual performance evaluation of the Board of Directors. The Corporate Governance Guidelines are available in the corporate governance documents section of our website at www.realtyincome.com.
Code of Business Ethics
We maintain a Code of Business Ethics that applies to our directors, officers, and other employees, and addresses matters such as (i) our policy on political contributions, (ii) disclosures and financial reporting, and (iii) protection and use of our assets. The Board of Directors adopted the Code of Business Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of ethical behavior. We conduct annual training with our employees regarding ethical behavior and require all employees to acknowledge the terms of, and abide by, our Code of Business Ethics. Our Code of Business Ethics is available in the corporate governance documents section of our website at www.realtyincome.com. We intend to disclose any future amendments to, or waivers of, certain provisions of our Code of Business Ethics applicable to our officers and directors on our website, within four business days following such amendment or waiver, or as otherwise required by the SEC or the NYSE.

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Whistleblower Policy
Our Board of Directors oversees the company’s “whistleblower” policy, which outlines a procedure for all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control, or auditing.

Anti-Hedging and Anti-Pledging Policies
To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, other employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities; short selling our securities; trading in any puts; calls or covered calls; writing purchase or call options; or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. This prohibition means that our directors, officers, employees, and their family members are not permitted to hold our securities in a “margin account” nor are they permitted to pledge any of our securities for any loans or indebtedness.
Clawback Policy
Our Board of Directors has adopted a clawback policy that permits the Company to recover cash and/or equity-based incentive compensation paid or granted to an executive officer during the three-year period preceding a “triggering event.” A “triggering event” includes:
i.a decision by the Audit Committee to effect an accounting restatement of previously published financial statements caused by material non-compliance by the Company with any financial reporting requirement under the federal securities laws due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any executive officer, or
ii.a decision by the Compensation and Talent Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.
The requirement to repay the incentive compensation that is recoverable under this policy shall only exist if the Board of Directors has actively taken steps to evaluate restating the Company’s financial statements or its operating results, or recalculating other associated metrics prior to the end of the fifth year following the year in question. The Company will not be bound by the five-year limitation in cases involving fraud or intentional misconduct. This policy is in addition to any rights the Company may have to recoup incentive compensation from its executive officers under applicable laws and regulations.
Company Culture and Employees
We put great effort into cultivating an inclusive company culture. We are “One Team,” and together we are committed to providing an engaging work environment centered on our values: to Do the right thing, Take ownership, Empower each other, Celebrate differences, and Give more than we take. We hire talented employees with diverse backgrounds and perspectives and work to provide an environment with regular open communication where capable team members have fulfilling careers and are encouraged to engage with and make a positive impact with business partners and in the communities in which we operate. We invest in our employees’ development and training, providing access to online learning, a mentorship program, professional development opportunities and a leadership development program.
Stockholder Engagement
During 2022, we continued to engage and interact with our stockholders as we believe this regular engagement allows both management and the Board of Directors to stay abreast of the various issues that are important to our investors and to promote the maintenance of best practices across our business. In connection with the 2022 proxy season, we engaged with stockholders collectively representing approximately 56% of our shares outstanding. We have continued our outreach efforts for the 2023 proxy season.
During our conversations with stockholders, we have discussed various topics, including:

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•Environmental, social, and governance considerations, including recent and planned sustainability initiatives;
•DE&I initiatives;
•Executive compensation;
•Recent board refreshment;
•Board composition and structure; and
•Company culture.
In addition to internal management engaging with stockholders, our Board of Directors’ Non-Executive Independent Chairman, Michael D. McKee, participated in specific calls, which provided stockholders direct access to the Board of Directors. We report the details of our communications with stockholders to our Nominating/Corporate Governance Committee, Compensation and Talent Committee, and Board of Directors, as applicable. This dialogue allows our directors to hear what is most important to our stockholders and share perspectives on our compensation and governance processes. The Board of Directors considers stockholder feedback and responds in the best interests of the Company.
Meetings and Attendance
Our Board of Directors met 10 times during 2022. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period in which they were members of our Board of Directors, and (ii) the total number of meetings of the Committees of our Board of Directors on which such directors served and that were held during the period in which they served. Although we have no formal policy with regard to attendance of our directors at our annual meeting of stockholders, it is customary for, and we expect, all directors to attend. All directors attended our virtual 2022 annual meeting of stockholders.
To ensure free and open discussion among the independent directors, only independent directors attend executive sessions of our Board of Directors and Committee meetings unless, under certain circumstances, management is invited. As the Non-Executive Independent Chairman of our Board of Directors, Mr. McKee presides at the executive sessions of the Board.
Communications with the Board
Stockholders and other interested parties may communicate with the Non-Executive Chairman of our Board of Directors or with the non-employee directors, as a group, by either of the following methods:

Email: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary CorporateLegal@realtyincome.com	Mail: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary Realty Income Corporation 11995 El Camino Real San Diego, CA 92130

All appropriate correspondence will be promptly forwarded by the Corporate Secretary to the Non-Executive Chairman of our Board of Directors.

34 Realty Income	2023 Proxy Statement

DIRECTOR COMPENSATION

Under the director stock ownership guidelines, each non-employee director is required to hold stock valued at no less than five times the amount of the annual cash retainer.

The Compensation and Talent Committee is responsible for reviewing the compensation of members of the Board of Directors. Compensation for the independent directors of our Board of Directors for 2022 consisted of an annual cash retainer, plus additional cash retainers for service as the Non-Executive Chairman or Chairperson of one of the standing committees of our Board of Directors in the amounts as set forth below. In addition, per the terms of the Realty Income Corporation 2021 Incentive Award Plan, as amended (the “Plan”) adopted by stockholders at the 2021 annual meeting of stockholders, each non-employee director is automatically granted an annual equity retainer of 4,000 shares of restricted stock (subject to adjustment as provided in the Plan) on the date of the annual meeting of stockholders or on the date of such director’s election to the Board. For 2022, approximately 83% of director compensation was in the form of restricted shares of the Company’s stock, which is structured such that it aligns the interests of our Board with those of our stockholders.

Position Held	Annual Equity Grant (in shares)(1)	Annual Cash Retainer ($)(2)

Board of Directors – Member (including Non-Executive Chair)	4,000	35,000
Board of Directors – Non-Executive Chair	—	125,000
Audit Committee Chair	—	35,000
Compensation and Talent Committee Chair	—	25,000
Nominating/Corporate Governance Committee Chair	—	25,000
1.The value of the annual equity retainer is variable, based on the closing share price on the date of grant.
2.Effective January 1, 2022, the annual cash retainer for the Board of Directors increased from $25,000 to $35,000, the annual cash retainer for the Audit Committee Chair increased from $30,000 to $35,000, and the annual cash retainer for the Nominating/Corporate Governance Committee Chair increased from $15,000 to $25,000.
Under the Plan, the vesting schedule for restricted shares granted to non-employee directors is as follows and is subject to the director’s continued service through each applicable vesting date:

Years of Service	Vesting
< 6 years	33.33% increments on each of the first three anniversaries of the grant date
6 years	50% increments on each of the first two anniversaries of the grant date
7 years	100% vested on the first anniversary of the grant date
≥ 8 years	Immediately

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Director Compensation	Table of Contents
Our non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2022:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation(4) ($)	Total ($)
Priscilla Almodovar(3)	35,000	274,440	—	309,440
Jacqueline Brady((3)	35,000	274,440	—	309,440
A. Larry Chapman	35,000	274,440	—	309,440
Reginald H. Gilyard(3)	60,000	274,440	—	334,440
Mary Hogan Preusse(3)	35,000	274,440	—	309,440
Priya Cherian Huskins	60,000	274,440	—	334,440
Gerardo I. Lopez(3)	35,000	274,440	—	309,440
Michael D. McKee	160,000	274,440	—	434,440
Gregory T. McLaughlin	45,000	274,440	10,000	329,440
Ronald L. Merriman	70,000	274,440	—	344,440
1.Mr. Roy, our President, Chief Executive Officer and Director, did not receive any compensation for his services on our Board of Directors or as a director of Crest Net Lease, Inc. (“Crest”), a wholly-owned subsidiary of Realty Income, during 2022. His compensation is reflected as part of the “Summary Compensation Table” on page 61.
2.On May 17, 2022, the date of our 2022 Annual Meeting of Stockholders, each non-employee director who served at that time received 4,000 shares of restricted stock with a grant date fair value of $274,440 which is calculated by multiplying the 4,000 shares by the closing market price per share of our common stock on May 17, 2022 of $68.61, as prescribed by Accounting Standards Codification Topic 718. All of these restricted stock grants vest according to the vesting schedule described above and include dividends paid from the date of grant.
3.As of December 31, 2022, the non-employee directors did not hold any stock options. The following directors hold unvested restricted stock: Ms. Almodovar holds 6,667 shares, Ms. Brady holds 6,667 shares, Mr. Gilyard holds 8,001 shares, Ms. Hogan Preusse holds 6,667 shares, and Mr. Lopez holds 8,001 shares. The other non-employee directors did not hold any shares of unvested restricted stock. As of December 31, 2022, Ms. Almodovar and Ms. Hogan Preusse also held deferred stock units covering 2,333 and 2,114 shares of our common stock respectively, reflecting deferred stock units in VEREIT that were converted to deferred stock units covering shares of our common stock in connection with our merger with VEREIT.
4.The amount in this column represents the annual retainer of $10,000 for serving on the board of directors of Crest.
OTHER PAYMENTS FOR DIRECTORS
The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at Board of Directors and Board committee meetings. Additionally, the members of our Board of Directors are reimbursed for expenses incurred in connection with attending continuing education programs and conferences to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.
DIRECTOR STOCK OWNERSHIP GUIDELINES
Our non-employee directors are subject to stock ownership guidelines. Under these guidelines, each non-employee director is required to hold stock valued at no less than five times the amount of the annual cash retainer of $35,000 paid to such director for service as a member of the Board of Directors, without reference to committee or chair service. The current stock ownership goal for each of our non-employee directors is five times their annual cash retainers as of December 31, 2022 of $35,000, or $175,000, divided by the closing price per share of our common stock as of December 30, 2022 (the last trading day of the year) of $63.43. This equals a minimum share ownership requirement of 2,759 shares.
All vested and unvested restricted stock awards qualify towards satisfaction of the requirement. For any new director, compliance with the guidelines will be required within five years after being elected to the Board of Directors. As of December 31, 2022, each director subject to the guidelines met or exceeded the stock ownership requirements.

36 Realty Income	2023 Proxy Statement

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth certain information as of the record date for the Annual Meeting of March 23, 2023 concerning our executive officers.

Name and Current Title	Age	Business Experience

Sumit Roy President and Chief Executive Officer	53	Mr. Roy’s business experience is set forth in this Proxy Statement under “Director Nominees” on page 25.

Christie B. Kelly Executive Vice President, Chief Financial Officer, and Treasurer	61
Ms. Kelly served on our Board of Directors from November 2019 to January 19, 2021, at which time she resigned from the Company’s Board of Directors and assumed the role of Executive Vice President, Chief Financial Officer, and Treasurer. Prior to joining us, Ms. Kelly served as the Global Chief Financial Officer at Jones Lang LaSalle Incorporated from 2013 to 2018, Executive Vice President and Chief Financial Officer at Duke Realty Corporation from 2009 to 2013 and Senior Vice President, Global Real Estate at Lehman Brothers. Ms. Kelly has served as a trustee of Kite Realty Group Trust (NYSE: KRG) since 2013 and is a member of its audit committee. She has also served as a director of Park Hotels & Resorts, Inc. (NYSE: PK) since 2016 and is a member of its audit committee and compensation committee.

Neil M. Abraham Executive Vice President, Chief Strategy Officer and President, Realty Income International	52
Mr. Abraham has been our President, Realty Income International since January 2022 and Executive Vice President, Chief Strategy Officer since May 2018. He served as Executive Vice President, Chief Investment Officer from November 2015 to May 2018. Prior to that, he was our Senior Vice President, Investments, a position he held from April 2015 to November 2015. Prior to joining us, Mr. Abraham was a Portfolio Manager for equity and mortgage REITs at AllianceBernstein – Global Equities in New York from 2007 to 2015. Prior to joining AllianceBernstein, he held positions as Associate Principal for McKinsey & Company, and Vice President, Fixed Income Derivatives at Salomon Brothers.

Michelle Bushore Executive Vice President, Chief Legal Officer, General Counsel and Secretary	55
Ms. Bushore has been our Executive Vice President, Chief Legal Officer, General Counsel and Secretary since February 2021. Prior to joining us, Ms. Bushore served as Executive Vice President, General Counsel, Chief Legal & Risk Officer and Corporate Secretary at Caesars Entertainment, Inc. from 2018 to 2020, and Deputy General Counsel and Corporate Secretary at Monsanto from 2013 to 2018, as well as Chief Legal Officer of The Climate Corporation. Earlier, she was in private practice with Latham & Watkins LLP.

Mark E. Hagan Executive Vice President, Chief Investment Officer	56
Mr. Hagan has been our Executive Vice President, Chief Investment Officer since May 2018. Prior to joining us, Mr. Hagan served as Managing Director, Real Estate Investment Banking at RBC Capital Markets, LLC from 2010 to 2018, Managing Director, Real Estate Investment Banking at Deutsche Bank Securities, Inc. from 2005 to 2009, and Director, Real Estate Investment Banking at Merrill Lynch & Co., Inc. from 1998 to 2005.

Shannon Kehle Executive Vice President, Chief People Officer	49
Ms. Kehle has been our Executive Vice President, Chief People Officer since January 2022. She served as our Senior Vice President, Human Resources from January 2019 to December 2021, and as our Vice President, Human Resources from April 2014 to December 2018. Prior to joining us, Ms. Kehle worked in senior leadership human resources roles across diverse companies, including clean technology, online gaming, hospitality, and interactive media and technology.

Gregory J. Whyte Executive Vice President, Chief Operating Officer	62	Mr. Whyte joined Realty Income in January 2023 as Executive Vice President, Chief Operating Officer. From 2007 to 20016, he served as a Senior Advisor in the Real Estate and Lodging Investment Banking group at UBS Securities. Previously, from 1991 to 2006, he was a Managing Director, Global Head of Real Estate Equity Research at Morgan Stanley. He is a director at Orion Office REIT Inc. (NYSE: ONL) and previously served as an independent director of TIER REIT, Inc. (NYSE: TIER) from 2017 to 2019.

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EXECUTIVE COMPENSATION

The objectives of our compensation program include aligning the interests of management with stockholders, linking compensation to Company performance, and attracting and retaining highly qualified executive officers.

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the compensation policies and programs for the following executive officers of the Company (the “named executive officers” or “NEOs”):

Name	Current Title
Sumit Roy	President and Chief Executive Officer
Christie B. Kelly	Executive Vice President, Chief Financial Officer and Treasurer
Neil M. Abraham	Executive Vice President, Chief Strategy Officer and President, Realty Income International
Mark E. Hagan	Executive Vice President, Chief Investment Officer
Michelle Bushore	Executive Vice President, Chief Legal Officer, General Counsel and Secretary

CEO Compensation Mix	Average NEO Compensation Mix

■ LTIP Performance Shares ■ STIP Cash Awards ■ LTIP Time-Based Restricted Shares ■ Annual Salary

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Table of Contents	Executive Compensation
EXECUTIVE SUMMARY
The primary objectives of our compensation program are to:
1.Align the interests of management with those of stockholders;
2.Link executive compensation to the Company’s short-term and long-term performance; and
3.Attract, motivate, and retain highly qualified executive officers through competitive compensation arrangements.
We continue to adhere to balanced compensation and corporate governance practices as set forth in the following table:

WHAT WE DO:	WHAT WE DO NOT DO:
DO align pay to performance by linking a substantial portion of compensation to the achievement of predefined performance metrics that drive stockholder value creation	Do NOT allow for uncapped award opportunities
DO cap payouts for awards under our Short-Term Incentive Program (STIP) and our Long-Term Incentive Program (LTIP)	Do NOT provide any perquisites to our named executive officers
DO set meaningful and measurable performance goals at the beginning of the performance period and evaluate such performance over both an annual and multi-year period on a relative basis	Do NOT provide supplemental or other retirement plans, other than a 401(k) plan
DO maintain stock ownership requirements for our directors, CEO, and other named executive officers	Do NOT pay accrued dividends on performance shares unless and until they vest
DO perform an annual compensation risk assessment to ensure our compensation programs and policies do not encourage excessive risk-taking behavior	Do NOT incentivize excessive risk-taking
DO allow for the Board to “clawback” incentive compensation in the event of certain financial restatements or incentive miscalculations	Do NOT provide our named executive officers with tax gross-ups on perquisites or other benefits (other than a limited gross up on a medical benefit available to all senior vice presidents and above)
DO employ the services of an independent compensation consultant that reports to the Compensation and Talent Committee of the Board of Directors	Do NOT provide for excise tax gross ups
DO grant performance-based equity, which is at-risk and not guaranteed	Do NOT permit executive officers or directors to pledge or hedge our securities
DO align certain ESG initiatives to individual performance goals, rigorously reviewed by the Compensation and Talent Committee of the Board of Directors	Do NOT have employment contracts with our NEOs
2022 Performance
2022 was a year marked by a number of strategic and operational accomplishments which ultimately culminated in net income per share growth of 63.2% and AFFO per share growth of 9.2%. Leveraging increased size and scale, the Company reported a record amount of property-level investments for the year ended December 31, 2022 totaling approximately $9.0 billion. As part of this activity, we expanded into Italy, our third European geography, and we made our first investment in the gaming industry, acquiring Encore Boston Harbor, which is the largest single-property acquisition in our history by dollar value. Supporting our investment activity and reinforcing our access to capital, we amended and upsized our multicurrency unsecured revolving credit facility from $3.0 billion to $4.25 billion and initiated a European commercial paper program that enables us to borrow short-term financing in Euros and variety of other currencies. Operationally, our asset management team’s proactive approach to overseeing the portfolio resulted in a rent recapture rate of 105.9% of expiring rent on properties released during the year, above the long term average for the Company, and we ended the year with occupancy of 99.0%. We deepened our executive leadership, announcing the hiring of Gregory J. Whyte as our new Executive Vice President and Chief Operating Officer. We further highlight below the Company’s performance for the year and management’s execution of our strategy to create long-term growth including to support dividend growth. We focused, and will continue to focus, on the following key areas when executing our strategy during 2022:

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12,237↑
portfolio properties

$95.0B↑
of sourced real estate acquisition opportunities

$9.0B↑
of real estate acquisitions

105.9%↑
rent recapture

$59.8B↑
enterprise value

655↑
leases re-leased

92%
of re-leased leases related to existing clients

99.0%↑
year-end occupancy, highest in over 20 years

$2.2B↑
of long-term, fixed rate U.S. Dollar and Pound Sterling debt

63.2%↑
net income per share increase

9.2%↑
AFFO per share increase

4.7%↑
dividend growth per share

$4.6B↑
equity capital raised

Actively managed our portfolio to further enhance stockholder value.

We remained committed to diversifying our portfolio by client, industry, geography, and property type, while maintaining excellent credit quality in the portfolio. As of December 31, 2022, approximately 41% of our annualized contractual rent was generated from investment-grade clients, their subsidiaries or affiliated companies.

Continued to expand our international portfolio by investing $2.5 billion in properties in the United Kingdom and continental Europe, including the expansion into Italy, our third European geography.

We ended the year with a fixed charge coverage ratio of 5.2x and achieved Net Debt-to-Annualized Pro Forma Adjusted EBITDAre of 5.3x.

Our 2022 TSR of (7.4)% outperformed the MSCI U.S. REIT Index and 2022 Peer Group average by 17.2% and 18.1%, respectively.

Expanded our access to attractively priced capital through the initiation of a European commercial paper program, enabling commercial paper borrowings in Euros and a variety of other currencies.

Remained well-positioned for 2023 with a conservative capital structure and strong liquidity, ending the year with approximately $1.7 billion of liquidity, which represents cash on hand and availability on our multi-currency revolving credit facility, net of borrowings under our commercial paper program.

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Table of Contents	Executive Compensation
We also continue to remain positive on each of our top client industries which include non-discretionary essential goods such as grocery stores, convenience stores, dollar stores, and quick service restaurants and comprise approximately 32% of our annualized contractual rent.
In 2022, although Realty Income’s TSR, assuming reinvestment of dividends, was (7.4)% the Company outperformed the MSCI U.S. REIT Index which had TSR of (24.5)%. The Company continued to focus on providing favorable risk-adjusted returns for stockholders, as illustrated through its net income per share growth of 63.2% in 2022, compared to the decrease of 23.7% in 2021, and 9.2% AFFO per share growth in 2022, compared to 5.9% AFFO per share growth in 2021. The Company also increased dividends paid to stockholders by 4.7% in 2022, compared to 1.4% in 2021. Additionally, the Company’s approximately $9.0 billion of property-level acquisitions were a record high as the Company continued to focus on providing value for stockholders and increased the portfolio from 11,136 properties as of December 31, 2021 to 12,237 properties at the end of December 31, 2022.
Our positive performance results and successful execution of our strategy are significant contributors in determining the compensation awarded to our executives. Our compensation program is structured to effectively link compensation to the achievement of certain company performance metrics in order to create alignment with the interests of our stockholders. We believe our performance in 2022 demonstrates the effectiveness over time of the execution of our strategic business plan and the alignment of our compensation program with our philosophy of rewarding executives for enhancing long-term stockholder value.
AFFO is a non-GAAP measure. AFFO is adjusted for unique revenue and expense items, such as losses on extinguishment of debt and executive severance costs which management believes are not pertinent to the measurement of our ongoing performance.
Annualized Pro Forma Adjusted EBITDAre is a non-GAAP measure. The Annualized Pro Forma Adjustments, which includes transaction accounting adjustments in accordance with U.S. GAAP, consists of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and removes Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes.
Please refer to Appendix A for a reconciliation of our non-GAAP measures.
Favorable Say-on-Pay Vote
We provide our stockholders with an annual advisory “say-on-pay” vote on the compensation of named executive officers. Our stockholders continue to express substantial support for the compensation of our named executive officers, as demonstrated by 92.6% of the votes cast in favor of the advisory say-on-pay vote at our 2022 annual meeting of stockholders. This continued support of our compensation program, as demonstrated below, reflects a strong alignment with the Company’s performance and long-term value creation for our stockholders. In 2022, we continued our practice of engaging and interacting with our stockholders through various means of communication. In this regard, we routinely interact with stockholders throughout the year about executive compensation and other matters.

SAY-ON-PAY STOCKHOLDER SUPPORT
Stockholders have approved by over 90% the advisory say-on-pay vote during each year since say-on-pay has been effective in the U.S., dating back to 2011. Stockholders approved by 92.6% the advisory say-on-pay vote at the 2022 Annual Meeting of Stockholders.

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Say-on-Pay Stockholder Approval
90%+ Every Year Since 2011
COMPENSATION PROCESS
In addition to say-on-pay vote results and other feedback from stockholders, the Compensation and Talent Committee considers other factors in evaluating our executive compensation program, including but not limited to:
•The alignment of our compensation program with our financial and operational objectives;
•Ability of the program to recognize individual contributions towards our performance;
•The ability of the compensation program to retain highly qualified executive officers;
•Whether the structure of the compensation program would promote undue risk;
•Recommendations provided by the Compensation and Talent Committee’s independent consultant; and
•A review of peer data.
COMPENSATION CONSULTANT
In 2022, the Compensation and Talent Committee retained Ferguson Partners Consulting L.P. (“FPC”), a nationally known independent executive compensation and benefits consulting firm specializing in the real estate industry, to provide general executive compensation consulting services. In addition, the consultant performs special executive compensation projects and consulting services, as directed by the Compensation and Talent Committee.
The consulting services provided by FPC include:
1.Evaluating the current compensation program design and guidelines for named executive officers and assisting in structuring a compensation program that meets the objectives outlined by the Compensation and Talent Committee;
2.Evaluating the current compensation program for members of the Board of Directors;
3.Providing peer information to assist the Compensation and Talent Committee in selecting the appropriate peer group;
4.Benchmarking the compensation for the named executive officers against the appropriate peer group;
5.Identifying the appropriate mix of compensation components, including base salary, annual incentives, and short-term and long-term incentive compensation to ensure proper incentive alignment;
6.Conducting an annual independent risk assessment for the Compensation and Talent Committee to ensure that our executive compensation is appropriately structured and does not promote undue risk;
7.Discussing market-based incentive programs, including performance metrics and targets, within our peer group companies, and providing guidance and recommendations for modifications to program elements to ensure competitiveness; and
8.Reviewing an overview of industry trends related to human capital across the entire real estate industry. FPC reports to the Compensation and Talent Committee and works with management as directed by the Compensation and Talent Committee. The Compensation and Talent Committee retains the right to terminate or replace FPC at any time. Pursuant to

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the Compensation and Talent Committee’s Charter, the Compensation and Talent Committee has the power to engage other consultants and advisors as required.
Through review and consultation with FPC, the Compensation and Talent Committee assessed the independence of FPC in light of, among other factors, the independence factors established by the NYSE. As a result of this assessment, the Compensation and Talent Committee has determined that FPC’s work raised no conflict of interest currently or during the year ended December 31, 2022.
PEER GROUP DATA
The Compensation and Talent Committee uses comparison data from various companies it considers peers as a guide in its review of each of the elements of the Company’s compensation program. Prior to approving the 2022 incentive compensation program, the Compensation and Talent Committee reviewed peer group data to assist in its determination of total target direct compensation (on an aggregate and individual basis), as well as the appropriate mix of equity versus cash, short-term versus long-term, and performance-based versus time-based awards to be paid or granted for 2022 performance. The Compensation and Talent Committee evaluates whether the compensation elements and levels that are provided to our named executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at peer companies, in light of our performance relative to peers and the Company’s goals and objectives, and in consideration of each named executive officer’s individual contribution to the Company’s performance. This approach allows us to respond to competitive dynamics in the market and provides us with the flexibility to maintain and enhance our named executive officers’ engagement, focus, and motivation.
2022 PEER GROUP FOR 2022 COMPENSATION DECISIONS
The Compensation and Talent Committee, with the help of FPC, annually reviews the composition of our peer group and the criteria and data used in compiling our peer group to ensure that each company’s size and operations remain comparable to ours. The peer group recommended by FPC in 2021 and used by the Compensation and Talent Committee to set 2022 compensation (the “2022 Peer Group”) consisted of the below 15 public real estate companies. The 2022 Peer Group was updated from the 2021 peer group to better align with the Company’s increased size, scale, and complexity due to its acquisitions and other operational achievements relative to the prior year.

2022 Peer Group(1)
Alexandria Real Estate Equities, Inc.	Equinix, Inc.	Public Storage
Avalon Bay Communities, Inc.	Equity Residential	Simon Property Group, Inc.
Boston Properties, Inc.	Essex Property Trust, Inc.	Ventas, Inc.
Crown Castle Inc.	Healthpeak Properties, Inc.	W.P. Carey, Inc.*
Digital Realty Trust, Inc.	Prologis, Inc.	Welltower Inc.
* Denotes a net lease peer.
1.With the exception of W.P. Carey, the remainder of the 2022 Peer Group consists of S&P 500 REITs.
The companies in our 2022 Peer Group focus on a variety of asset classes with similar lease types, and are similar to us in size in terms of total market capitalization (common and preferred stock, partnership units convertible into stock and long and short-term debt) and equity market capitalization (common stock and convertible partnership units). The Compensation and Talent Committee believes that total market and equity market capitalization are the most relevant indicators of size for real estate companies, acknowledging that other industries may use different indicators like revenue. Using total market capitalization and equity market capitalization to determine peer groups is consistent with real estate industry practices. The companies were selected so that our total and equity market capitalization remained near the median of the peer group. The companies selected range from 0.4x to 2.9x our size based on total market capitalization, with the weighted average of 1.6x our size, and 53% of companies selected were below our size based on total market capitalization as further demonstrated in the 2022 Peer Group Comparison chart below.

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2022 PEER GROUP COMPARISON(1) (IN BILLIONS)

53rd percentile of our 2022 Peer Group based on Total Market Capitalization

1.As of December 31, 2021, the 2022 Peer Group had total market capitalization ranging from approximately $21.8 billion to $145.1 billion, placing us in the 53rd percentile of our 2022 Peer Group. In terms of equity market capitalization, we were in the 60th percentile of our 2022 Peer Group. Data sourced from Bloomberg as of December 31, 2021 which was information available at the time that the Compensation and Talent Committee approved NEO compensation for 2022.
Management Involvement
In setting compensation for named executive officers, the Compensation and Talent Committee solicited input from the CEO concerning each of the named executive officers other than himself. In addition, from time to time, the Compensation and Talent Committee will direct management to work with the Compensation and Talent Committee’s consultant in providing proposals, program design, and compensation recommendations. Each year, the CEO provides the Compensation and Talent Committee with a report of the Company’s operating and financial results for the past fiscal year relative to the Company’s performance metrics. The CEO also discusses his personal assessment of individual performance of each of the other named executive officers. At the request of the Compensation and Talent Committee, the CEO makes recommendations regarding salary and incentive compensation awards for each named executive officer other than himself. The Compensation and Talent Committee considers these recommendations and other factors as discussed above in making its final determination as to each named executive officer’s compensation.
ELEMENTS OF COMPENSATION
In structuring executive compensation, the Compensation and Talent Committee considers how each component of compensation motivates performance, promotes retention, and creates long-term stockholder value. Base salaries are primarily intended to attract and retain highly qualified executives and to reward them for their continued service through performance of their core responsibilities of their role. Annual incentive cash payments, equity awards, and long-term performance shares are designed to (i) directly reward performance, (ii) achieve specific strategic and operating objectives, and (iii) provide incentives to create long-term stockholder value. In addition to fostering retention and rewarding performance, our equity incentives are intended to align named executive officers’ long-term interests with the interests of the Company.

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The following table outlines the primary elements of our 2022 executive compensation program:

		Element	Objective Served
Total Compensation	Fixed Component	Base Salary	Rewards performance of core job duties and recognizes individual achievements, contributions, and experience.
		Time-Based Restricted Shares	Compensation that vests over future periods fosters retention and aligns the named executive officers’ interest with the best interests of the company.
	Variable Component	Short-Term Incentive Program
Motivates each executive to achieve our short-term corporate operating and financial goals, rewards personal performance (including efforts towards accomplishing the Company’s ESG initiatives), aligns the interests of executives with stockholders, and facilitates executive retention.

		Long-Term Incentive Program	Motivates executives to achieve our long-term financial goals, such as relative TSR, balance sheet strength, and consistency of our dividend.
Incentive Programs and Performance Metrics
Each year, the Compensation and Talent Committee, with input from FPC, reviews the metrics underlying the short-term and long-term incentive programs, and considers various industry performance indicators, including GAAP and non-GAAP earnings metrics. The Compensation and Talent Committee believes that the current mix of operational, liquidity, and financial earning metrics used for the 2022 performance year aligns with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. In 2022, consistent with the 2022 Peer Group compensation practices, the Compensation and Talent Committee maintained STIP and LTIP programs with maximum payouts at 200% of target, which required a corresponding level of rigor relative to projections to achieve maximum performance to further motivate and reward outstanding performance. The composition of our programs is weighted heavily in equity, at 67% tied to equity for our CEO, including a portion of compensation tied to long term, three-year performance.
Total Target Direct Compensation
The Compensation and Talent Committee worked with FPC to determine the levels of total target direct compensation to achieve the appropriate balance between (i) cash and equity compensation, (ii) long-term and short-term compensation, (iii) performance-based and time-based equity, and (iv) fixed and variable or at-risk compensation. As an initial reference point, the Compensation and Talent Committee reviewed the median benchmark of each executive as well as the aggregate level of total target direct compensation. This process allows the Compensation and Talent Committee to ensure pay is competitive for the individual and account for the individual’s tenure and experience, as well as ensure that the total amount for our executive team is reasonable. The Compensation and Talent Committee reviewed the median and aggregate total target direct compensation within our 2022 Peer Group based on market data provided by FPC. In February 2022, when establishing total target direct compensation levels for each NEO set forth below, the Compensation and Talent Committee gave consideration and special emphasis to each individual’s personal contributions to the organization as well as skill sets, qualifications, and experience, seeking to balance incentivizing high performing named executive officers with competitive pay opportunities. The Compensation and Talent Committee further considered the increased size, scale, and complexity of the Company due to its acquisitions and other operational achievements relative to the prior year and the need for the compensation of the Company’s executives to be commensurate with market compensation practices and with the compensation of other comparable REITs of the Company’s then increased size. In particular, the Company had the following results as of December 31, 2021 relative to results as of December 31, 2020 (except as noted otherwise):

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•The Company was a top six global REIT as measured by equity market capitalization of the FTSE EPRA Nareit Global REITs Total Return Index Constituents as of December 31, 2021.
•The Company’s international expansion provided growth opportunities for both investments and allows the Company to broaden its access to the capital markets.
Following this analysis, the Compensation and Talent Committee approved increases to the named executives officer’s total target direct compensation and approved the following total target direct compensation and structure for 2022 compensation: (i) base salary, (ii) target annual short-term incentive opportunity (awarded in cash), (iii) performance shares, and (iv) the annual grant of time-based restricted shares. With respect to Mr. Roy, after demonstrating success over a multi-year period, the Compensation and Talent Committee made adjustments to Mr. Roy’s pay, as reflected in his 2022 total target compensation, commensurate with his performance and our 2022 Peer Group such that his total target direct compensation increased to the approximately 57th percentile of the 2022 Peer Group median. This slightly higher than median total target direct compensation was in light of Mr. Roy’s significant contributions to the Company during his tenure inclusive of taking the Company from an enterprise value of $25.7 billion at the end of 2018 to over $57.0 billion at the end of 2021.
The Compensation and Talent Committee also adjusted the other NEO’s total target direct compensation to align better with the larger operating platform, including the more extensive international portfolio, of the Company relative to the prior year and to be commensurate with the compensation of the 2022 Peer Group which included peer companies reflective of the Company’s increased size and scale. The Compensation and Talent Committee increased the total target direct compensation for each of Messes. Kelly and Bushore and Messrs. Abraham and Hagan in 2022 relative to their levels in 2021; however, even with such increases, their total target direct compensation was below the 2022 Peer Group median for their respective positions.

	Total Target Direct Compensation

Executive	2021 ($)	2022 ($)

Sumit Roy	8,250,000	10,600,000
Christie B. Kelly	3,000,000	3,100,000
Neil M. Abraham	2,350,000	3,250,000
Mark E. Hagan	2,300,000	3,200,000
Michelle Bushore	2,100,000	2,600,000
Total	18,000,000	22,750,000

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The elements of each NEOs total target direct compensation are as set forth in the following table:

	2022 Target Direct Compensation Elements

Executive Officers	Base Salary ($)	Target STIP ($)(1)	Target LTIP ($)(2)	Total Target Compensation ($)

Sumit Roy	1,000,000	2,498,000	7,102,000	10,600,000
Christie B. Kelly	620,000	620,000	1,860,000	3,100,000
Neil M. Abraham	600,000	602,500	2,047,500	3,250,000
Mark E. Hagan	600,000	584,000	2,016,000	3,200,000
Michelle Bushore	550,000	438,000	1,612,000	2,600,000
1.The STIP was awarded entirely in cash.
2.The LTIP consists of awards of performance shares and time-vesting restricted stock or RSUs. Approximately 75% of the NEOs’ LTIP opportunity is in the form of performance shares and 25% is in the form of time-vesting restricted stock.
CEO Total Target Direct Compensation
The Compensation and Talent Committee believes that a significant portion of executive compensation should be performance-based in order to best align management’s interests with the best interests of the Company. In 2022, approximately 74% of our CEO’s total target direct compensation consisted of compensation that is performance-based on achievement of certain objective performance metrics. For our CEO, the Compensation and Talent Committee used the following structure for determining the various elements of direct compensation payable for 2022:

Total Target Direct Compensation

33% Cash		67% Equity

9%	24%	50%	17%

Annual Salary	Cash Award	Performance-based Shares	Time-based Restricted Shares
	Short-term Incentive Plan (STIP)	Long-term Incentive Plan (LTIP)	Long-term Incentive Plan (LTIP)
CEO Compensation Mix

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Set forth below is a table that illustrates the application of the structure for 2022 compensation decisions for our CEO.

CEO ANNUAL CASH		CEO ANNUAL EQUITY		CEO TOTAL
Annual Salary	Target STIP Cash Award	Target LTIP Performance Shares	Time-Based LTIP Restricted Shares	Total Target Direct Compensation
$1,000,000	$2,498,000	$5,326,500	$1,775,500	$10,600,000

Base Salaries
In connection with its review of fiscal 2021 performance, and in consideration of the increased responsibilities that come with our continued growth in both size and complexity, the Compensation and Talent Committee decided to increase the base salaries paid to our named executive officers commencing on January 1, 2022. When making its decision to increase 2022 salaries, the Compensation and Talent Committee sought to incentivize high-performing named executive officers with competitive pay. The increases to base salaries were approved to not only better align our named executive officers’ pay with competitive market pay practices, but were also adjusted for individual experience, tenure, performance, and other qualitative factors. In the case of Messrs. Abraham and Hagan, their base salaries were previously below the peer group median and the Compensation and Talent Committee therefore approved increases to align their base salaries with those base salaries for comparable positions within the compensation peer group. The 2021 and 2022 annualized base salaries are reflected in the table below.

NAMED EXECUTIVE OFFICER		SALARIES FOR FISCAL YEAR

	PRINCIPAL POSITION IN 2021	2021 ($)	2022 ($)

Sumit Roy	President, Chief Executive Officer	950,000	1,000,000

Christie B. Kelly	Executive Vice President, Chief Financial Officer, and Treasurer	600,000	620,000

Neil M. Abraham	Executive Vice President, Chief Strategy Officer and President, Realty Income International	500,000	600,000

Mark E. Hagan	Executive Vice President, Chief Investment Officer	475,000	600,000

Michelle Bushore	Executive Vice President, Chief Legal Officer, General Counsel and Secretary	520,000	550,000

Short-Term Incentive Program (STIP)
During February 2022, the Compensation and Talent Committee approved the 2022 STIP metrics, which is structured so that the named executive officers’ annual incentive awards closely align with the Company’s operating and financial performance. The components of the 2022 STIP were as follows:

Objective Company Performance Criteria Weighted 70%	Individual Performance Weighted 30%

•All of the compensation awarded under this program was at-risk.
•No compensation was awarded for below-threshold performance and maximum payouts were capped at 200% of target.
•Awards were paid entirely in the form of cash.
2022 STIP PERFORMANCE GOALS
AFFO per share
Why we believe this metric is important: We believe that AFFO per share, a non-GAAP financial measure, provides useful information to investors because it is a widely accepted industry measure of the operating performance of REITs that is used by industry analysts and investors who evaluate and compare those companies. In particular, AFFO per share is included in the compensation program because it provides an additional measure to compare the operating performance of REITs without having

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to account for differing depreciation assumptions and other unique revenue and expense items, which we believe are not pertinent to measuring a particular company’s on-going operating performance. Therefore, we determined that AFFO per share is an appropriate performance metric, and that the most appropriate GAAP performance metric to which AFFO per share should be reconciled is net income available to common stockholders per share.
How the Compensation and Talent Committee set the 2022 goal: At the time the goal was set, we considered the Company’s public guidance to investors along with our internal operating plan while factoring in the possibility that unexpected events could impact AFFO per share. Accordingly, the Compensation and Talent Committee set the AFFO per share goal in a range of $3.81 to $3.91. Our 2022 target performance was set at $3.86 per share, or the midpoint of our performance benchmark range. The range of $0.05 per share around target resulted in a threshold of $3.81 per share and a maximum of $3.91 per share. The threshold of $3.81 per share exceeded our generation of $3.59 in AFFO per share in 2021 by $0.22.
How the Company performed against the goal: AFFO per share for 2022 was $3.92, resulting in an achievement of 200% of target. AFFO of $3.92 per share outperformed target primarily due to higher-than-anticipated 2022 investments in acquisitions and properties under development of approximately $9.0 billion compared to the initial projection of over $5.0 billion.
Fixed Charge Coverage Ratio
Why we believe this metric is important: The fixed charge coverage ratio measures the ability of our earnings to cover our fixed charges, such as debt payments and interest expense. This calculation, which is not based on GAAP measurements, is one of our note covenants presented to investors to show our ability to incur additional debt under the terms of our senior notes and bonds. It is not a measure of our liquidity or performance. In particular, fixed charge coverage ratio is included in the compensation program because it is a measure of our balance sheet strength, and of our ability to effectively and conservatively manage our outstanding debt levels.
How the Compensation and Talent Committee set the 2022 goal: As of December 31, 2021, our fixed charge coverage ratio, inclusive of the VEREIT Transaction, was 5.6x, primarily as a result of a low interest rate environment throughout 2021. The goals for the fixed charge coverage ratios for 2022 of maximum 5.0x, target of 4.5x, and threshold of 4.0x remained unchanged from 2021; reflecting the Compensation and Talent Committee’s commitment and expectation of maintaining these metrics through periods of uncertainty in the capital markets.
How the Company performed against the goal: Our fixed charge coverage ratio as of December 31, 2022 was 5.2x, exceeding the maximum primarily due to prudent debt management and low leverage throughout the year amidst rising global interest rates. In January 2022, the Company issued £500.0 million of senior unsecured notes at an effective semi-annual yield to maturity of 2.58%. Additionally, in June 2022, the Company issued £600.0 million of senior unsecured notes at an effective semi-annual yield to maturity of 3.22%. These two note offerings in particular contributed to a favorable impact to our fixed charge coverage ratio given the low rates achieved and the timing of these issuances occurring in the first half of 2022. In addition, also contributing positively to our fixed charge coverage ratio in 2022 was the addition of our European commercial paper program, our high volume of equity issuances primarily through our at-the-market program throughout the year, and the attractive yields on our real estate investments during the year.
Portfolio Occupancy
Why we believe this metric is important: The stability of operating revenue is fundamental to the business model of any dividend-paying entity. Within the REIT industry, this takes the form of stability of rental revenue secured by clients occupying the portfolio’s real estate assets. As a result, maintaining a sufficiently high occupancy rate is of vital importance to the health of the Company’s business model and, as such, it is essential that we orient our operating strategy towards maximizing asset utilization as measured by the portfolio occupancy metric.
How the Compensation and Talent Committee set the 2022 goal: The Compensation and Talent Committee set 2022 target performance for portfolio occupancy at 98.3%, which was at the maximum performance level for the 2021 STIP. The portfolio occupancy goal range for the 2022 STIP increased overall relative to the 2021 STIP goal range in light of the improving economic backdrop as the impact on our business from the COVID-19 pandemic continued to lessen. In setting an occupancy target, the Compensation and Talent Committee considers many variables that impact the portfolio occupancy rate, including the lease expiration schedule, existing vacancy pool, industry trends, product mix of expiring and vacant properties, past vacant resolution activity, client bankruptcies, and expected market conditions. Given that some of these factors exhibit nonlinear variability, the Company’s past occupancy rates are only partially descriptive of future occupancy rates. For example, historical variability in acquisition volume can lead to uneven clustering of expiration schedules, creating short-term fluctuations in occupancy rates that are not necessarily indicative of long-term trends. Additionally, market shifts at the industry and client levels may carry disproportionate occupancy impact at the portfolio level. Only by accounting for the dynamics affecting each of these variables

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and by reforecasting occupancy expectations on a regular basis can we set reasonable targets that consider the primary drivers of resultant occupancy rates.
How the Company performed against the goal: Our portfolio occupancy at December 31, 2022 was 99.0%, the highest in over 20 years, resulting in performance of 200% of target. We continued to focus on our proactive asset management strategy through favorable releasing and sales activity which enabled us to achieve strong 2022 year-end occupancy.
Objective Company Performance Criteria — 70%
The Company performance criteria, weightings, and amounts that may be earned under the 2022 STIP, in addition to our actual performance and amounts earned for 2022 performance, are set forth in the following table:

2022 STIP Performance Results Prior to Individual Performance(1)
AFFO per share(2) (40%)	Fixed charge coverage ratio (20%)	Portfolio occupancy (10%)

Threshold: $3.81 Target: $3.86 Maximum(3): $3.91	Threshold: 4.0x Target: 4.5x Maximum(3): 5.0x	Threshold: 97.90% Target: 98.30% Maximum(3): 98.60%

Performance: Actual 2022 AFFO per share was $3.92, above Maximum (200% of Target payout)	Performance: Actual 2022 fixed charge coverage ratio was 5.2x, above Maximum (200% of Target payout)	Performance: Actual 2022 portfolio occupancy was 99.0%, above Maximum (200% of Target payout)

1.Total weighted payout prior to individual performance was 70%.
2.AFFO per share is defined as Funds from Operations adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance, and is consistent with the presentation of AFFO in our public SEC filings. Please refer to Appendix A for a reconciliation of AFFO to net income attributable to common stockholders.
3.Performance in excess of maximum goals was capped at 200% of target for that measure.
The Compensation and Talent Committee believes these annual targeted operating and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. The goals for the 2022 STIP were set in consideration of our public guidance but factored in the possibility that unexpected events could impact such guidance. The Compensation and Talent Committee believes that these goals remain rigorous, require the Company to manage its capital structure thoughtfully, successfully access the capital markets, and actively resolve lease rollovers to achieve payouts in excess of target. These goals are established each year after reviewing the Company’s financial and operating projections, including the level of upcoming lease expirations. In addition, the Compensation and Talent Committee increased the goal for portfolio occupancy, an operational metric, from 2021 in light of the improving economic backdrop as the impact on our business from the COVID-19 pandemic continued to lessen. The Company achieved another strong year of operating results for 2022 and attained maximum level payout for each of the objective performance criteria.
Individual Performance – 30%
As a component of the STIP, individual performance is used by the Compensation and Talent Committee to reward individual performance objectives achieved. The Compensation and Talent Committee used the following process to assess individual performance and utilized discretion in assessing individual performance at the end of the performance year:
•At the beginning of 2022, our Compensation and Talent Committee worked with the CEO to formulate his individual performance objectives for the year and reviewed with the CEO the performance objectives for the other named executive officers. Through this process, the individual performance objectives for our CEO and the other named executive officers are preset for the year. Performance objectives are defined and measurable, and the Compensation and Talent Committee assesses progress against the objectives throughout the year.
•The CEO evaluated each named executive officer’s performance, other than his own, and recommended to the Compensation and Talent Committee the percentages that should be earned under the individual performance component.
•The Compensation and Talent Committee engaged in a discussion with the CEO regarding his recommendations and his assessments and made the final determination regarding this metric.

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•The Compensation and Talent Committee engaged in a review of the CEO’s performance as it relates to the Company’s performance, as well as the state of our industry and market competitive practices, in determining the percentage that the CEO earned under his individual performance component.
•The Compensation and Talent Committee considered, discussed and decided to incorporate the recommendations provided by the CEO for the individual performance percentages for the named executive officers other than himself. The percentages earned under the individual performance metric and the material factors considered are set forth below.
Sumit Roy - 200%
Mr. Roy’s 2022 objectives were centered around continued AFFO growth and diversification, maximizing financial flexibility and increasing the dividends paid per share. As a result of Mr. Roy’s leadership and support from his executive team, the Company ended the year with net income per share growth of 63.2% and AFFO per share growth of 9.2%, underpinned by record organic acquisition of approximately $9.0 billion in high-quality properties across four countries worldwide. The Company’s robust global pipeline delivered accretive growth that included expansion into new European markets, such as the purchase of seven high-performing wholesale clubs in prominent cities throughout Italy, and breaking into the gaming industry through the Company’s Encore Boston Harbor sale-leaseback transaction. Mr. Roy’s focus on optimal balance sheet yielded net income attributable to common stockholders of $869.4 million and a Net Debt-to-Pro Forma Adjusted EBITDAre Ratio of 5.3x, consistent with the Company’s A3/A- corporate credit ratings and A-2/P-2 Commercial Paper Program ratings from the major rating agencies, and placed the Company in a position of strength and significant borrowing capacity while still growing the dividend paid per share by 4.7%. Additionally, active asset management led to portfolio year-end occupancy of 99.0% and a rent recapture rate of 105.9% of expiring rent on properties released during 2022. Under Mr. Roy’s direction, the Company remained dedicated to the continued expansion of its ESG efforts through a variety of sustainability projects, including client collaboration on green projects, asset-level utility data acquisition, and green leasing practices, in order to position the company for success in the future. He also focused on strengthening employee engagement and cultivated diversity, equality, and inclusion within the team. The Compensation and Talent Committee determined that Mr. Roy’s performance far exceeded his objectives.
Christie B. Kelly - 125%
Ms. Kelly’s objectives continued to be centered around leadership, growth, and achieving strategic financial goals, including leading the successful integration of VEREIT. In the area of leadership, Ms. Kelly developed and positioned our finance and technology team members for continued success throughout 2022 and beyond with a focus on achieving AFFO growth and general and administrative expense synergies ahead of target, organizational alignment pursuant to the VEREIT Transaction and building functional depth and breadth, particularly in Europe. Ms. Kelly partnered with the leadership team to devise engagement initiatives regarding operational efficiency, communication, change management as well as management training, and continued to sponsor cross-functional company forums to promote teamwork and DE&I objectives and improve operational excellence. Ms. Kelly also successfully launched the enterprise project management office to achieve scalability in alignment with Realty Income’s growth and One Team requirements. She promoted ESG objectives while co-leading enhanced environmental reporting plans to further our Realty Income Purpose, Mission, Vision and Values. To accomplish growth objectives, Ms. Kelly supported our CEO, leadership team, and colleagues in achieving a record year of performance while leading our VEREIT integration. Her financial objectives were accomplished by achieving 9.2% AFFO per share annual growth; raising approximately $6.9 billion of competitively priced capital, including entrance into the European commercial paper program market; achieving net income available to common stockholders of $869.4 million, and 5.3x of Net Debt-to-Pro Forma Adjusted EBITDAre Ratio; and completing the VEREIT integration. Based on the foregoing, the Compensation and Talent Committee determined that her performance exceeded her objectives.
Neil M. Abraham - 200%
Mr. Abraham focused on several key initiatives for the year, including: growing the Company’s international platform; fully embedding machine learning and predictive analytics into the U.S. business for investment management, risk management and redevelopment; expanding the breadth and application of our credit and industry insights; driving new enterprise software initiatives to enhance scale and operating efficiencies; and, continuing to focus on business development in new and adjacent verticals in the U.S. and internationally. Mr. Abraham’s international efforts, include entering new markets like Italy, and expanding the cross-functional team in the Company’s London office across acquisitions, legal, and finance. These efforts continued to strengthen Realty Income’s leadership position in Europe, with $2.5 billion in investments. Mr. Abraham’s teams for predictive analytics and credit research launched a number of cross-functional initiatives for asset management, and for re-development to manage the Company’s real estate portfolio proactively. This year, Mr. Abraham also led multiple enterprise software initiatives focused on workflow automation, process redesign, robotic process automation, data architecture, and reporting. Mr. Abraham remains committed to advancing our DE&I and ESG objectives and initiatives. In 2022, this included participating in the Company’s relationship with new philanthropic partners focused on youth through skills-focused internships or developmental programs, identifying ways to invest in renewable energy projects for the Company’s portfolio properties, and

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exploring new investment verticals with clear linkages to ESG objectives. The Compensation and Talent Committee determined that his performance far exceeded his objectives.
Mark E. Hagan - 200%
Mr. Hagan successfully executed our investment strategy in 2022, driving the acquisition of approximately $6.5 billion of high-quality real estate properties in the U.S. at attractive yields, while remaining selective and disciplined with our investment strategy. This level of domestic property acquisitions, which combined with the Company’s approximately $2.5 billion of international property acquisitions totaled approximately $9.0 billion of investment, marked the highest in the Company’s history when excluding mergers and acquisitions. Mr. Hagan also had an instrumental leadership role in executing the Company’s $1.7 billion sale leaseback transaction with Wynn Resorts, Limited for the Encore Boston Harbor integrated resort, which marked the Company’s first transaction in the gaming industry. Mr. Hagan’s other key objectives and strategic priorities included growing the Company’s investments in the consumer-centric medical industry, enhancing the efficiency and scalability of the Company’s acquisition and acquisition reporting processes, and seamlessly integrating new team members from the VEREIT transaction in order to increase our investment volume capacity. Mr. Hagan also focused on furthering employee engagement with an action plan centered on enhanced communication, collaboration, inclusiveness, and work life balance. Plans include advancing our ESG and DE&I initiatives through our internship program with local students and other efforts, and on leadership and talent development. The Compensation and Talent Committee determined that his performance far exceeded his objectives.
Michelle Bushore - 200%
Ms. Bushore’s objectives in 2022 focused on strategy, growth, and leadership. In the areas of strategy and growth, to accomplish domestic growth objectives, Ms. Bushore supported our CEO, other members of our leadership team, and colleagues in achieving another record year of performance, in particular by leading the legal and regulatory aspects of the acquisition of Encore Boston Harbor. Ms. Bushore focused on international growth as we expanded further throughout the U.K. and entered into Spain and Italy. In leadership, Ms. Bushore positively promoted the continued development of key employees internally and the infrastructure of the Legal and Sustainability Departments within the organization, including the transformation of the structure and composition of the Legal Department to meet the increased and varied needs of the business. In addition to the $1.7 billion acquisition of Encore Boston Harbor, she successfully provided oversight and legal expertise for, and led her team’s negotiation and execution of $7.3 billion of other acquisitions closed during the year and approximately $6.9 billion of capital raised. She founded a global DE&I Task Force to examine practices and perceptions relating to diversity and to drive greater inclusion in the Legal and Sustainability Departments. During 2022, Ms. Bushore continued to elevate our Sustainability Department through broadening the depth and rigor relating to ESG topics, including repositioning the department to focus on nascent regulatory requirements, producing our second annual Sustainability Report, installing EV chargers at the company’s headquarters, and increasing our engagement with our clients, investors and other stakeholders on ESG topics and strategic initiatives. Based on the foregoing, the Compensation and Talent Committee determined that her performance far exceeded her objectives.
2022 Incentive Opportunities and Earned Incentive Compensation under the STIP

Named Executive Officers	Incentive Opportunity		Earned Incentive Compensation

	Target Annual Incentive ($)(1)	Maximum Annual Incentive ($)(1)	Percentage of Target Earned (%)(2)	Percentage of Maximum Earned (%)(2)	Actual 2022 Incentive Earned ($)

Sumit Roy	2,498,000	4,996,000	200	100	4,996,000
Christie B. Kelly	620,000	1,240,000	178	89	1,100,500
Neil M. Abraham	602,500	1,205,000	200	100	1,205,000
Mark E. Hagan	584,000	1,168,000	200	100	1,168,000
Michelle Bushore	438,000	876,000	200	100	876,000
1.The maximum annual incentive is equal to 200% of target, and threshold annual incentive is equal to 50% of target. No compensation is awarded for below-threshold performance.
2.Captures the weighted average percentage achieved based on the Company performance criteria and the individual performance criteria.

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Long-Term Incentive Program (LTIP)
During February 2022, the Compensation and Talent Committee approved the grant of 2022-2024 performance shares to each named executive officer. Consistent with prior LTIP performance share awards, there is a three-year performance period and one-year time vesting period following the performance period. The following is a summary of the key metrics criteria and terms:

Relative TSR Performance Weighted 55%	Net Debt-to-Pro Forma Adjusted EBITDAre Ratio Weighted 25%	Dividend per Share Growth Rate Weighted 20%

Long-term performance shares were awarded in February 2022 and will be earned based on our performance over the three-year period from January 2022 to December 2024. No compensation is awarded for below-threshold performance and maximum goals are capped at 200% of target.
50% of the performance shares earned based on the achievement of the performance goals during the 2022-2024 performance period will vest on the date on which the plan administrator determines the achievement of the applicable performance goals following the end of the performance period, and the remaining 50% will vest on January 1, 2026, subject to continued employment with the Company. Performance shares not earned as a result of the failure to achieve the applicable performance goals will be forfeited.
The performance shares provide for a cash payment following vesting equal to the aggregate cash dividends that would have been paid on the total number of performance shares earned, if any, as if the shares had been outstanding from January 1, 2022 through the date on which the shares vest.
Specifically, the performance measures and weightings for the 2022-2024 performance shares are based on the following objective performance measures, each of which are measured over the three-year performance period:

3-Year Cliff Vesting if Future Relative Performance Hurdle Achieved 1-Year Post-Vesting Holding Period
55%	TSR ranking relative to MSCI US REIT Index(1)	Result Threshold(2) Target Maximum(2)	Hurdles 30th Percentile (50% of Target PSU Grant) 55th Percentile (100% of Target PSU Grant) 80th Percentile or Greater (200% of Target PSU Grant)
25%	Net Debt-to-Pro Forma Adjusted EBITDAre Ratio(3)	Result Threshold(2) Target Maximum(2)	Hurdles 6.1x (50% of Target PSU Grant) 5.75x (100% of Target PSU Grant) 5.5x or Less (200% of Target PSU Grant)
20%	Dividend per share growth rate	Result Threshold(2) Target Maximum(2)	Hurdles 3.0% (50% of Target PSU Grant) 5.0% (100% of Target PSU Grant) 7.0% (200% of Target PSU Grant)
1.TSR is calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, assuming contemporaneous reinvestment of dividends, to the closing stock price as of the beginning of the performance period.
2.The maximum number of performance shares earned is equal to 200% of target, and threshold annual incentive is equal to 50% of target, with linear interpolation between threshold and maximum. No shares are earned for below-threshold performance.
3.The National Association of Real Estate Investment Trusts (Nareit) came to the conclusion that a Nareit-defined EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gains and losses (which is consistent with our previous calculations of “Adjusted EBITDAre”). We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter, as earnings (net income) before (i) interest expense, including non-cash loss (gain) on swaps, (ii) income and franchise taxes, (iii) loss on extinguishment of debt, (iv) real estate depreciation and amortization, (v) provisions for impairment, (vi) merger and integration-related costs, (vii) gain on sales of real estate, (viii) foreign currency and derivative gains and losses, net, (ix) our proportionate share of interest expenses and real estate depreciation and amortization from unconsolidated entities. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do.

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Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre including adjustments to incorporate operating income from properties we acquired or stabilized during the applicable quarter and to remove operating income from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. The pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds. Our ratio of net debt-to-Pro Forma Adjusted EBITDAre, which is used by management as a measure of leverage, is calculated as net debt divided by annualized Pro Forma Adjusted EBITDAre. We define net debt as total outstanding principal amount of debt, less cash and cash equivalents, of the Company at the end of the performance period, including the proportionate share of outstanding principal, less cash and cash equivalents for unconsolidated joint ventures. The outstanding principal amount of debt shall reference the total outstanding principal amount as aggregated in the Company’s quarterly financing supplement, which is derived from disclosures provided in the notes to the Company’s quarterly and/or year-end audited financing statements for the most recently reported period.

2022 LTIP PERFORMANCE GOALS
TSR ranking relative to MSCI US REIT Index
Why we believe this metric is important: TSR relative to all REITs included in the MSCI US REIT Index measures performance relative to other real estate sectors that compete for investment capital. This allows us to reward executives for performance relative to companies with similar business models and includes a diverse blend of REITs with various sizes.
How the Compensation and Talent Committee set the 2022 goal: We are a member of the MSCI US REIT Index, which is a broad REIT index used to measure performance between REITs within and across the subsectors. There are many ways to compare our performance to this index. The Compensation and Talent Committee analyzed the various methods and determined that comparisons on a percentile basis, was widely used in the marketplace and appropriate for evaluating our performance during the 2022-2024 performance period. The Compensation and Talent Committee believes that these goals remain rigorous, specifically the relative TSR metric requires the Company to outperform the indices to even achieve payouts at target. The relative TSR metric rewards management for outperformance relative to the Real Estate sector, which is targeted at the 55th percentile.
Dividend per share Growth Rate
Why we believe this metric is important: Part of our mission statement is to increase the monthly dividend over time. Accordingly, management believes that increasing the dividend per share growth rate is a core metric for compensation. We have continued our 54-year policy of paying monthly dividends and, through February 2023, paid 101 consecutive quarterly dividend increases and increased the dividend 119 times since our listing on the NYSE in 1994. The dividend per share growth rate metric requires the Company to manage its capital structure thoughtfully and increase earnings to support the payment of monthly dividends in order to achieve payouts in excess of target for these metrics.
How the Compensation and Talent Committee set the 2022 goal: The Compensation and Talent Committee set 2022 target performance for dividend per share growth rate at 5.0%, consistent with what it felt investors would seek in this market environment and our long-term strategic objectives. Threshold was set at a 3.0% dividend growth rate and maximum was set at a 7.0% dividend per share growth rate. Balancing our dividend per share growth with our earnings projections is challenging, due to market factors, which can have a direct impact on how and to what extent our earnings and the dividend grows.

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NET DEBT-TO-PRO Forma Adjusted EBITDAre RATIO
Why we believe this metric is important: Management believes Pro Forma Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it is widely followed by industry analysts, lenders and investors. Management also believes the use of an annualized quarterly Pro Forma Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented by adjusting operating income from properties we acquired or stabilized during the applicable quarter and to remove operating income from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Pro Forma Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance. Refer to Appendix A on page 92 for a reconciliation of Pro Forma Adjusted EBITDAre to net income. The Net Debt-to-Pro Forma Adjusted EBITDAre Ratio is included as a metric in our compensation program since management believes it measures our ability to pay off our debt and provides investors with a gauge of how long it would take for us to pay off our debt.
How the Compensation and Talent Committee set the 2022 goal: The Compensation and Talent Committee considered the optimal level of leverage to achieve investor returns, while balancing that with leverage levels deemed appropriate for our credit ratings level and for prudent and conservative balance sheet management. Similar to our fixed charge coverage ratio metric, maintaining a favorable Net Debt-to-Adjusted EBITDAre Ratio is difficult in an unpredictable capital markets environment.
The Net Debt-to-Pro Forma Adjusted EBITDAre ratio and dividend per share growth rate metrics require the Company to manage its capital structure thoughtfully, and increase earnings to support the payment of monthly dividends in order to achieve payouts in excess of target for these metrics.
The long-term performance shares granted in February 2022 to our named executive officers are as follows:

Named Executive Officer	Performance Share Target Dollar Value ($)	Performance Shares Granted At Target(1) (#)

Sumit Roy	5,326,500	75,127
Christie B. Kelly	1,395,000	19,676
Neil M. Abraham	1,535,625	21,659
Mark E. Hagan	1,512,000	21,326
Michelle Bushore	1,209,000	17,052
1.The number of performance shares granted at target value reflect the grant date fair value of $74.47 per share (excluding the dividend equivalent rights (“DERs”)), using a multifactor Monte Carlo simulation model for the market condition associated with the TSR performance goal, valued at $44.37 per share, plus $30.10 per share for the two performance conditions of Net Debt-to-Adjusted EBITDAre ratio and dividend growth rate for all NEOs. The number of performance shares have also been adjusted to reflect the VEREIT Transaction.
Time-Based Restricted Shares
The Compensation and Talent Committee awards time-based restricted stock after the performance year, upon the successful completion of the external year-end audit process. Accordingly, time-based equity awards granted in February 2022 were included as part of the NEO’s target total direct compensation for 2021. Pursuant to the SEC’s rules, these shares appear in the 2022 Summary Compensation Table and the 2022 Grants of Plan-Based Awards table included in this Proxy Statement at pages 61 and 63, respectively. For a discussion of the NEO’s 2021 time-based restricted shares that were granted in 2022, see pages 58 and 59 of the Company’s 2022 Proxy Statement filed with the SEC on April 1, 2022.
In connection with the 2022 compensation program, following the completion performance year and upon the successful completion of the external year-end audit process, the Compensation and Talent Committee granted the 2022 time-based restricted share awards on February 13, 2023. The annual time-based restricted share awards are designed to: (i) increase the named executive officers’ common stock ownership including to assist the named executive officers in meeting common stock ownership guidelines, (ii) motivate our named executive officers to improve long-term common stock price performance, (iii) align the named executive officers’ interests with the best interests of the Company, and (iv) operate as a retention mechanism. The awards vest ratably over four years commencing on January 1st of the year following the date of grant. The 2022 time-based restricted shares granted on February 13, 2023 are as follows which will appear in the Company’s Summary Compensation Table and Grants of Plan-Based Awards table in the 2023 Proxy Statement:

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Named Executive Officer	Restricted Share Dollar Value ($)	Time-Based Restricted Shares Granted(1) (#)

Sumit Roy	1,775,500	26,441
Christie B. Kelly	465,000	6,925
Neil M. Abraham	511,875	7,623
Mark E. Hagan	504,000	7,506
Michelle Bushore	403,000	6,001
1.Time-based restricted shares reflect the actual number of shares that were granted by the Compensation and Talent Committee on February 13, 2023 for all NEOs. The number of time-based restricted shares was calculated by dividing the dollar value authorized by the Compensation and Talent Committee by the closing price per share of our common stock on the date of grant, February 13, 2023, of $67.15, and rounded to the nearest whole number.
Restricted Share Vesting
Our restricted shares and restricted share units typically vest 25% per year on each January 1 following the grant date, but are subject to accelerated vesting in the event of retirement, which, with the exception of Ms. Kelly, is defined as a voluntary termination of employment by persons who are at least 60 years of age and who have provided at least ten years of service to the Company. Retirement may occur for Ms. Kelly when the sum of Ms. Kelly’s age and consecutive years of service equals or exceeds 65 and Ms. Kelly has completed at least three consecutive years of service. The Compensation and Talent Committee believes that this vesting approach is (i) consistent with market practices, (ii) easy to administer, and (iii) preserves the benefit of acceleration, which occurs only upon actual retirement.
2020 LTIP Award Payout
In February 2023, the Compensation and Talent Committee certified the achievement for the 2020-2022 performance shares that were granted in February 2020, based on our performance relative to the following metrics during the three-year performance period ending December 31, 2022:

Performance Goals	Weighting	Threshold 50%	Target 100%	Maximum 200%	2022 Actual	% Earned
TSR ranking relative to MSCI US REIT Index	70%	35th Percentile	55th Percentile	80th Percentile (or greater)	65th Percentile	139.6%
Net Debt-to- Adjusted EBITDAre Ratio	15%	6.1x	5.75x	5.5x (or less)	5.5x	200.0%
Dividend Per Share Growth Rate	15%	2%	6%	9%	9.5%	200.0%
Total Weighted Payout						157.7%
For purposes of these metrics, TSR was calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, December 31, 2022, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2019. Based on overall achievement above target performance levels, each named executive officer received 157.7% of the target shares granted. Fifty percent of the performance shares earned were issued as common stock that immediately vested. The remaining 50% are units subject to time vesting through January 1, 2024. The following table sets forth the performance shares earned by each NEO under the 2020 LTIP. Mses. Kelly and Bushore did not receive a 2019 LTIP award payout, as they were not employees during that performance year.

Named Executive Officer	Target Performance Shares Granted(1) (#)	Performance Shares Earned (#)

Sumit Roy	46,502	73,343
Neil M. Abraham	10,676	16,838
Mark E. Hagan	9,718	15,327
1.The number of target performance shares have been adjusted to reflect the VEREIT Transaction. In connection with the Orion Divestiture, each performance award outstanding at November 12, 2021 was entitled to an equitable adjustment based on the ratio of the five-day volume weighted average per-share price of Realty Income common stock prior to the Orion Divestiture divided by the five-day volume weighted average per-share of Realty Income common stock following the Orion Divestiture, resulting in an adjustment factor of approximately 1.002342. This equitable adjustment did not result in any incremental fair value under ASC Topic 718.

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One-Time VEREIT Transaction Performance Share and Bonus Awards
AFFO Accretion Performance Shares Payout
As previously disclosed, on November 15, 2021, the Compensation and Talent Committee approved a one-time grant of performance share awards to certain of our named executive officers in connection with the completion of the VEREIT Transaction. These one-time awards were made to reward the executives for the successful consummation of the transformational VEREIT Transaction and were intended to retain and motivate the executives to achieve optimal synergies and incentivize further growth from the merger. These one-time performance shares are earned as set forth below based on the Company’s performance over a one-year period beginning January 1, 2022 and ending on December 31, 2022 (with respect to AFFO per share accretion targets) (the “AFFO accretion performance shares”) and a two-year period beginning on January 1, 2022 ending on December 31, 2023 (with respect to general and administrative expense synergies).

Vesting if Future Relative Performance Hurdle Achieved 1-Year Post-Vesting Holding Period
50%	AFFO per share Accretion(1)	Result Threshold(2) Target(2) Maximum(2)	Hurdles 9.0% (80% of Target PSU Grant) 9.5% (90% of Target PSU Grant) 10% (100% of Target PSU Grant)
50%	General and Administrative Expense Synergies(3)	Result Threshold(2) Target(2) Maximum(2)	Hurdles $45 million (80% of Target PSU Grant) $47.5 million (90% of Target PSU Grant) $50 million (100% of Target PSU Grant)
1.Measured over a one-year performance period from January 1, 2022 to December 31, 2022. AFFO per share accretion is measured as of December 31, 2022 based upon the business outlook for 2022 on a standalone basis upon the announcement of the VEREIT Transaction on April 29, 2021 and the close of the VEREIT Transaction on November 1, 2021, in comparison to actual AFFO per share achievement as of December 31, 2022.
2.The maximum number of performance shares earned is equal to 100% of target, the target annual incentive is equal to 90% of target, and threshold annual incentive is equal to 80% of target, with linear interpolation between threshold and maximum. No shares are earned for below-threshold performance.
3.Measured over a performance period from January 1, 2022 to December 31, 2023.
50% of the performance shares earned based on the achievement of the performance goals during the applicable performance period will vest upon the completion of the performance period, and the remaining 50% will vest on the one-year anniversary of the completion of the applicable performance period.
In February 2023, the Compensation and Talent Committee certified the achievement for the AFFO accretion performance shares and approved the payouts as noted below.

Performance Goals	Weighting	Threshold (80% of Target PSU Grant)	Target (90% of Target PSU Grant)	Maximum (100% of Target PSU Grant)	2022 Actual	% Earned

AFFO per share accretion	50%(1)	9.0%	9.5%	10.0%	20.6%	100.0%
1.The remaining 50% relates to the general and administrative expense synergies performance metric, which is measured over a performance period from January 1, 2022 through December 31, 2023.

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The following table sets forth the performance shares earned by each NEO under the AFFO per share accretion metric.

	AFFO Accretion Performance Shares

Named Executive Officer	Target Granted (#)	Shares Earned (#)

Sumit Roy	14,233	15,814
Christie Kelly	4,269	4,744
Neil M. Abraham	4,270	4,744
Mark E. Hagan	4,507	5,008
Michelle Bushore	4,270	4,744
VEREIT Transaction Cash Bonus
As previously disclosed, in connection with the VEREIT Transaction, the Compensation and Talent Committee determined to grant our named executive officers a one-time cash bonus paid in two separate payments as follows: 50% of the cash bonus was paid to the named executive officer within 30 days following the closing of the VEREIT Transaction and the remaining 50% was paid following the six-month anniversary of the closing the VEREIT Transaction. Both payments were subject to the executive’s continued employment on the payment date. This bonus is reflected in the “Bonus” column of the Summary Compensation Table.
2023 Compensation Program
In February 2023, following consultation with and based on the recommendations of FPC, the Compensation and Talent Committee substantially maintained the structure of the Company’s compensation program for its executive officers, including for the performance categories under the 2023 STIP and LTIP as they were for 2022.
Severance and Change in Control Arrangements
Effective as of January 15, 2019, the Compensation and Talent Committee adopted the Company’s Executive Severance Plan (the “Severance Plan”), which provides severance compensation upon the occurrence of certain events. In addition, our award agreements provide certain rights in connection with a change in control and certain terminations of employment.
The following is a list of the scenarios under which the named executive officers have rights to receive severance compensation.
•Qualifying Termination
•Change in Control Termination
•Death
•Disability
Further detail surrounding the payments and benefits upon the occurrence of each scenario can be found in the section titled “Potential Payments Upon Termination or Change in Control” on page 66. The Compensation and Talent Committee believes these benefits are reasonable. The payments and benefit levels under the Severance Plan did not influence and were not influenced by other elements of compensation. The Severance Plan was designed to help (i) attract and retain key employees, (ii) preserve key employee’s morale and productivity, (iii) align with market practices, and (iv) promote continuity of management in the event of an actual or threatened change in control. These change in control benefits allow executives to assess takeover bids objectively without regard to the potential impact on their individual job security.
Retirement Policy
Effective November 2022, the Compensation and Talent Committee adopted the Company’s Retirement Policy (the “Retirement Policy”). The Retirement Policy memorializes the treatment of awards on a Company wide basis upon a qualifying retirement and is substantially consistent with the existing treatment of awards upon a qualifying retirement that was historically set forth in the NEOs award agreements. The adoption of the Retirement Policy was adopted to enhance retirement benefits to other Company participants and recognize the service of those participants who had provided long-standing service to the Company.

The Retirement Policy is applicable only to those participants that are residents of the United States. Under the Retirement Policy in the event that a participant experiences a “qualifying retirement” (as defined in the Retirement Policy), subject to his or her

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provision of six months’ notice and execution and non-revocation of a release of claims in favor of the Company, he or she will be entitled to the following:
•All outstanding time-based vesting awards will become fully vested and nonforfeitable.
•If the qualifying retirement occurs prior to the end of an applicable performance period (or other date upon which performance conditions are deemed satisfied), the outstanding and unvested performance-based vesting awards will remain outstanding and eligible to vest on a pro-rated basis upon completion of the performance period (or such other date as set forth in the award agreement), based on the Company’s and/or the participant’s actual performance.
Other Benefits and Policies
We provide benefits to our named executive officers that are similar to those benefits offered to all of our full-time employees, including a 401(k) plan with a matching contribution by the Company, life insurance, medical insurance, and coverage under a health and disability insurance program. We also offer an executive medical plan that executives may elect to participate in as a supplement to the broad-based employee medical insurance.
Executive Stock Ownership Requirements
Effective January 1, 2013, the Board of Directors implemented stock ownership requirements for the Company’s CEO and the Company’s executive officers with a position of executive vice president and above to closely align the interests of these individuals with the Company. The minimum share requirement is five times base salary for our CEO, four times base salary for our President, Realty Income International, and three times base salary for the other named executive officers using their salary on January 1, 2013 or the date they became subject to the applicable stock ownership requirements. Each executive has five years from the later of the date of adoption or date of appointment to the applicable executive-level position to meet the requirement.
All vested and unvested restricted share and restricted share unit (“RSU”) awards and earned performance share units subject to time vesting qualify towards satisfaction of the requirement. Performance shares do not qualify towards the requirement. Compliance is evaluated on an annual basis as of December 31 of each year. The following table sets forth the requirements for each of our named executive officers (in shares):

Named Executive Officer	Guideline	Minimum Stock Ownership Requirement(1) (#)	Stock Ownership as of December 31, 2022(2) (#)

Sumit Roy	5x base salary	76,577	183,347
Christie B. Kelly	3x base salary	30,732	13,314
Neil M. Abraham	4x base salary	34,757	50,474
Mark E. Hagan	3x base salary	23,343	30,815
Michelle Bushore	3x base salary	26,544	6,109
1.The requirement for each NEO was determined first in dollars as a multiple of the executive’s annual base salary as of the date he or she became subject to this requirement, and then by converting such amount to a fixed number of shares based on our average closing common stock price per share for the 60 trading days prior to such date. The minimum stock ownership requirement includes the impact of the Company’s divestiture of certain of its office assets to Orion Office REIT Inc. in November 2021. An executive’s stock ownership requirement will only be re-established upon a change to a different executive position.
2.As of December 31, 2022, each of the named executive officers satisfied his or her stock ownership requirements or were within the time period permitted to achieve the ownership requirement. Ms. Kelly became subject to the requirements on January 19, 2021 and has until January 19, 2026 to achieve the requirement. Ms. Bushore became subject to the requirements on February 8, 2021 and has until February 8, 2026 to achieve the requirement.
TAX CONSIDERATIONS
Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees,” including named executive officers. The Board of Directors provides compensation to executive officers that may not be tax deductible if it believes providing that compensation is in the best interests of the Company.

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COMPENSATION AND TALENT COMMITTEE REPORT

The Compensation and Talent Committee of the Board of Directors of Realty Income has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2023 Annual Meeting of Stockholders and in Realty Income’s 2022 Annual Report on Form 10-K.
Priya Cherian Huskins, Chair
Mary Hogan Preusse
Gerardo I. Lopez
Michael D. McKee
Gregory T. McLaughlin
The above report of the Compensation and Talent Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

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COMPENSATION TABLES

The Company adheres to balanced compensation and corporate governance practices.

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated executive officers who were serving as of the 2022 fiscal year end (collectively, the “named executive officers”). In general, non-equity incentive plan compensation aligns with the performance year noted; however, stock awards are included in the year of grant which may not align with the performance year to which they relate.

Name and Principal Position in 2022	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Sumit Roy President,Chief Executive Officer	2022	1,000,000	375,000	7,437,814	4,996,000	478,001	14,286,815
	2021	950,000	375,000	7,596,215	3,500,000	439,796	12,861,011
	2020	900,000	—	4,867,776	1,742,222	277,649	7,787,647
Christie B. Kelly Executive Vice President, Chief Financial Officer, and Treasurer	2022	620,000	112,500	1,915,255	1,100,500	13,506	3,761,761
	2021	570,769	112,500	2,008,971	1,110,000	63,612	3,865,852
Neil M. Abraham Executive Vice President, Chief Strategy Officer and President, Realty Income International	2022	600,000	112,500	2,081,338	1,205,000	160,153	4,158,991
	2021	500,000	112,500	1,992,351	880,000	189,895	3,674,746
	2020	475,000	—	1,142,408	452,146	124,199	2,193,753
Mark E. Hagan Executive Vice President, Chief Investment Officer	2022	600,000	118,750	2,040,693	1,168,000	143,044	4,070,487
	2021	475,000	118,750	1,976,974	890,000	93,628	3,554,352
	2020	430,000	—	1,044,585	456,403	10,068	1,941,056
Michelle Bushore Executive Vice President, Chief Legal Officer, General Counsel and Secretary	2022	550,000	112,500	1,584,851	876,000	14,228	3,137,579
	2021	467,000	112,500	1,688,540	616,000	71,175	2,955,215
1.The amounts shown include amounts earned, but a portion of such amount may be deferred, at the election of the officer under our 401(k) retirement plan.
2.The amounts for 2022 reflect the second half of the one-time cash bonuses paid in May 2022 in connection with the completion of the VEREIT Transaction which was paid following the six-month anniversary of the closing the VEREIT Transaction and was subject to the executive’s continued employment on the payment date.

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3.The amounts for 2022 represent (i) the grant date fair value of restricted stock awards granted on February 14, 2022, under our annual time-based restricted stock program, and (ii) the grant date fair value of annual performance share awards granted on February 14, 2022, in each case, calculated in accordance with Accounting Standards Codification (ASC) Topic 718.
Fair value of restricted stock grants is calculated by multiplying the applicable shares by the closing market price of our common stock on the date of grant.
Fair value for annual performance shares granted on February 14, 2022 was estimated in accordance with ASC Topic 718 on the date of grant at $74.47 per share, using a multifactor Monte Carlo simulation model, based on market conditions associated with a TSR performance goal, valued at $44.37 per share, plus $30.10 per share for the two performance conditions of Debt-to-Adjusted EBITDAre ratio and dividend growth rate, which reflect the probable outcome of such performance conditions. This column excludes the value of $5.73 per share determined for the DERs, associated with the market conditions. The Monte Carlo inputs for the 2022 performance shares grant date fair value include: (i) an expected life of 2.9 years, based on the remaining term as of the grant date; (ii) a risk-free rate of 1.8%, based on the yield on zero-coupon U.S. Treasury securities with a term equal to the expected life of the performance shares; (iii) a dividend yield of 4.3% for Realty Income, based on historical and current yields of the Company; and (iv) a volatility of 38% for Realty Income, based on the historical volatility of the Company’s common stock. The maximum grant date fair values of the performance shares, assuming maximum performance of all conditions for the February 14, 2022 grants are as follows:

Named Executive Officer	Grant Date Fair Value ($)	Maximum Value ($)

Sumit Roy	5,594,635	11,189,269
Christie B. Kelly	1,465,255	2,930,510
Neil M. Abraham	1,612,918	3,225,836
Mark E. Hagan	1,588,122	3,176,244
Michelle Bushore	1,269,851	2,539,702
In addition, on February 14, 2022, as a result of the merger with VEREIT, the Compensation and Talent Committee interpreted the Debt-to-EBITDAre ratio under the 2019 LTIP such that it annualized earnings before interest, taxes, depreciation and amortization resulting from the merger with VEREIT, which resulted in the modification of the awards. Accordingly, the incremental fair value, as calculated in accordance with Accounting Standards Codification (ASC) Topic 718, for the Debt-to-EBITDAre component of these awards is included in 2022 in an amount equal to $455,679, $115,920 and $107,571 for Mr. Roy, Mr. Abraham, and Mr. Hagan, respectively. Ms. Kelly and Ms. Bushore did not participate in the 2019 LTIP.
4.The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grant of restricted stock on February 13, 2023, which represents the restricted share awards earned by each of the named executive officers based on 2022 performance under our annual time-based restricted stock program. See footnote 3 to the “Grants of Plan-Based Awards Table.”
5.This column represents the cash incentive award earned in the year indicated pursuant to our STIP, which is paid the following year. The amounts earned under the 2022, 2021 and 2020 STIP were paid entirely in the form of cash. See “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 48 for more information.
6.The following table sets forth matching contributions by us to the named executive officers’ 401(k) savings account, the cost of term life insurance paid by us in 2022, medical benefits, and dividends paid on earned performance shares.

Named Executive Officer	401(k) Matching Contributions, Group Term Life Insurance and Medical Benefits ($)	Dividends on Earned Performance Shares ($)

Sumit Roy	13,493	464,508
Christie B. Kelly	13,506	—
Neil M. Abraham	10,668	149,485
Mark E. Hagan	11,988	131,056
Michelle Bushore	14,228	—

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GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during 2022. These awards consist of cash bonus amounts pursuant to the 2022 STIP, time-based restricted stock awards pursuant to the 2021 compensation program and performance shares granted pursuant to the 2022 LTIP. Additionally, we have provided supplemental information in footnote 3 with respect to stock awards pursuant to the 2022 LTIP granted in February 2023 and time-based restricted stock awards granted in February 2023 that is considered compensation for 2022 performance.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)(5)
NEO	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Sumit Roy	2/14/22	—	—	—	—	—	—	20,743	1,387,500
	2/14/22	—	—	—	37,564	75,127	150,254	—	5,594,635
	2/14/22	—	—	—	—	—	—	6,549	455,679
		1,249,000	2,498,000	4,996,000	—	—	—	—	—
Christie B. Kelly	2/14/22	—	—	—	—	—	—	6,727	450,000
	2/14/22				9,838	19,676	39,352	—	1,465,255
		310,000	620,000	1,240,000	—	—	—	—	—
Neil M. Abraham	2/14/22	—	—	—	—	—	—	5,270	352,500
	2/14/22	—	—	—	10,830	21,659	43,318	—	1,612,918
	2/14/22	—	—	—	—	—	—	1,666	115,920
		301,250	602,500	1,205,000	—	—	—	—	—
Mark E. Hagan	2/14/22	—	—	—	—	—	—	5,158	345,000
	2/14/22	—	—	—	10,663	21,326	42,652	—	1,588,122
	2/14/22	—	—	—	—	—	—	1,546	107,571
		292,000	584,000	1,168,000	—	—	—	—	—
Michelle Bushore	2/14/22	—	—	—	—	—	—	4,709	315,000
	2/14/22	—	—	—	8,526	17,052	34,104	—	1,269,851
		219,000	438,000	876,000	—	—	—	—	—
1.Represents cash incentive amounts that could have been paid to the named executive officer under the STIP for 2022 performance. These targets were established by the Compensation and Talent Committee on February 14, 2022. Total amounts earned under the STIP are paid entirely in the form of cash. The STIP is described in more detail in the “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 48. The actual STIP cash paid in February 2022 for performance in 2022 is listed in the “Summary Compensation Table” on page 61 as “Non-Equity Incentive Plan Compensation” for 2022.
2.Amounts shown as granted on February 14, 2022 reflect the Threshold, Target, and Maximum awards for the 2022-2024 performance shares granted under the LTIP and our 2022 Plan, which are described in detail in the “Compensation Discussion and Analysis—Long-Term Incentive Program” beginning on page 53. Threshold reflects 50% of the target performance shares granted, and maximum reflects 200% of the target performance shares granted. For the annual performance shares granted under the LTIP, each performance share earned vests 50% as of the date on which the plan administrator determines the achievement of the applicable goals during the applicable performance period and 50% one year later.
3.The amounts represent the annual grant of time-based restricted stock granted on February 14, 2022, at a price of $66.89 per share, based on 2021 performance.

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Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grants of restricted stock on February 13, 2023, representing the annual grants of time-based restricted stock intended as 2022 compensation and granted in February 2023. Thus, the following chart reflects all grants made as compensation for 2022 performance:

Named Executive Officer	Time-Based Restricted Shares Granted Under 2022 LTIP(a)	Performance Shares Granted Under 2022 LTIP and One-Time Awards(b)	Total Stock Award Compensation for 2022 Performance	Total 2022 Stock Award Compensation Presented in Summary Compensation Table

Sumit Roy	1,775,500	5,594,635	7,370,135	7,437,814
Christie B. Kelly	465,000	1,465,255	1,930,255	1,915,255
Neil M. Abraham	511,875	1,612,918	2,124,793	2,081,338
Mark E. Hagan	504,000	1,588,122	2,092,122	2,040,693
Michelle Bushore	403,000	1,269,851	1,672,851	1,584,851
a.The grant date fair value of restricted stock has been calculated by multiplying the closing market price of our common stock at February 13, 2023 of $67.15 by the number of shares of restricted stock awarded in February 2023 for 2022 performance, as prescribed under ASC Topic 718.
b.The amounts shown represent the grant date fair value of annual performance shares granted on February 14, 2022, calculated in accordance with ASC Topic 718.
In addition, on February 14, 2022, as a result of the merger with VEREIT, the Compensation and Talent Committee interpreted the Debt-to-EBITDAre ratio under the 2019 LTIP such that it annualized earnings before interest, taxes, depreciation and amortization resulting from the merger with VEREIT, which resulted in the modification of the awards. Accordingly, the additional shares resulting from this interpretation and incremental fair value, as calculated in accordance with Accounting Standards Codification (ASC) Topic 718, for the Debt-to-EBITDAre component of these awards is included in an amount equal to $455,679, $115,920 and $107,571 for Mr. Roy, Mr. Abraham, and Mr. Hagan, respectively. Ms. Kelly and Ms. Bushore did not participate in the 2019 LTIP.
4.For restricted stock granted on February 14, 2022, the grant date fair value has been calculated by multiplying the closing market price of our common stock on the grant date of $66.89 per share by the number of restricted stock awards.
Fair value for performance shares granted on February 14, 2022 was estimated on the date of grant at $74.47 per share, using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goal, valued at $44.37 per share, plus $30.10 per share for the performance conditions of Debt-to-Adjusted EBITDAre ratio and dividend growth rate, reflecting the probable outcome of such performance conditions, and excludes the value of $5.73 per share determined for the DERs associated with the market conditions. The Monte Carlo inputs for the 2022 performance shares grant date fair value include: (i) an expected life of 2.9 years, based on the remaining term as of the grant date; (ii) a risk-free rate of 1.8%, based on the yield on zero-coupon U.S. Treasury securities with a term equal to the expected life of the performance shares; (iii) a dividend yield of 4.3% for Realty Income, based on historical and current yields of the Company; and (iv) a volatility of 38% for Realty Income, based on the historical volatility of our common stock. The grant date fair value for the restricted stock and performance shares are computed in accordance with ASC Topic 718.
5.The Compensation and Talent Committee grants restricted stock awards in accordance with the provisions of the Realty Income Corporation 2021 Incentive Award Plan (the “2021 Plan”). The vesting schedule for restricted stock granted is 25% per year over a four-year period, commencing on January 1 of the year following the grant, subject to acceleration upon certain events, such as retirement, and qualifying terminations.

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OUTSTANDING EQUITY AWARDS TABLE AS OF DECEMBER 31, 2022
The following table sets forth summary information concerning outstanding restricted stock and performance shares held by each named executive officer as of December 31, 2022. None of the named executive officers held any exercisable or unexercisable options as of December 31, 2022.

Named Executive Officer	Stock Awards
	Number of Shares or Units of Stock that have not vested as of December 31, 2022(1) (#)	Market Value of Shares or Units of Stock that have not yet Vested(2) (S)	Equity Incentive Plan Awards: Number of Unearned Shares that have not Vested(3) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares that have not Vested(2)(3) ($)

Sumit Roy(4)	68,498	4,344,819	399,393	25,333,495
Christie B. Kelly(5)	8,061	511,309	95,596	6,063,654
Neil M. Abraham(6)	17,274	1,095,668	106,270	6,740,718
Mark E. Hagan(7)	16,211	1,028,241	103,840	6,586,586
Michelle Bushore(8)	5,940	376,774	76,322	4,841,104
1.The amounts in this column represent the portion of restricted stock awards that were granted from February 13, 2019 through February 14, 2022 to the named executive officers and that were unvested at December 31, 2022, and the unvested performance shares earned for the 2019-2021 performance period that remained subject to service vesting conditions. In February 2022, the Compensation and Talent Committee certified the achievement for the 2019-2021 performance shares based on our performance relative to the metrics during the three-year performance period.
In connection with the Orion Divestiture, performance shares outstanding at November 12, 2021 were entitled to an equitable adjustment equal to the ratio of the five-day volume weighted average per-share price of Realty Income common stock prior to the Orion Divestiture divided by the five-day volume weighted average per-share price of Realty Income common stock following the Orion Divestiture, resulting in an adjustment factor of approximately 1.002342. This equitable adjustment did not result in any incremental fair value under ASC Topic 718.
2.Market value has been calculated by multiplying the closing market price of our common stock at December 30, 2022 (the last trading day of the year) of $63.43 per share by the outstanding shares and units for each named executive officer.
3.This column includes based on actual performance unvested performance shares earned for the 2020-2022 performance period and the one-time performance shares that were granted in November 2021 and were eligible to be earned over a one-year period beginning January 1, 2022 and ending December 31, 2022. In February 2023, the Compensation and Talent Committee certified the achievement for the 2020-2022 performance shares based on our performance relative to the metrics during the three-year performance period and certified the achievement of the one-time performance share awards that were granted in November 2021 and were eligible to be earned over a one-year period beginning January 1, 2022 and ending December 31, 2022. This column also includes: (i) the performance shares as if they were earned at the maximum level for the 2021-2023 performance period, since Company performance is currently between target and maximum levels for this performance period; (ii) the performance shares for the 2022-2024 performance period as if they were earned at the maximum level, since Company performance is currently between target and maximum levels for this performance period; and (iii) the one-time performance share awards granted in connection with the consummation of the VEREIT Transaction that will be earned based on our performance over a two-year period ending December 31, 2023 as if they were earned at the maximum level since Company performance is currently between target and maximum levels with respect to general and administrative expense synergies. The number of performance shares earned for these open performance periods will be determined at the end of each performance period. For both the one-time and annual awards, each performance share earned vests 50% at the end of the applicable performance period and 50% one year later.
4.The restricted stock awards for Mr. Roy vest according to the following schedule: 15,268 shares vested on January 1, 2023, 13,419 shares vest on January 1, 2024, 10,246 shares vest on January 1, 2025, and 5,185 shares vest on January 1, 2026. The 24,380 unvested performance shares earned for the 2019-2021 performance period vested on January 1, 2023.
5.The restricted stock awards for Ms. Kelly vest according to the following schedule: 1,334 shares vest on May 12, 2023 and 1,682 shares vest on January 1, 2023, 1,682 shares vest on January 1, 2024, 1,682 shares vest on January 1, 2025 and 1,681 shares vest on January 1, 2026.
6.The restricted stock awards for Mr. Abraham vest according to the following schedule: 3,990 shares vested on January 1, 2023, 3,287 shares vest on January 1, 2024, 2,478 shares vest on January 1, 2025, and 1,317 shares vest on January 1, 2026. The 6,202 unvested performance shares earned for the 2019-2021 performance period vested on January 1, 2023.
7.The restricted stock awards for Mr. Hagan vest according to the following schedule: 3,720 shares vested on January 1, 2023, 3,096 shares vest on January 1, 2024, 2,346 shares vest on January 1, 2025, and 1,289 shares vest on January 1, 2026. The 5,760 unvested performance shares earned for the 2019-2021 performance period vested on January 1, 2023.

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8.The restricted stock awards for Ms. Bushore vest according to the following schedule: 411 shares vested on February 8, 2023, 410 shares vested on February 8, 2024, 410 shares vest on February 8, 2025, 1,178 shares vest on January 1, 2023, 1,177 shares vest on January 1, 2024, 1,177 shares vest on January 1, 2025, and 1,177 shares vest on January 1, 2026.
STOCK VESTED DURING 2022 TABLE
The following table sets forth summary information concerning the vesting of restricted stock and performance shares for each named executive officer during the year ended December 31, 2022. None of the named executive officers held or exercised any stock options in 2022.

Named Executive Officer	Stock Awards

	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2) ($)

Sumit Roy(3)	76,473	5,081,227
Christie B. Kelly(4)	2,667	91,457
Neil M. Abraham(5)	18,284	1,279,807
Mark E. Hagan(6)	17,269	1,202,404
Michelle Bushore(7)	411	27,763
1.The number of shares acquired on vesting includes shares subsequently withheld to pay federal and state income taxes.
2.This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on the applicable vesting dates by the number of shares that vested.
3.The restricted stock awards for Mr. Roy vested according to the following schedule: 34,716 shares vested on January 1, 2022, 24,381 shares vested on February 14, 2022, and 17,376 shares vested on October 16, 2022.
4.The restricted stock awards for Ms. Kelly vested according to the following schedule: 1,333 shares vested on May 17, 2022 and 1,334 shares vested on November 20, 2022.
5.The restricted stock awards for Mr. Abraham vested according to the following schedule: 12,083 shares vested on January 1, 2022 and 6,201 shares vested on February 14, 2022.
6.The restricted stock awards for Mr. Hagan vested according to the following schedule: 9,598 shares vested on January 1, 2022, 5,759 shares vested on February 14, 2022, and 1,912 shares vested on May 21, 2022.
7.The restricted stock awards for Ms. Bushore vested according to the following schedule: 411 shares vested on February 8, 2022.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Executive Severance Plan. In January 2019, the Compensation and Talent Committee adopted the Severance Plan, which provides severance compensation upon the occurrence of certain events, subject to the executive’s execution and nonrevocation of a general release of claims in favor of the Company. In addition, our award agreements provide certain rights in connection with a change of control and certain terminations of employment. The Severance Plan provided that the named executive officers would be entitled to receive severance payments upon a “Qualifying Termination” which was defined as:
•a termination by us without “cause,” or
•a “constructive termination” by the executive, as applicable.
Severance Plan for Mr. Roy. For Mr. Roy, the Severance Plan stipulated the following severance payments and benefits upon the occurrence of each scenario listed below:

Qualifying Termination Not in Connection with a Change in Control
A severance payment equal to twenty-four months’ base salary
An amount equal to two times the average of the last three years’ cash bonus paid to Mr. Roy

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Any accrued but unpaid wages and accrued but unused vacation pay
Continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until he becomes covered under another group medical insurance plan, whichever occurs first

All unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date

Qualifying Termination in Connection with a Change in Control
A severance payment equal to thirty-six months’ base salary
An amount equal to three times the average of the last three years’ cash bonuses paid to Mr. Roy
Any accrued but unpaid wages and accrued but unused vacation pay
Continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until Mr. Roy becomes covered under another group medical insurance plan, whichever occurs first

All unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

Death or Disability
Accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability
If the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares

In the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full

In the case of disability, all shares of unvested time-based restricted stock will continue to vest as scheduled
Severance Plan for Named Executive Officers. For our named executive officers other than Mr. Roy, the Severance Plan stipulated the following severance payments and benefits upon the occurrence of each scenario listed below:

Qualifying Termination Not in Connection with a Change in Control
A severance payment equal to twelve months’ base salary
An amount equal to the average of the last three years’ cash bonus paid (or, with respect to an executive who was eligible to earn an annual cash bonus for at least one, but fewer than three, of the fiscal years of the Company immediately preceding the termination date, the average annual cash bonus earned by such executive for such fiscal year(s)

Any accrued but unpaid wages and accrued but unused vacation pay

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Continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first
All unvested time-based restricted stock and restricted stock units shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date

Qualifying Termination in Connection with a Change in Control
A severance payment equal to twenty-four months’ base salary
An amount equal to two times the average of the last three years’ cash bonuses paid
Any accrued but unpaid wages and accrued but unused vacation pay
Continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first
All unvested time-based restricted stock and restricted stock units shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

Death or Disability
Accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability
If the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares

In the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full

In the case of disability, all shares of unvested time-based restricted stock and restricted stock units will continue to vest as scheduled
Additionally, compensation and benefits under the Severance Plan are contingent upon the executive’s execution, and non-revocation, of a standard release of claims in favor of the Company and continued compliance with restrictive covenants, including customary confidentiality provisions.
Change in Control without a Qualifying Termination. Outstanding performance shares, including the one-time performance share awards granted to certain of our named executive officers in connection with the consummation of the VEREIT Transaction, accelerate based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control.
Retirement. None of the named executive officers were retirement eligible as of December 31, 2022. With the exception of Ms. Kelly, retirement can occur for our executive officers after a named executive officer turns 60 and has provided ten years of service. Retirement may occur for Ms. Kelly when the sum of Ms. Kelly’s age and consecutive years of service equals or exceeds 65 and Ms. Kelly has completed at least three consecutive years of service. In the event that an executive officer retires (employing the same definitions described above), the named executive officer is entitled to receive accelerated vesting of 100% of any equity awards granted and restricted stock awards granted will become fully vested. Additionally, under the terms of the performance share award agreements as in effect as of December 30, 2022, in the event that a named executive officer retires during an outstanding performance period, the number of performance shares will vest based on the executive’s achievement of the performance goals through the retirement date, and pro-rated based on the amount of time the executive was employed

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during the performance period. If the named executive officer retires after the completion of the performance period, but prior to the vesting of performance shares earned, unvested performance shares will vest on the date of retirement.
Effective November 2022, the Compensation and Talent Committee adopted the Retirement Policy which provides that in the event a participant experiences a “qualifying retirement,” subject to his or her provision of six months’ notice and execution and non-revocation of a release of claims in favor of the Company, he or she will be entitled to the following:
•All outstanding time-based vesting awards will become fully vested and nonforfeitable.
•If the qualifying retirement occurs prior to the end of an applicable performance period (or other date upon which performance conditions are deemed satisfied), the outstanding and unvested performance-based vesting awards will remain outstanding and eligible to vest on a pro-rated basis upon completion of the performance period (or such other date as set forth in the award agreement) based on the Company’s and/or the participant’s actual performance.
By accepting their 2023 performance share awards, our NEOs (with the exception of Ms. Kelly who is subject to a separate form of agreement) agreed that the applicable terms of the Retirement Policy would apply to their new and outstanding performance shares, including the requirement to provide notice and a release of claims in favor of the Company. Ms. Kelly also agreed that the notice and release of claims requirements would apply to her new and outstanding performance share awards.
Termination for Cause. Upon termination for failure to perform duties, the named executive officer would not be entitled to any payment or benefit other than the payment of accrued but unpaid wages and accrued but unused vacation as of the date of such termination, and the pro-rated vesting of the portion of unvested restricted shares that are scheduled to vest at the next vesting date.
Termination by Named Executive Officer. The named executive officer could also terminate the agreement at any time, upon two weeks’ notice to the Company, which would not result in any severance payments.
TERMINATION AND CHANGE IN CONTROL SCENARIO TABLE
The table below estimates the payment and benefits to each of the named executive officers, assuming that on December 31, 2022 (i) a Qualifying Termination occurred, not in connection with a change in control, (ii) a change in control and Qualifying Termination (Change in Control Termination) occurred, (iii) a change in control occurred, or (iv) employment was terminated due to death or disability. Excluded from the table below are certain benefits provided to all employees, such as accrued vacation, and benefits provided under other insurance policies. With the exception of medical benefits, which are paid monthly, the following amounts represent lump-sum payments and benefits. The closing price of our stock on December 30, 2022 (the last trading day of the year) was $63.43 per share and is used to calculate equity values for the following table.

NEO and Trigger	Severance Payments ($)(1)	Bonus Payments ($)(2)	Medical Benefits ($)(3)	Value of Accelerated Equity Awards ($)(4)	Life Insurance Benefit ($)(5)	Total ($)

Sumit Roy
Qualifying Termination	2,000,000	6,825,481	32,805	20,612,645	—	29,470,931
Change in Control Termination	3,000,000	10,238,222	32,805	20,612,645	—	33,883,672
Change in Control	—	—	—	17,814,241	—	17,814,241
Death	—	—	—	21,414,090	600,000	22,014,090
Disability	—	—	—	21,414,090	—	21,414,090
Christie B. Kelly
Qualifying Termination	620,000	1,105,250	21,870	3,841,581	—	5,588,701
Change in Control Termination	1,240,000	2,210,500	32,805	3,841,581	—	7,324,886
Change in Control	—	—	—	3,330,272	—	3,330,272
Death	—	—	—	3,978,191	600,000	4,578,191
Disability	—	—	—	3,978,191	—	3,978,191

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NEO and Trigger	Severance Payments ($)(1)	Bonus Payments ($)(2)	Medical Benefits ($)(3)	Value of Accelerated Equity Awards ($)(4)	Life Insurance Benefit ($)(5)	Total ($)
Neil M. Abraham
Qualifying Termination	600,000	845,715	21,870	5,259,198	—	6,726,783
Change in Control Termination	1,200,000	1,691,430	32,805	5,259,198	—	8,183,433
Change in Control	—	—	—	4,556,901	—	4,556,901
Death	—	—	—	5,556,605	600,000	6,156,605
Disability	—		—	5,556,605	—	5,556,605
Mark E. Hagan
Qualifying Termination	600,000	838,134	24,370	5,048,880	—	6,511,384
Change in Control Termination	1,200,000	1,676,268	36,555	5,048,880	—	7,961,703
Change in Control	—	—	—	4,385,973	—	4,385,973
Death	—	—	—	5,361,334	600,000	5,961,334
Disability	—	—	—	5,361,334	—	5,361,334
Michelle Bushore
Qualifying Termination	550,000	746,000	15,562	2,943,414	—	4,254,976
Change in Control Termination	1,100,000	1,492,000	23,343	2,943,414	—	5,558,757
Change in Control	—	—	—	2,566,640	—	2,566,640
Death	—	—	—	3,183,816	600,000	3,783,816
Disability	—	—	—	3,183,816	—	3,183,816
1.For Mr. Roy, the amounts represent 24 months base salary in the case of a Qualifying Termination and 36 months base salary in the case of a Change in Control Termination. For all named executive officers other than Mr. Roy, amounts represent 12 months base salary in the case of a Qualifying Termination and 24 months base salary in the case of a Change in Control Termination.
2.The amounts represent the applicable scenario multiple of the average of annual bonuses paid based on performance for 2022, 2021 and 2020 (includes amounts presented as non-equity incentive compensation awarded for 2021, 2020 and 2019 performance in the “Summary Compensation Table”) for all officers excluding Ms. Kelly and Ms. Bushore. For Ms. Kelly and Ms. Bushore, the amount represents the applicable scenario multiple of the average of annual bonuses paid based on performance for 2022 and 2021, as they started with the Company in January 2021 and February 2021, respectively.
3.For Mr. Roy, the amounts represent estimated continuation of group medical insurance coverage at our expense for a period of 18 months whether such termination is a Qualifying Termination or a Change in Control Termination. For all named executive officers other than Mr. Roy, the amounts represent estimated continuation of group medical insurance coverage at our expense for a period of 12 months in the case of a Qualifying Termination and for 18 months in the case of a Change in Control Termination.
4.The amounts represent the aggregate value of the acceleration of vesting of the named executive officer’s outstanding restricted stock. For purposes of this calculation, each named executive officer’s total unvested restricted stock awards on December 31, 2022 are multiplied by our common stock closing price on December 30, 2022 (the last trading day of the year) of $63.43 per share. For termination scenarios, other than death or disability, the amount also includes the estimated amount payable under the outstanding performance shares consistent with the valuation of these awards set forth in the “Outstanding Equity Awards Table as of December 31, 2022” on page 65, which reflects unvested performance shares earned for the 2019-2021 and 2020-2022 performance periods and the one-time performance share awards that were granted in 2021 and were eligible to be earned over a one-year period beginning January 1, 2022 and ending December 31, 2022, based on actual performance. The performance shares for the 2021-2023 performance period represent shares earned at the maximum level since Company performance is currently between target and maximum levels for this performance period. The performance shares for the 2022-2024 performance period represent shares earned at the maximum level since Company performance is between target and maximum levels for this performance period. The one-time performance share awards granted in connection with the consummation of the VEREIT Transaction that will be earned based on our performance over a two-year period ending December 31, 2022 at the maximum level since Company performance is between target and maximum levels for this performance period. For termination scenarios other than death or disability, the performance shares are pro-rated for the amount of time passed under each outstanding performance period. For death and disability, the amount reflects the value of the granted target performance

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shares, based on the December 30, 2022 (the last trading day of the year) of $63.43 per share stock price, and the value of the continued vesting of the executive’s restricted stock in accordance with its original vesting schedule in the event of a termination of employment as a result of disability, based on the December 30, 2022 (the last trading day of the year) of $63.43 per share stock price. The vesting schedule is set forth under the “Outstanding Equity Awards Table as of December 31, 2022” on page 65.
5.The amounts represent life insurance benefits that would have been paid by a third-party insurance company to the beneficiaries of the named executive officers if they had died on December 31, 2022. This amount is calculated as two times the sum of the 2022 base salary and 2021 bonus of each named executive officer plus $15,000, up to a maximum amount of $600,000. Amounts payable under our disability insurance policies upon disability are not included as they are available to all employees on a non-discriminatory basis.
PAY VERSUS PERFORMANCE TABLE
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2020, 2021 and 2022, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based on:

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Total Shareholder Return ($)	MSCI U.S. REIT Index Total Shareholder Return ($)(3)	Net Income ($)	AFFO per share ($)(4)

2022	14,286,815	16,383,532	3,782,204	4,185,216	$101.66	$99.82	872,416,000	$3.92
2021	12,861,011	16,487,305	2,946,164	3,572,661	$109.73	$132.23	360,747,000	$3.59
2020	7,787,647	3,887,914	1,945,047	995,917	$88.44	$92.43	396,506,000	$3.39
1.Amounts represent compensation “actually paid” to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs

2022	Sumit Roy	Christie B. Kelly, Neil M. Abraham, Mark E. Hagan, and Michelle Bushore
2021	Sumit Roy	Christie B. Kelly, Neil M. Abraham, Mark E. Hagan, Michelle Bushore, and Sean P. Nugent
2020	Sumit Roy	Michael P. Pfeiffer, Neil M. Abraham, Mark E. Hagan, Sean P. Nugent, and Paul M. Meurer
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

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	2022		2021		2020

Year	PEO ($)	Average non-PEO NEOs ($)	PEO ($)	Average non-PEO NEOs ($)	PEO ($)	Average non-PEO NEOs ($)

Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table for Applicable FY	(7,437,814)	(1,905,534)	(7,596,215)	(1,588,867)	(4,867,776)	(765,521)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	8,360,387	2,131,811	10,108,387	2,102,808	4,010,434	610,326
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	1,125,144	167,891	932,062	87,816	(3,214,044)	(587,343)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(114,608)	(16,769)	—	7,540	(19,995)	(228,170)
Increase based on Dividends Paid on Awards during Applicable FY prior to Vesting Date not Otherwise Reflected in Total Compensation	163,608	25,613	182,060	17,200	191,648	21,578
Total Adjustments	2,096,717	403,012	3,626,294	626,497	(3,899,733)	(949,130)
2.Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for time-based restricted stock and restricted stock unit awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (ii) for performance-based restricted stock awards (excluding any market-based awards), the same valuation methodology as restricted stock awards above except that the year-end values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date; and (iii) for market-based awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our stock price relative to the applicable comparative index and a risk-free interest rate of derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the applicable period. The range of estimates used in the Monte Carlo calculations are as follows: (i) for 2022, volatility between 20%-22% and risk-free rate between 4.4%-4.7%; (ii) for 2021, volatility between 18%-45% and risk free rate between 0.4%-0.7%; and (iii) for 2020, volatility between 45%-61% and risk free rate of 0.1%.
3.For the relevant fiscal year, represents the cumulative TSR of the MSCI U.S. REIT Index.
4.AFFO per share, a non-GAAP financial measure, provides useful information to investors because it is a widely accepted industry measure of the operating performance of REITs that is used by industry analysts and investors who look at and compare those companies. It provides an additional measure to compare the operating performance of REITs without having to account for differing depreciation assumptions and other unique revenue and expense items, which we believe are not pertinent to measuring a particular company’s on-going operating performance. The most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders per share. For a reconciliation of AFFO per share to net income available to common stockholders per share, see Appendix A on page 92 of this Proxy Statement.
Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The line graph below compares (i) the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (ii) our cumulative TSR, (iii) the cumulative TSR of the MSCI U.S. REIT Index, (iv) our net income, and (v) AFFO per share, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022. TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends were reinvested.

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Table of Contents	Compensation Tables

2023 Proxy Statement	Realty Income 73

Compensation Tables	Table of Contents
Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:
•AFFO per share;
•TSR ranking relative to MSCI REIT Index;
•Net Debt-to-Pro Forma Adjusted EBITDAre;
•Fixed charge coverage ratio;
•Portfolio occupancy; and
•Dividend per share growth rate
For additional information about how each of these measures has been incorporated into our 2022 compensation program, please see “Compensation Discussion and Analysis - 2022 STIP Performance Goals” on page 48 above.
CEO PAY RATIO
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We determined our median employee based on our employees’ base salaries for 2022. Regularly scheduled full-time and part-time employees, newly hired or on leave during 2022, were assumed to have worked for the entire 2022 measurement period. We captured all employees as of December 31, 2022, consisting of 399 individuals (including all employees in the United Kingdom). We then determined the annual total compensation of our median employee, which includes base salary for 2022, annual cash bonus earned for 2022, the grant date fair value of equity awards granted during the 2022 measurement period, health care costs paid by the Company, matching 401(k) contributions, and the cost of group term life insurance paid by the Company. The annual total compensation of our median employee for 2022 was $133,556. The annual total compensation for 2022 for Mr. Roy, our CEO, was $14,286,815, which includes compensation as disclosed in the “Summary Compensation Table” on page 61. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 107 to 1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies’ base salaries for 2022.

74 Realty Income	2023 Proxy Statement

DELINQUENT SECTION 16(A) REPORTS

All Section 16(a) filing requirements were complied with by our named executive officers and directors based solely on a review of copies of Forms 3, 4, and 5 and amendments thereto.

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively Insiders) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income. Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of Forms 3, 4, and 5 and the amendments thereto filed electronically with the SEC and written representations from certain reporting persons, we believe that during the year ended December 31, 2022, all Section 16(a) filing requirements were complied with by our named executive officers, directors and beneficial owners of more than ten percent of our stock.

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RELATED PARTY TRANSACTIONS

The Company has adopted a Related Party Transaction Policy and Procedures governing the review, approval, and ratification of any related party transaction.

We have adopted a written policy regarding the review, approval, and ratification of any related party transaction. Under this policy, the Audit Committee reviews the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics. The Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer or a nominee to become our director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.
We had no related party transactions in 2022.

76 Realty Income	2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 23, 2023, based on 660,538,647 shares of common stock outstanding as of the close of business on that date, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director, nominee, and named executive officer, (ii) all current directors and executive officers of Realty Income as a group, and (iii) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares:

Name of Beneficial Owner	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class

Sumit Roy(1)	208,760	*
Christie B. Kelly(2)	15,295	*
Neil M. Abraham(3)	30,839	*
Michelle Bushore(4)	12,268	*
Mark E. Hagan(5)	37,747	*
Shannon Kehle(6)	21,487	*
Michael D. McKee(7)	161,500	*
Priscilla Almodovar(8)	8,000	*
Jacqueline Brady(9)	8,000	*
A. Larry Chapman(10)	10,757	*
Reginald H. Gilyard(11)	20,000	*
Mary Hogan Preusse(12)	18,177	*
Priya Cherian Huskins(13)	39,400	*
Gerardo I. Lopez(14)	20,000	*
Ronald L. Merriman(15)	26,075	*
Gregory T. McLaughlin(16)	27,886	*
All current directors and executive officers of the Company, as a group (16 persons)	666,191	0.1%
* Less than one-tenth of one percent

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Security Ownership of Certain Beneficial Owners and Management	Table of Contents

Stockholders Holding 5% or more	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class

The Vanguard Group, Inc.(17) 100 Vanguard Blvd. Malvern, PA 19355	100,758,107	15.3%
BlackRock, Inc.(18) 55 East 52nd Street New York, NY 10055	58,673,834	8.9%
State Street Corporation(19) One Lincoln St. Boston, MA 02111	50,254,953	7.6%
Cohen & Steers(20) 280 Park Avenue, 10th Floor, New York, NY 10017	39,059,120	5.9%
1.Mr. Roy’s total includes 55,291 shares of unvested restricted stock and 153,469 shares of stock directly owned.
2.Ms. Kelly’s total includes 8,259 shares of unvested restricted stock and 7,036 shares of stock directly owned.
3.Mr. Abraham’s total includes 14,705 shares of unvested restricted stock and 16,134 shares of stock directly owned.
4.Ms. Bushore’s total includes 10,352 shares of unvested restricted stock and 1,916 shares of stock directly owned.
5.Mr. Hagan’s total includes 14,238 shares of unvested restricted stock and 23,509 shares of stock directly owned.
6.Ms. Kehle’s total includes 13,664 shares of unvested restricted stock and 7,823 shares of stock directly owned.
7.Mr. McKee’s total includes 129,200 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, 6,400 shares owned of record by MCR Holdings, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, 6,400 shares owned of record by MCC Ventures, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.
8.Ms. Almodovar’s total includes 6,667 shares of unvested restricted stock and 1,333 shares of stock directly owned.
9.Ms. Brady’s total includes 6,667 of unvested restricted stock and 1,333 shares of stock directly owned.
10.Mr. Chapman’s total includes 10,757 shares of vested stock owned of record by The Chapman Family Trust, dated March 18, 1998, of which he is a trustee and has sole voting power and shared investment power.
11.Mr. Gilyard’s total includes 8,001 shares of unvested restricted stock and 11,999 shares of stock directly owned.
12.Ms. Hogan Preusse’s total includes 6,667 shares of unvested restricted stock and 11,510 shares of stock directly owned.
13.Ms. Huskins’s total includes 39,400 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.
14.Mr. Lopez’s total includes 8,001 shares of unvested restricted stock and 11,999 shares of stock directly owned.
15.Mr. Merriman’s total includes 26,075 shares owned of record by The Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.
16.Mr. McLaughlin’s total includes 27,886 shares owned of record by The McLaughlin Family Trust dated May 28, 2009, of which he is a trustee and has shared voting and investment power.
17.Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group, Inc. (Vanguard) has sole power to dispose or direct the disposition of 97,640,067 shares of our common stock, shared power to vote or direct the vote of 1,430,055 shares of our common stock, and shared power to dispose or direct the disposition and 3,118,040 shares of our common stock. The Vanguard group does not have the sole power to vote or direct the vote of any shares of our common stock.
18.Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 27, 2023, BlackRock, Inc. has sole power to vote or direct the vote of 53,846,594 shares of our common stock, has sole power to dispose or direct the disposition of 58,673,834 shares of our common stock, and does not have shared power to vote or direct the vote or dispose or direct the disposition of our shares of our common stock.
19.Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 31, 2023, State Street Corporation does not have the sole power to vote or direct the vote of any shares of our common stock, or to dispose or direct the disposition of any shares of our common stock. State Street Corporation has the shared power to vote or direct the vote of 39,718,691 shares of our common stock and the shared power to dispose or direct the disposition of 50,207,192 shares of our common stock.
20.Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 14, 2023, Cohen & Steers, Inc. has sole power to vote or direct the vote of 27,644,765 shares of our common stock, has the sole power to dispose or direct the disposition of 39,059,120 shares of our common stock, and does not have shared power to vote or direct the vote or dispose or direct the disposition of our shares of our common stock.

78 Realty Income	2023 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION AS OF December 31, 2022

The following table sets forth certain equity compensation plan information as of December 31, 2022.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, and Right	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column)(5)

Equity compensation plans approved by security holders(1)	507,410(2)	—	7,800,693(3)
Equity compensation plans not approved by security holders	67,362(4)	$54.75	6,186,101(5)
Total	574,772	$54.75	13,986,794
1.The 2021 Plan was approved by our stockholders at our 2021 annual meeting of stockholders.
2.Represents shares of common stock that were subject to awards of RSUs, and potential awards under our LTIPs assuming the issuance of shares based on target performance, but excluding unvested restricted stock.
3.Represents shares of our common stock available for issuance under our 2021 Plan, which was approved by our stockholders at our 2021 annual meeting of stockholders. The 2021 Plan authorizes the grant of 8,000,000 shares of our common stock, and any shares subject to outstanding awards under the prior 2012 Stock Incentive Award Plan which, on or after the effective date of the 2021 Plan, are forfeited or otherwise terminate or expire for any reason without the issuance of shares of common stock and become available for future issuance under the 2021 Plan pursuant to its terms. This amount has been reduced by potential awards under our LTIPs assuming the issuance of shares based on maximum performance (a total of 470,880 performance shares), unvested and outstanding restricted stock unit awards (a total of 36,530 restricted stock units), and unvested restricted stock (a total of 242,660) at December 31, 2022.
4.In connection with the merger of VEREIT, each outstanding VEREIT stock option and restricted stock unit that were unvested as of November 1, 2021 were converted into equivalent options and restricted stock units, in each case with respect to shares of the Company’s common stock, using the equity award exchange ratio in accordance with the merger agreement. The converted awards issued by Realty Income have identical terms to the original VEREIT award grant. This amount includes 45,379 options, 19,650 restricted stock units, and 2,333 deferred stock units granted in connection with the merger with VEREIT and outstanding at December 31, 2022.
5.Represents 6,186,101 shares which remained available for issuance under the VEREIT, Inc. 2021 Equity Incentive Plan immediately prior to the closing of the merger and has been adjusted by an exchange ratio of 0.705, that may be used for awards under the 2021 Plan and will not reduce the shares authorized for grant under the 2021 Plan, to the extent that awards using such shares (i) are permitted without stockholder approval under applicable stock exchange rules, (ii) are made only to VEREIT service providers or individuals who become Realty Income service providers following the date of the consummation of the merger, and (iii) are only granted under the 2021 Plan during the period commencing on the date of the consummation of the merger and ending on June 2, 2031.

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AUDIT RELATED MATTERS

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.

Annual Review of Independent Registered Public Accounting Firm
The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm retained to audit our financial statements and the effectiveness of our internal control over financial reporting. In connection with its oversight responsibilities, the Audit Committee assesses the performance of our independent registered public accounting firm on an annual basis. In conducting its assessment, the Audit Committee considers various audit quality indicators, including:
•Global firm reputation;
•Global and national support;
•Competency and service by the engagement team, including industry expertise;
•Management’s input as to the firm’s technical expertise and knowledge; and
•Quality and breadth of services provided relative to the cost of those services.
The results of this assessment were taken into consideration when determining whether to reappoint KPMG for the fiscal year ending December 31, 2023, who has been our external auditor since 1993. Based on its evaluation, the Audit Committee believes that the continued retention of KPMG to serve as our independent registered public accounting firm is in the best interests of the Company and, therefore, the Audit Committee reappointed KPMG as our independent registered public accounting firm for 2023.
In addition to assessing the performance of our independent registered public accounting firm and the mandated rotation requirements, to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm’s lead engagement partner. The Audit Committee and its chairperson are directly involved in the selection of the independent registered public accounting firm’s lead engagement partner.

80 Realty Income	2023 Proxy Statement

Table of Contents	Audit Related Matters
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of KPMG, our independent registered public accounting firm. The fees paid to KPMG relating to 2022 and 2021 were as follows:

	2022(1)	2021(1)
Total audit fees(2)	4,600,363	5,196,015
Tax fees(3)	1,011,880	1,472,710
1.There were no additional audit-related fees or other fees incurred during 2022 or 2021 other than those set forth above.
2.Includes the aggregate fees billed by KPMG for the audit of our annual financial statements and fees for the audit of internal controls; the reviews of the financial statements included in our Quarterly Reports on Form 10-Q; the issuances of comfort letters to underwriters; the reviews of registration statements in connection with the issuance of consents totaling approximately $390,000 in 2022 and $500,000 in 2021; statutory audit fees of $265,548 in 2022 and $272,421 in 2021, in the United Kingdom; and green bond examination fees of $65,000 in 2022.
3.Includes the aggregate fees billed by KPMG for tax services. Tax services consisted of tax return preparation, tax compliance, and tax consulting.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to the Company. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and ensuring the engagement should not involve work that would result in our registered public accounting firm eventually auditing its own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis.
All of the services described above received pre-approval pursuant to policies and procedures that were established to comply with SEC rules that require pre-approval of audit and non-audit services.
The Audit Committee has established the following thresholds for pre-approval of non-audit services to be performed by our auditor in accordance with our pre-approval policies and procedures:
•Select members of management have authority up to $100,000;
•The Audit Committee Chair has authority up to $250,000; and
•Engagement services of greater than $250,000 require approval from the Audit Committee.
The decisions made pursuant to these delegated authorities must be presented to the full Audit Committee at its next scheduled meeting, whereby the above approval threshold levels are reset. All of the services performed by KPMG in 2022 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is comprised of independent directors as required by the listing standards of the NYSE.

The Audit Committee of the Board of Directors of the Company is comprised of independent directors as required by the listing standards of the NYSE. The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the SEC, which was adopted by Realty Income’s Board of Directors.
The role of the Audit Committee is to appoint, retain, and oversee our independent registered public accounting firm, which is currently KPMG, to provide assistance to the Board of Directors in its oversight of Realty Income’s cybersecurity, information technology and data privacy risks, as well as enterprise-level risks that may affect Realty Income’s financial statements, operations, business continuity and reputation, and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors. Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles, and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and internal controls over financial reporting, and expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles, and management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.
In this context, the Audit Committee has reviewed and discussed with management and KPMG the audit of the consolidated financial statements and the audit of Realty Income’s internal controls over financial reporting, as of and for the year ended December 31, 2022. The Audit Committee has discussed with KPMG the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and it has discussed with KPMG its independence from Realty Income and its management. The Audit Committee has also considered whether KPMG’s preparation of tax returns, tax consulting services, and other non-audit services to Realty Income is compatible with maintaining KPMG’s independence and has concluded that KPMG is independent.
The Audit Committee has oversight responsibilities for reviewing the services performed by KPMG and retains sole authority to select, evaluate, compensate and replace our independent registered public accounting firm. In fulfilling its oversight responsibilities, the committee discusses KPMG’s overall scope and execution of the annual audit, as well as other matters required to be discussed by PCAOB auditing standards. The Audit Committee annually evaluates the reputation, qualifications, performance and independence of KPMG and its lead audit partner. The Audit Committee also follows the SEC requirement with respect to the rotation of the lead engagement partner at least every five years. At the request of management and the Audit Committee, KPMG presents a short list of candidates. Management meets with the candidates and proposes a candidate to meet with the Audit Committee, who then decides whether to affirm the selection or expand the search.
Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.
Ronald L. Merriman, Chair
Priscilla Almodovar
A. Larry Chapman
Gregory T. McLaughlin
The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Realty Income specifically incorporates the same by reference.

82 Realty Income	2023 Proxy Statement

FREQUENTLY ASKED QUESTIONS

The Annual Meeting will be held on May 23, 2023 at 9:00 a.m. Pacific Time.

WHEN IS THE ANNUAL MEETING?
The Annual Meeting will be held on May 23, 2023 at 9:00 a.m. Pacific Time. This year’s Annual Meeting will be a virtual meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/realty2023.
HOW DO I ATTEND THE VIRTUAL ANNUAL MEETING?
To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/realty2023 on Tuesday, May 23, 2023, at 9:00 a.m. Pacific Time. In order to participate in the meeting, stockholders will need their unique control number, which appears on the Notice and the instructions that accompanied the Proxy Materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Tuesday, May 16, 2023, so that you can be provided with a control number and gain access to the meeting.
WHAT IS THE PURPOSE OF THE ANNUAL MEETING?
At the Annual Meeting, stockholders as of the close of business on the record date, March 23, 2023, will consider and vote upon:
•The election of 11 director nominees named in this Proxy Statement to serve until the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified;
•The ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
•A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement (also known as the “say-on-pay” vote);
•A non-binding advisory vote to approve the frequency of future non-binding advisory votes by stockholders of the compensation of our named executive officers; and
•The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.
WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
Holders of our common stock at the close of business on March 23, 2023 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 660,538,647 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting or any postponement or adjournment thereof.

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Frequently Asked Questions	Table of Contents
HOW WILL I RECEIVE MY PROXY MATERIALS FOR THE ANNUAL MEETING?
Beginning on or about March 31, 2023, Proxy Materials (including the Proxy Statement, proxy card, and Annual Report) for the Annual Meeting will be sent via e-mail or mail to our stockholders of record in accordance with their preference, if indicated previously. If a preference has not been specified, we will either mail to those stockholders our Proxy Materials or a Notice of Availability of Proxy Materials (the “Notice”) which contains instructions on how to access our materials by mail, e-mail, or on the Internet.
In accordance with the SEC notice and access rule, the Notice allows us to provide our stockholders with the information they need to vote through various means, while lowering the costs of print and delivery and reducing the environmental impact of the Annual Meeting. The Notice is not a proxy and may not be used to authorize a proxy to vote your shares. If you receive a Notice this year, you will not receive paper copies of the Proxy Materials unless you request the materials by following the instructions on the Notice or by accessing the website identified on the Notice.
WHAT IS THE DIFFERENCE BETWEEN HOLDINGS SHARES AS A STOCKHOLDER OF RECORD OR AS A BENEFICIAL OWNER?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered a “stockholder of record.” In this case, you receive your dividend check from Computershare. This year we have engaged the services of Broadridge Financial Solutions, Inc. (“Broadridge”) to mail our Proxy Materials or Notice to our registered holders.
If your shares are held by a bank, in a brokerage account, or other holder of record, you are considered a “beneficial owner” of shares held in street name. The Proxy Materials or Notice may be forwarded to you by your bank, broker, or other holder of record. As the beneficial owner, you have the right to direct your bank, broker, or other holder of record on how to vote your shares by following their instructions for authorizing your proxy.
IS IT NECESSARY TO VOTE IF MY SHARES ARE HELD IN MY BROKERAGE ACCOUNT?
It is important to vote your shares even if your shares are held in a brokerage account. Otherwise, your shares may not be voted on certain matters unless you provide voting instructions to your bank, broker or other holder of record. If you are unsure, please vote your Realty Income shares using the voting information provided.
HOW DO I VOTE?
You may vote or authorize a proxy to vote using any of the following methods:
By Internet
Authorize a proxy to vote your shares via the website www.proxyvote.com, which is available 24 hours per day until 11:59 p.m., Eastern Time, on May 22, 2023. In order to authorize your proxy, you will need to have available the control number that appears on the voting instructions included in the Proxy Materials that you received. If you authorize your proxy via the Internet, you do not need to return your proxy or voting instruction card.
By Telephone
Authorize a proxy to vote your shares by calling toll-free 1-800-690-6903, 24 hours per day until 11:59 p.m., Eastern Time, on May 22, 2023. When you call, please have the voting instructions in hand that accompanied the Proxy Materials you received, along with the control number that appears therein. Follow the series of prompts to instruct your proxy how to vote your shares. If you authorize your proxy by telephone, you do not need to return your proxy or voting instruction card.
By Mail
If you received and/or requested via the Notice a printed set of the Proxy Materials (including the Proxy Statement, proxy card, and Annual Report), authorize a proxy to vote your shares by completing, signing, and returning the proxy in the prepaid envelope provided. If the prepaid envelope is missing, please mail your completed proxy to: Realty Income Corporation, Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

84 Realty Income	2023 Proxy Statement

Table of Contents	Frequently Asked Questions
Virtual Meeting Access
Vote your shares by logging onto and voting at the virtual Annual Meeting at www.virtualshareholdermeeting.com/realty2023 on May 23, 2023. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you will need your unique control number, which appears on the instructions that accompanied the Proxy Materials.
HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?
Our Board of Directors recommends that you vote your shares as follows:
•Proposal 1: FOR the election to the Board of Directors of each of the 11 nominees listed in this Proxy Statement;
•Proposal 2: FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
•Proposal 3: FOR the say-on-pay vote; and
•Proposal 4: FOR a frequency of one year for future say-on-pay votes.
WHAT HAPPENS IF I DO NOT INDICATE MY VOTING PREFERENCES?
If you are a stockholder of record and you sign and submit your proxy card or authorize your proxy by telephone or Internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy consistent with the recommendations of our Board of Directors, which are as follows:
•Proposal 1: FOR the election to the Board of Directors of each of the 11 nominees listed in this Proxy Statement;
•Proposal 2: FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
•Proposal 3: FOR the say-on-pay vote; and
•Proposal 4: FOR a frequency of one year for future say-on-pay votes.
On any other matters that may properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by that proxy in their discretion.
If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker is not permitted to vote your shares on “non-routine” matters as defined by the NYSE, including the election of directors, the say-on-pay vote, and the charter amendment but is permitted to vote your shares on “routine” matters as defined by the NYSE, including the proposal regarding ratification of the appointment of our auditor.
MAY I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by doing one of the following:
•delivering to our Corporate Secretary a written notice of revocation (the contact information for our Corporate Secretary is provided below);
•signing and returning to our Corporate Secretary a proxy bearing a later date;
•authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization will be used); or
•logging onto and voting at the virtual Annual Meeting.
If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank, or other record holder.

2023 Proxy Statement	Realty Income 85

Frequently Asked Questions	Table of Contents
Your attendance at the virtual Annual Meeting will not by itself be sufficient to revoke a proxy unless you log onto and vote at the virtual Annual Meeting or give written notice of revocation to our Corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michelle Bushore, our Corporate Secretary, at our corporate offices at 11995 El Camino Real, San Diego, California 92130.
WHAT ARE THE QUORUM AND VOTING REQUIREMENTS ON THE FOUR PROPOSALS MENTIONED IN THIS PROXY STATEMENT?
The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Shares are considered “in person” if voted by the holder of those shares, or a duly authorized proxy, during the virtual Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when there are both routine and non-routine matters on the proxy card, and the broker marks a vote on the routine matter (either as instructed by the client or, if not instructed, in the broker’s discretion) and crosses out those non-routine matters on which it has no voting authority without the client’s instruction.
The following outlines the vote required and the effect of abstentions and broker non-votes for each proposal at the Annual Meeting:

Proposal Number	Subject	Vote Required(1)	Impact of Abstentions and Broker Non-Votes, if any

1	Election of Directors(2)	The affirmative vote of a majority of the votes cast is necessary for the election of each director nominee.	An abstention or a broker non-vote will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote your shares in the election of directors.

2	Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast is necessary for the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
An abstention will have no effect on the outcome of the vote. Broker non-votes are not expected to result from this proposal since it is a routine matter and, if you are a beneficial owner, your bank, broker, or other holder of record is permitted to vote your shares even if the broker does not receive voting instructions from you.

3	Say-on-Pay Vote	The affirmative vote of a majority of the votes cast is necessary for the approval of the say-on-pay vote.	An abstention or a broker non-vote will not count as a vote cast and thus will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the say-on-pay vote.

4	Frequency of Say-on-Pay
The affirmative vote of a majority of the votes cast is necessary for the approval of a frequency of one year for future say-on-pay votes. If none of the alternatives in this proposal (one year, two years or three years) receives a majority vote, we will consider the alternative with the highest number of votes cast to be the frequency that has been approved pursuant to the advisory vote of the stockholders.
An abstention or a broker non-vote will not be counted as a vote cast and thus will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the frequency vote.
1.Pursuant to our Bylaws, a “majority of votes cast” standard requires that the number of votes cast “FOR” a proposal or director nominee must exceed the number of votes cast “AGAINST” such proposal or director nominee.
2.In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board of Directors. The Nominating/Corporate Governance Committee of the Board, or a committee of independent directors in the event the incumbent is a member of the Nominating/Corporate Governance Committee, will then make a determination as to whether to accept or reject the tendered offer of resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered offer of resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the SEC. If a director’s offer to resign is not accepted by the Board of Directors (or properly constituted committee) or such director does not otherwise submit his or her resignation to the Board, such director shall continue to serve until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

86 Realty Income	2023 Proxy Statement

Table of Contents	Frequently Asked Questions
WILL ANY OTHER BUSINESS BE CONDUCTED DURING THE ANNUAL MEETING?
Our Board of Directors does not know of any matters to be presented during the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons exercising the proxies. Under the NYSE rules, if you are a beneficial owner, your bank, broker, or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.
If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).
WHO WILL COUNT THE VOTE?
Representatives of Broadridge will tabulate the votes and act as inspector of election.
MAY I ACCESS THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT ON THE INTERNET?
Prior to the day of the Annual Meeting, this Proxy Statement (which includes the Notice of Annual Meeting) and our 2022 Annual Report are available on the investors section of our website at www.realtyincome.com. You may also view these materials at www.proxyvote.com by using the control number provided on your proxy card, in your e-mailed Proxy Materials, or on your Notice. On the day of and during the Annual Meeting, this Proxy Statement (which includes the Notice of Annual Meeting) and our 2022 Annual Report will be available at www.virtualshareholdermeeting.com/realty2023.
WHO BEARS THE COST OF SOLICITING PROXIES?
We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, Internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. We intend to retain an outside solicitation firm, Georgeson LLC, to assist in the solicitation of proxies for an estimated fee of $9,500 plus expenses. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials. Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and these costs must be borne by the stockholder.

2023 Proxy Statement	Realty Income 87

STOCKHOLDER PROPOSALS for our 2024 Annual Meeting

Our Bylaws include market-standard proxy access nominating provisions.

In order for a stockholder proposal otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our Proxy Statement for our 2024 annual meeting of stockholders, it must be received by us at our principal office, 11995 El Camino Real, San Diego, CA 92130 on or before December 2, 2023.
For an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2024 annual meeting of stockholders pursuant to the proxy access provision of our Bylaws, such eligible stockholder or group of stockholders must comply with the then current advance notice requirements in our Bylaws and deliver the proposal to our Corporate Secretary between November 3, 2023 and December 3, 2023 in order for such proposal to be considered timely. In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information as of specified dates.
In addition, if a stockholder desires to bring business (including director nominations) before our 2024 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2024 Proxy Statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our Corporate Secretary between November 3, 2023 and 5:00 p.m., Pacific Time, on December 3, 2023. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals,” and Article III, Section 15, “Proxy Access,” a copy of which may be obtained from our Corporate Secretary upon request and without charge. See “Communications with the Board” for contact information. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2024.

88 Realty Income	2023 Proxy Statement

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. When used in this Proxy Statement, the words “estimated,” “anticipated,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

2023 Proxy Statement	Realty Income 89

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of banks and brokers with account holders that are our stockholders will be householding our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your bank or broker, direct your written request to Investor Relations, 11995 El Camino Real, San Diego, CA 92130, or contact Investor Relations by telephone at (877) 924-6266. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their bank or broker.

90 Realty Income	2023 Proxy Statement

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Compensation and Talent Committee Report and Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Proxy Statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.
By Order of the Board of Directors,
Michelle Bushore Executive Vice President, Chief Legal Officer, General Counsel and Secretary
March 31, 2023

2023 Proxy Statement	Realty Income 91

APPENDIX A

Non-GAAP financial measures reconciliation.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds from Operations, Normalized Funds from Operations, and Adjusted Funds from Operations
The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to FFO, Normalized FFO, and AFFO. Also presented is information regarding distributions paid to common stockholders and the weighted average number of common shares used for the basic and diluted computation per share (dollars in thousands, except per share amounts):

	2022	2021	2020
Net income available to common stockholders	$869,408	$359,456	$395,486
Depreciation and amortization	1,670,389	897,835	677,038
Depreciation of furniture, fixtures and equipment	(2,014)	(1,026)	(588)
Provisions for impairment	25,860	38,967	147,232
Gain on sales of real estate	(102,957)	(55,798)	(76,232)
Proportionate share of adjustments for unconsolidated entities	12,812	1,931	—
FFO adjustments allocable to noncontrolling interests	(1,605)	(785)	(817)
FFO available to common stockholders	$2,471,893	$1,240,580	$1,142,119
Merger and integration-related costs	13,897	167,413	—
Normalized FFO available to common stockholders	$2,485,790	$1,407,993	$1,142,119
Executive severance charge(1)	—	—	3,463
(Gain) loss on extinguishment of debt	(367)	97,178	9,819
Amortization of share-based compensation	21,617	16,234	14,727
Amortization of net debt premiums and deferred financing costs(2)	(67,150)	(6,182)	3,710
Non-cash loss on interest rate swaps	718	2,905	4,353
Straight-line impact of cash settlement on interest rate swaps(3)	1,558	—	—
Leasing costs and commissions	(5,236)	(6,201)	(1,859)
Recurring capital expenditures	(587)	(1,202)	(198)
Straight-line rent and expenses, net	(120,252)	(61,350)	(26,502)
Amortization of above and below-market leases, net	63,243	37,970	22,940
Proportionate share of adjustments for unconsolidated entities	(4,239)	(1,948)	—
Other adjustments(4)	26,264	3,356	54
Total AFFO available to common stockholders	$2,401,359	$1,488,753	$1,172,626
AFFO allocable to dilutive noncontrolling interests	4,033	1,619	1,438
Diluted AFFO	$2,405,392	$1,490,372	$1,174,064
AFFO per common share

92 Realty Income	2023 Proxy Statement

Table of Contents	Appendix A

Basic	$3.93	$3.59	$3.40
Diluted	$3.92	$3.59	$3.39
Distributions paid to common stockholders	$1,813,432	$1,169,026	$964,167
AFFO available to common stockholders in excess of distributions paid to common stockholders	$587,927	$319,727	$208,459
Weighted average number of common shares used for computation per share
Basic	611,765,815	414,535,283	345,280,126
Diluted	613,472,663	415,270,063	345,878,377
1.The executive severance charge in 2020 represents the incremental costs incurred upon our former CFO’s departure in March 2020, consisting of $1.6 million of cash, $1.8 million of share-based compensation expense and $58,000 of professional fees.
2.Includes the amortization of premiums and discounts on notes payable and assumption of our mortgages payable, which are being amortized over the life of the applicable debt, and costs incurred and capitalized upon issuance and exchange of our notes payable, assumption of our mortgages payable and issuance of our term loans, which are also being amortized over the lives of the applicable debt. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
3.Represents the straight-line impact from the termination of $500.0 million in notional of forward starting interest rate swaps, realizing a cash gain settlement of approximately $72.0 million during October 2022, over the term of the $750.0 million if 5.625% senior unsecured notes due October 13, 2032.
4.Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, mark-to-market adjustments on investments and derivatives that do not qualify for hedge accounting, foreign currency gains and losses as a result of intercompany debt and remeasurement transactions, and straight-line payments from cross-currency swaps.
Pro Forma Adjusted EBITDAre
The following is a reconciliation of fourth quarter net income available to common stockholders (which we believe is the most comparable GAAP measure) to Quarterly Adjusted EBITDAre (dollars in thousands):

	2022	2021	2020
Net income available to common stockholders	$228,336	$4,467	$118,150
Interest	131,290	100,739	78,764
Loss on extinguishment of debt	—	46,722	—
Income taxes	9,381	10,128	4,500
Depreciation and amortization	438,174	333,229	175,041
Provisions for impairment	9,481	7,990	23,790
Merger and integration-related costs	903	137,332	—
Gain on sales of real estate	(9,346)	(20,402)	(22,667)
Foreign currency and derivative gains, net	(2,692)	(1,880)	(3,311)
Gain on settlement of foreign currency forwards	2,139	—	—
Proportionate share of adjustments for unconsolidated entities	113	1,581	—
Quarterly Adjusted EBITDAre	$807,779	$619,906	$374,267
Annualized Adjusted EBITDAre(1)	$3,231,116	$2,479,624	$1,497,068
Annualized Pro Forma Adjustments	119,876	358,560	25,910
Annualized Pro Forma Adjusted EBITDAre	$3,350,992	$2,838,184	$1,522,978
Total Consolidated Debt(2)	$17,935,539	$15,172,849	$8,852,036

2023 Proxy Statement	Realty Income 93

Appendix A	Table of Contents

Proportionate share of unconsolidated entities debt	—	86,006	—
Less: Cash and cash equivalents	(171,102)	(258,579)	(824,476)
Net Debt(2)	$17,764,437	$15,000,276	$8,027,560
Net Debt/Pro forma Adjusted EBITDAre(3)	5.3x	5.3x	5.3x
1.We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.
2.Net Debt is total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share on debt from unconsolidated entities, less cash and cash equivalents.
3.The reconciliation of Net Debt/Pro forma Adjusted EBITDAre above also represents the reconciliation of Net Debt/Annualized Pro Forma Adjusted EBITDAre referenced elsewhere in this Proxy Statement.
The Annualized Pro Forma Adjustments, which includes transaction accounting adjustments in accordance with U.S. GAAP, consists of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and to remove Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The Annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds. The following table summarizes our Annualized Pro forma Adjusted EBITDAre calculation for the periods indicated below:

Dollars in thousands	2022	2021	2020
Annualized pro forma adjustments from properties acquired or stabilized	$120,408	$400,575	$27,431
Annualized pro forma adjustments from properties disposed	(532)	(42,015)	(1,521)
Annualized Pro forma Adjustments	$119,876	$358,560	$25,910

94 Realty Income	2023 Proxy Statement

REALTY INCOME

11995 EL CAMINO REAL, SAN DIEGO, CA 92130

WWW.REALTYINCOME.COM

REALTY INCOME
The Monthly Dividend Company®

REALTY INCOME CORPORATION
SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/realty2023**

You may attend the meeting via the Internet and vote during the meeting. To vote during the meeting, you will need the control number which is available on the Notice.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V05041-P88803 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REALTY INCOME CORPORATION

The Board of Directors recommends a vote FOR the election of the eleven director nominees to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023, FOR the non-binding advisory proposal to approve the compensation of our named executive officers as described in the Proxy Statement, and FOR 1 YEAR for the non-binding advisory vote on the frequency of future non-binding advisory votes by stockholders of the compensation of our named executive officers.

Nominees:

	For	Against	Abstain
1a. Priscilla Almodovar	☐	☐	☐
1b. Jacqueline Brady	☐	☐	☐
1c. A. Larry Chapman	☐	☐	☐
1d. Reginald H. Gilyard	☐	☐	☐
1e. Mary Hogan Preusse	☐	☐	☐
1f. Priya Cherian Huskins	☐	☐	☐
1g. Gerardo I. Lopez	☐	☐	☐
1h. Michael D. McKee	☐	☐	☐
1i. Gregory T. McLaughlin	☐	☐	☐
1j. Ronald L. Merriman	☐	☐	☐
1k. Sumit Roy	☐	☐	☐
Proposal 2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐
Proposal 3. A non-binding advisory proposal to approve the compensation of our named executive officers as described in the Proxy Statement.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
Proposal 4. A non-binding advisory vote to approve the frequency of future non-binding advisory votes by stockholders of the compensation of our named executive officers.	☐	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AS INDICATED ABOVE. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If the holder is a corporation or partnership, please sign with the full corporate or partnership name by an authorized officer, identifying his or her title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V05042-P88803

REALTY INCOME CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 23, 2023
9:00 a.m., Pacific Time
www.virtualshareholdermeeting.com/realty2023

This proxy is solicited on behalf of the Board of Directors of Realty Income Corporation for exercise at the Annual Meeting of Stockholders on May 23, 2023 (the "Annual Meeting").

The shares of stock held in the account will be voted as you specify on the reverse side.

If this proxy is executed but no choice is specified, the proxy will be voted "FOR" the election of the eleven director nominees to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified, "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023, "FOR" the resolution to approve the compensation of our named executive officers as described in the proxy statement for the Annual Meeting (the "Proxy Statement"), and FOR "1 YEAR" on the non-binding advisory vote to approve the frequency of future non-binding advisory votes by stockholders on the compensation of our named executive officers. The votes you are entitled to cast will be cast in the discretion of the proxy holder described below on any other matter that may properly come before the meeting or any postponement or adjournment thereof.

By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and you revoke all prior proxies given with respect to the Annual Meeting and appoint Michelle Bushore and Sumit Roy, and each of them as your proxies with full power of substitution in each of them, to attend the Annual Meeting and any postponement or adjournment thereof, to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any postponement or adjournment thereof and otherwise to represent you at the Annual Meeting and any postponement or adjournment thereof with all powers possessed by you, if personally present.

Continued and to be signed on reverse side